                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                               WELLPOINT HEALTH NETWORKS INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
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     (5) Total fee paid:
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/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
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
                                     [LOGO]

                                 March 25, 1999

To our Stockholders:

    You are cordially invited to attend the 1999 Annual Meeting of Stockholders of WellPoint Health Networks Inc. (the "Company") which will be held on May 11, 1999, at 10:00 a.m., at the Hyatt Westlake Plaza, 880 South Westlake Boulevard, Westlake Village, California 91361.

    At the meeting, you will be asked to vote upon proposals to:

    - Elect three Class III directors;

    - Approve the Company's 1999 Stock Incentive Plan (the "Stock Option Plan");

    - Approve the Company's 1999 Executive Officer Annual Incentive Plan; and

    - Ratify the selection of PricewaterhouseCoopers LLP as the Company's independent public accountants.

    Details of business to be conducted at the Annual Meeting are given in the attached Notice of Annual Meeting and Proxy Statement.

    Please take this opportunity to participate in the affairs of the Company by voting on the business to be presented at this meeting. Whether or not you plan to attend the meeting, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ACCOMPANYING REPLY ENVELOPE. Returning the proxy does not deprive you of your right to attend the meeting and to vote your shares in person for the matters acted upon at the meeting.

    If you plan to attend the Annual Meeting and are a registered stockholder, please bring the admission ticket which is attached to your proxy card. If your shares are registered in the name of a bank or your broker, please bring your bank or broker statement showing your beneficial ownership with you to the Annual Meeting.

    We look forward to your attendance at the Annual Meeting.

                                          Sincerely,

                                          /s/ Leonard D. Schaeffer

                                          Leonard D. Schaeffer
                                          CHAIRMAN OF THE BOARD
                                          AND CHIEF EXECUTIVE OFFICER

                         WELLPOINT HEALTH NETWORKS INC.

                               ------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 11, 1999

                            ------------------------

    The 1999 Annual Meeting of Stockholders of WellPoint Health Networks Inc. (the "Company") will be held on Tuesday, May 11, 1999, at 10:00 a.m., local time, at the Hyatt Westlake Plaza located at 880 South Westlake Boulevard, Westlake Village, California 91361 to act on the following matters:

     1. Elect three Class III directors of the Company to serve until the 2002 Annual Meeting or the election of their successors;

     2. Approve the Company's 1999 Stock Incentive Plan (the "Stock Option
        Plan");

     3. Approve the Company's 1999 Executive Officer Annual Incentive Plan;

     4. Ratify the selection of PricewaterhouseCoopers LLP as the Company's independent public accountants for the fiscal year ending December 31, 1999; and

     5. Transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

    These matters are more fully described in the Proxy Statement accompanying this Notice.

    Only stockholders of record at the close of business on March 19, 1999 are entitled to notice of and to vote at the Annual Meeting. A complete list of the stockholders entitled to vote at the meeting will be available for at least 10 days prior to the Annual Meeting at the Company's principal executive office located at 120 South Via Merida, Thousand Oaks, California 91362 for the examination of any stockholders and will also be available for inspection at the meeting.

                                          By Order of the Board of Directors

                                          /s/ Thomas C. Geiser

                                          Thomas C. Geiser
                                          SECRETARY

Thousand Oaks, California
March 25, 1999

                             YOUR VOTE IS IMPORTANT

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND IN PERSON. HOWEVER, TO ENSURE YOUR REPRESENTATION AT THE MEETING, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE IN THE ENCLOSED POSTAGE-PAID ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON EVEN IF YOU HAVE PREVIOUSLY RETURNED A PROXY.

                         WELLPOINT HEALTH NETWORKS INC.
                               ------------------

                                PROXY STATEMENT
                      1999 ANNUAL MEETING OF STOCKHOLDERS
                            ------------------------

GENERAL

    The enclosed proxy is solicited on behalf of the Board of Directors of WellPoint Health Networks Inc. (the "Company" or "WellPoint") for use at the Annual Meeting of Stockholders to be held on May 11, 1999, at 10:00 a.m., local time, or at any adjournment or postponement thereof, for the purposes set forth in the foregoing Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Hyatt Westlake Plaza located at 880 South Westlake Boulevard, Westlake Village, California 91361. The Company's principal executive office is located at 120 South Via Merida, Thousand Oaks, California 91362 and the Company's telephone number is (805) 557-6110. This Proxy Statement and the proxy card are being mailed to stockholders on or about March 26, 1999.

PROXIES

    If any stockholder is unable to attend the Annual Meeting, such stockholder may vote by proxy. The enclosed proxy is solicited by the Company's Board of Directors (the "Board of Directors" or the "Board") and, when the proxy card is returned properly completed, it will be voted as directed by the stockholder on the proxy card. Stockholders are urged to specify their choices on the enclosed proxy card. If a proxy card is signed and returned without choices specified, in the absence of contrary instructions, the shares of Common Stock represented by such proxy will be voted "FOR" Proposals 1, 2, 3 and 4 and will be voted in the proxyholders' discretion as to other matters that may properly come before the Annual Meeting. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by (i) delivering to the Company's principal executive office, 120 South Via Merida, Thousand Oaks, California 91362, Attention: Secretary, a written notice of revocation or duly executed proxy bearing a later date, or (ii) attending the Annual Meeting and voting in person.

    The cost of soliciting proxies will be borne by the Company. The Company expects to reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may be solicited by certain of the Company's directors, officers and regular employees, without additional compensation, in person, by telephone or facsimile. The Company's transfer agent, ChaseMellon Shareholder Services, L.L.C., will assist in the solicitation of proxies as part of its transfer agent services to the Company. The fee for such services will be approximately $8,500 plus reasonable expenses.

WHO IS ENTITLED TO VOTE?

    Only holders of Common Stock of record at the close of business on March 19, 1999, the record date and time fixed by the Board of Directors, are entitled to vote at the meeting. As of March 19, 1999, approximately 67,439,029 shares of the Company's Common Stock were issued and outstanding. Each stockholder is entitled to one vote for each share of Common Stock held by such stockholder. A majority of the shares of Common Stock will constitute a quorum for the transaction of business at the Annual Meeting.

    Except to the extent that a stockholder withholds votes from the nominees, the proxyholders named in the accompanying form of proxy, in their sole discretion, will vote such proxy for the election of the nominees listed below as directors of the Company.

QUORUM REQUIREMENT AND VOTING ISSUES

    An affirmative vote of a majority of shares of Common Stock present and voting at the meeting is required for approval of all items being submitted to the stockholders for their consideration, other than the election of directors. Directors are elected by a plurality of votes cast. An automated system administered by the Company's transfer agent tabulates stockholder votes. Abstentions will be treated as the equivalent of a negative vote for the purpose of determining whether a proposal has been adopted and will have no effect for the purpose of determining whether a director has been elected. Abstentions will be counted in determining whether there is a quorum. As to certain matters other than the election of directors, the New York Stock Exchange Rules generally require when shares are registered in "street" or nominee name that their member brokers receive specific instruction from the beneficial owners in order to vote on such a proposal. If a member broker indicates on the proxy that such broker does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to those matters. The shares represented by such "broker non-votes" will, however, be counted in determining whether there is a quorum.

    The shares of Common Stock beneficially owned by the California HealthCare Foundation (the "Foundation"), which as of March 15, 1999 owned 17,910,000 shares (or approximately 26.6% of the outstanding Common Stock), will be voted in accordance with the terms of the existing voting agreements. See "Voting Agreements with the California HealthCare Foundation."

    Under the provisions of the Company's 401(k) Retirement Savings Plan (the "401(k) Plan"), approximately 373,608 shares (as of March 15, 1999) of Common Stock of the Company held by Vanguard Fiduciary Trust Company, the trustee of the 401(k) Plan, may be voted at the meeting pursuant to confidential instructions from participating employees.

VOTING AGREEMENTS WITH THE CALIFORNIA HEALTHCARE FOUNDATION

    On May 20, 1996, Blue Cross of California ("BCC") and the Company's predecessor, WellPoint Health Networks Inc., a Delaware corporation ("Old WellPoint"), concluded a recapitalization (the "Recapitalization") pursuant to which, among other actions, Old WellPoint merged with and into BCC and the surviving entity changed its name to WellPoint Health Networks Inc. In connection with the Recapitalization, BCC relinquished its rights under the Blue Cross License Agreement dated January 1, 1991 between Blue Cross of California and the Blue Cross Blue Shield Association (the "BCBSA"), which licenses the use of the Blue Cross name and mark. The BCBSA and the Company entered into a License Agreement (the "License Agreement"), pursuant to which the Company became the exclusive licensee for the right to use the Blue Cross name and related service marks in California and became a member of the BCBSA.

    The License Agreement required that the Foundation enter into a voting trust agreement (the "Voting Trust Agreement"), pursuant to which the Foundation deposited into a voting trust (the "Voting Trust") the number of shares of the Company's Common Stock sufficient to reduce the Foundation's holdings outside such Voting Trust to a level not in excess of 50% of the voting power of the outstanding shares of the Company's Common Stock. The shares held by the trustee under the Voting Trust Agreement (the "Voting Trust Shares") generally must be voted (i) with respect to elections of directors, where the nominees have been selected by the Nominating Committee (or, in certain instances, subsets of the Board) in conformity with procedures set forth in the Company's Bylaws, to support the position of the Board of Directors, (ii) with certain exceptions, on matters requiring a vote of at least an absolute majority of all outstanding shares of Common Stock, as the majority of non-Voting Trust Shares vote, and
(iii) on all other matters, in the identical proportion in favor of or in opposition to such matters as non-Voting Trust Shares vote. With respect to the removal of directors, calling of stockholder meetings and amendments of the Company's Certificate of Incorporation and Bylaws, where such actions are opposed by the Board of Directors, the Foundation has also agreed under the Voting Trust Agreement to support the position of the Board of Directors. In addition, the Voting Trust Agreement requires that the Foundation, through sales (which may involve exercises of registration rights granted to the Foundation at the time of the Recapitalization) or additional deposits into the Voting Trust, reduce its holdings outside the Voting Trust to 20% and 5% of the outstanding Common Stock on and after June 12, 1998 and June 12, 1999, respectively. As of March 15, 1999, approximately 4,426,818 shares held by the Foundation were subject to the provisions of the Voting Trust Agreement.

    With respect to those shares held by the Foundation in excess of the Ownership Limit (as such term is defined in the Company's Restated Certificate of Incorporation) that are not subject to the Voting Trust Agreement, the Foundation has also entered into a voting agreement (the "Voting Agreement"). The Voting Agreement provides, among other things, that the Foundation, during the period that it continues to own in excess of the Ownership Limit, will vote all shares of the Company's Common Stock owned by it in excess of 5% of the outstanding shares (except those shares held pursuant to the Voting Trust Agreement) in favor of each nominee to the Board of Directors of the Company, or under certain circumstances, other subsets of the Board, all as set forth in the Company's Bylaws. With respect to the removal of directors, calling of stockholder meetings and amendment of the Company's Certificate of Incorporation and Bylaws, where such actions are opposed by the Board of Directors, the Foundation has also agreed under the Voting Agreement to support the position of the Board of Directors. As of March 15, 1999, the number of shares of Common Stock subject to the Voting Agreement was 10,112,384 (or approximately 15% of the outstanding Common Stock).

    At the time of the Recapitalization, the "Ownership Limit" was established as one share less than 5% of the Company's outstanding voting securities. In December 1997, the Company and the BCBSA, in accordance with the provisions of
Article VII, Section 14(f)(2) of the Companys' Certificate of Incorporation, agreed to modify the Ownership Limit to be the following: (i) for any "Institutional Investor," one share less than 10% of the Company's outstanding voting securities; and (ii) for any "Noninstitutional Investor," other than the Foundation, one share less than 5% of the Company's outstanding voting securities. For these purposes, "Institutional Investor" means any person if (but only if) such person is (1) a broker or dealer registered under Section 15 of the Securities Exchange Act of 1934 (the "Exchange Act"), (2) a bank as defined in Section 3(a)(6) of the Exchange Act, (3) an insurance company as defined in Section 3(a)(19) of the Exchange Act, (4) an investment company registered under Section 8 of the Investment Company Act of 1940, (5) an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, (6) an employee benefit plan, or pension fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or an endowment fund, (7) a parent holding company, provided the aggregate amount held directly by the parent, and directly and indirectly by its subsidiaries which are not persons specified in paragraphs (1) through (6), does not exceed one percent of the securities of the subject class, or (8) a group, provided that all the members are persons specified in paragraphs (1) through (7). In addition, every filing made by such person with the SEC under Regulation 13D-G (or any successor Regulation) under the Exchange Act with respect to such person's beneficial ownership must contain a certification (or a substantially similar one) that the WellPoint Common Stock acquired by such person was acquired in the ordinary course of business and was not acquired for the purpose of and does not have the effect of changing or influencing the control of WellPoint and was not acquired in connection with or as a participant in any transaction having such purpose or effect. For such purposes, "Noninstitutional Investor" means any person that is not an Institutional Investor.

    Each of the material agreements entered into in connection with the Recapitalization was amended and restated on substantially similar terms at the time of the Company's August 1997 reincorporation in Delaware (which was approved by the stockholders at the Company's 1997 Annual Meeting).

                                PROPOSAL NO. 1:
                             ELECTION OF DIRECTORS

    The Board of Directors proposes the election of three Class III directors at the Annual Meeting. The Company's Bylaws provide for nine directors. The Board of Directors is divided into three classes, each serving three-year terms, as provided in the Company's Restated Certificate of Incorporation. There are currently three Class III directors. The three Class I directors hold office until the 2000 Annual Meeting and the one Class II director holds office until the 2001 Annual Meeting. The three current Class III directors hold office until this Annual Meeting. Unless otherwise instructed, the proxyholders will vote the proxies received by them for the three Class III director nominees to the Board of Directors named below. Mr. Schaeffer has served as a director of the Company since August 1992, Mr. Besson has served as a director of the Company since May 1996 and Ms. Hill has served as a director of the Company since March 1994. If a nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by the proxyholders to fill such vacancy. However, it is not expected that any nominee will be unable or will decline to serve as a director. The term of office of each person elected as a Class III director will continue until the 2002 Annual Meeting of Stockholders or until the director's successor has been elected.

NOMINEES FOR ELECTION AS DIRECTORS

    The names of the nominees and certain biographical information about them are set forth below:

                    LEONARD D. SCHAEFFER, age 53, has been Chairman of the Board of Directors
   [PHOTO]          and Chief Executive Officer of the Company since August 1992. From 1989 until May 1996, Mr. Schaeffer was also Chairman of the Board of Directors and, from 1986, Chief Executive Officer of BCC. From 1982 to 1986, Mr.
                    Schaeffer served as President of Group Health, Inc., an HMO in the midwestern United States. Prior to joining Group Health, Inc., Mr.
                    Schaeffer was the Executive Vice President and Chief Operating Officer of
                    the Student Loan Marketing Association ("Sallie Mae"), a financial institution that provides a secondary market for student loans, from 1980 to 1981. From 1978 to 1980, Mr. Schaeffer was the Administrator of the
                    Health Care Financing Administration ("HCFA"). HCFA administers the
                    Federal Medicare, Medicaid and Peer Review Organization programs. Mr.
                    Schaeffer serves as a director of Allergan, Inc.

                    W. TOLIVER BESSON, age 54, has been a director of the Company since May
   [PHOTO]          1996, was an independent director of BCC from April 1994 until May 1996 and prior to that served as an advisory director of BCC from 1989. He has been a partner with the law firm of Paul, Hastings, Janofsky & Walker since 1978. He served on its national management committee from 1985 to
                    1990 and served on the Board of Governors of the California State Bar from 1979 to 1980. He currently serves as a member of the management committee of Cross Country Ventures (a venture capital limited partnership). Pursuant to an agreement with the California Department of
                    Corporations (the "DOC") made at the time of the Recapitalization, Mr.
                    Besson has effectively agreed not to serve as a director beyond April
                    2003. Mr. Besson serves on the Audit Committee and the Nominating &
                    Governance Committee of the Board.

                    JULIE A. HILL, age 52, has been a director of the Company since March
   [PHOTO]          1994. She has been a partner of Hiram-Hill Development, a residential real estate development firm, since December 1998. Ms. Hill was President and Chief Executive Officer of Costain Homes Inc. ("Costain") from
                    January 1991 until November 1998. During 1998, Ms. Hill also served as
                    Chairman of the Board of Costain. Costain was a division of London-based
                    Costain Group PLC and built single-family detached residential communities. Ms. Hill serves on the Compensation Committee and as the chairperson of the Nominating & Governance Committee of the Board.

    The Board of Directors recommends that stockholders vote FOR the election of each of the nominees set forth above.

DIRECTORS OTHER THAN THE NOMINEES

    The directors of the Company other than the nominees are as follows:

                    ROGER E. BIRK, age 68, a Class I director, has been a director of the
   [PHOTO]          Company since April 1993. Mr. Birk served as President of the Federal
                    National Mortgage Association ("Fannie Mae") from 1987 to 1992 and as
                    Chairman and Chief Executive Officer of Merrill Lynch & Co., Inc. from
                    1982 to 1986. Mr. Birk serves as a director of Penske Transportation,
                    Fannie Mae, Mutual of America Capital Corp. and Golden Bear Golf, Inc.
                    Mr. Birk serves as the chairperson of the Audit Committee of the Board.

                    SHEILA P. BURKE, age 48, a Class I director, has been a director of the
   [PHOTO]          Company since April 1997. Since December 1996, Ms. Burke has been an
                    Executive Dean of the John F. Kennedy School of Government, Harvard
                    University. Previously in 1996, Ms. Burke was a senior advisor to the
                    Dole for President Campaign. From 1986 until June 1996, Ms. Burke was the chief of staff for the Office of the Republican Leader of the United
                    States Senate. Ms. Burke currently serves on the Board of Directors of
                    Chubb Corp. Ms. Burke serves on the Audit Committee of the Board.

                    STEPHEN L. DAVENPORT, age 66, a Class II director, has been a director of
   [PHOTO]          the Company since May 1996, was an independent director of BCC from 1991 until May 1996 and prior to that served as an advisory director of BCC from 1989. He is retired. From 1980 to 1995, he was president of D/A
                    Financial Group. Prior to that he was Senior Vice President of Provident
                    Mutual Life Insurance Company. Pursuant to an agreement with the DOC made at the time of the Recapitalization, Mr. Davenport has effectively agreed not to serve as a director beyond April 2002. Mr. Davenport serves as the chairperson of the Compensation Committee of the Board.

                    ELIZABETH A. SANDERS, age 53, a Class I director, has been a director of
   [PHOTO]          the Company since May 1996. Ms. Sanders has been a consultant to executive management from 1990 to the present. She was employed by
                    Nordstrom Inc. from 1971 to 1990 and served as Vice President and General
                    Manager of Nordstrom, Inc. from 1981 to 1990. Ms. Sanders is a founder of the National Bank of Southern California and was on its board of directors from 1983 to 1990. She currently serves on the following boards of directors: Washington Mutual Inc., Wal-Mart Stores, Inc., Wolverine
                    Worldwide, Inc. and the Advantica Restaurant Group, Inc. Ms. Sanders
                    serves on the Audit Committee of the Board.

BOARD MEETINGS AND COMMITTEES

    The Board of Directors of the Company held a total of 13 meetings (including regularly scheduled meetings and special meetings) during 1998. During the same period, the Board of Directors acted several times by unanimous written consent. During 1998, each of the directors attended or participated in 75% or more of the aggregate number of meetings of the Board of Directors and committees of the Board on which the director served. David R. Banks, who had served as a Class II director of the Company since April 1993, resigned from the Board of Directors effective as of December 1998. The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating & Governance Committee.

    The Audit Committee, which consists of Messrs. Birk and Besson and Mesdames Burke and Sanders, met four times during 1998. The Audit Committee reviews financial and auditing issues of the Company, recommends engagement of the Company's independent auditors, approves the services performed by the

Company's independent auditors and reviews the Company's accounting principles, internal control structure and policies and procedures. Mr. Birk is chairperson of the Audit Committee.

    The Compensation Committee, which consists of Mr. Davenport and Ms. Hill, met three times during 1998. The Compensation Committee reviews and makes recommendations to the Board concerning the Company's executive compensation policy, bonus plans and stock incentive plans, and approves the granting of stock options and awards to executive officers. Mr. Davenport is chairperson of the Compensation Committee.

    The Nominating & Governance Committee, which currently consists of Ms. Hill and Mr. Besson, met one time during 1998. The Nominating & Governance Committee recommends qualified candidates for election as directors of the Company and generally reviews and makes recommendations to the Board concerning governance issues. Ms. Hill is chairperson of the Nominating & Governance Committee. Pursuant to the terms of the License Agreement, until the Foundation ceases to own voting capital stock of the Company in excess of the Ownership Limit specified in the Company's Restated Certificate of Incorporation, the Nominating & Governance Committee will be composed of three directors, each of whom will be an independent director. One of the members of the Nominating & Governance Committee must be one of the directors (or their replacement) designated by BCC prior to the Recapitalization. The BCC-designated directors are Ms. Burke and Messrs. Besson and Davenport. Stockholders wishing to recommend candidates for consideration by the Nominating & Governance Committee may do so by writing to the Secretary of the Company at the Company's principal executive office, giving the candidate's name, biographical affidavit and qualifications.

    The Board of Directors has adopted certain internally developed guidelines concerning its deliberations, conduct of meetings and other corporate governance issues. Pursuant to these guidelines, the Board of Directors meets at least two times per year in executive session. The Nominating & Governance reports regularly to the full Board of Directors and makes recommendations regarding governance issues. In considering nominations to the Board of Directors, the Board takes into account several factors, including the skills and experience as well as the independence of potential directors. In this regard, the current Board of Directors consists entirely of non-employee directors, other than Mr. Schaeffer.

    As a result of Mr. Banks' resignation, there are currently two Class II vacancies on the Board of Directors. Pursuant to the Company's Bylaws, the remaining directors intend to elect a new director to fill this vacancy. Such election may occur prior to or after the time of the Annual Meeting. In addition, in connection with the pending merger between Cerulean Companies, Inc. and the Company's wholly owned subsidiary, Water Polo Acquisition Corp., the Company has agreed to nominate and elect to the Board of Directors a current director of Cerulean. Such election will occur upon completion of this transaction, which the Company currently expects to occur in the second half of 1999. Any directors so elected would become Class II directors and would hold office until the 2001 Annual Meeting of Stockholders.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Exchange Act requires the Company's directors, executive officers and holders of more than ten percent of the Company's Common Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). Officers, directors and greater than 10 percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

    Based solely on a review of the copies of such forms received by it, or written representations from certain reporting persons, the Company believes that during the year ended December 31, 1998, the Company's officers, directors and greater than ten percent beneficial owners complied with all applicable filing requirements, except Leonard D. Schaeffer, who reported one transaction late in 1998.

COMPENSATION OF DIRECTORS

    All non-employee directors of the Company are entitled to the following compensation: (i) $23,000 per year paid in quarterly installments; and (ii) $1,300 per Board meeting and $900 per committee meeting, with the chairperson of the committee receiving $1,100 per committee meeting. The meeting fee is $500 for any telephonic Board or committee meeting.

    Non-employee directors may elect to defer the receipt of all or a portion of their fees. Under the Company's Board of Directors Deferred Compensation Plan (the "Directors' Deferred Compensation Plan"), amounts deferred may be credited with earnings at a rate equal to the actual rate of return of a range of investment vehicles authorized by the Compensation Committee. Alternatively, fees may be foregone in return for the grant of a non-statutory stock option. The number of shares of Common Stock subject to such options is equal to the dollar amount of cash compensation deferred divided by the product of the fair market value of the Company's Common Stock on the option grant date and 25%. The automatic stock awards discussed in the following paragraph may also be deferred under the Directors' Deferred Compensation Plan.

    On the last business day of the second quarter of each fiscal year of the Company, continuing non-employee directors who have served for at least six full calendar months automatically receive 800 shares of Common Stock and a 2,000-share stock option grant under the Company's 1994 Stock Option/ Award Plan. If the Stock Option Plan presented as Proposal No. 2 at the Annual Meeting is approved by the stockholders, similar grants would be continued under the Stock Option Plan in June 1999, in February 2000 and in February of subsequent years. See "PROPOSAL NO. 2: ADOPTION OF 1999 STOCK INCENTIVE PLAN."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Compensation Committee of the Board of Directors is composed of Stephen
L. Davenport and Julie A. Hill. The Company's Compensation Committee does not include any present or former officers or employees of the Company or any of its subsidiaries.

              SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
                                   MANAGEMENT

    The following table sets forth the beneficial ownership of Common Stock of the Company as of March 15, 1999 (or such other date as indicated) by (a) each person known by the Company to own beneficially more than five percent of the outstanding Common Stock; (b) the Chief Executive Officer of the Company; (c) each of the four other most highly compensated executive officers of the Company (determined for the year ended December 31, 1998) (collectively, the "Named Executive Officers"); (d) each director of the Company; and (e) all directors and executive officers as a group:

                                        NUMBER OF SHARES                   NUMBER OF SHARES       TOTAL SHARES
                                          BENEFICIALLY       PERCENT OF     SUPPLEMENTALLY      BENEFICIALLY AND      PERCENT OF
NAME AND ADDRESS                            OWNED(1)          CLASS (2)          OWNED        SUPPLEMENTALLY OWNED       CLASS
------------------------------------  --------------------  -------------  -----------------  ---------------------  -------------
California HealthCare Foundation....        17,910,000(3)          26.6%          --                17,910,000              26.6%
  21550 Oxnard Street
  Woodland Hills, CA 91367
FMR Corp. (4).......................         6,569,000              9.7%                             6,569,000               9.7%
  82 Devonshire Street
  Boston, MA 02109
Neuberger & Berman LLC (5)..........         5,941,042              8.8%          --                 5,941,042               8.8%
  605 Third Avenue
  New York, NY 10158
The Prudential Insurance
  Company of America(6).............         4,504,328              6.7%          --                 4,504,328               6.7%
  751 Broad Street
  Newark, NJ 07102
Wilmington Trust Company (7)........         3,890,233              5.8%          --                 3,890,233               5.8%
  1100 North Market Street
  Wilmington, DE 19890
Leonard D. Schaeffer................           689,884(8)           1.0%            3,478(9)           693,362               1.0%
D. Mark Weinberg....................           269,241(10)            *            24,550(11)          293,791                 *
Ronald A. Williams..................           289,082(12)            *               193(13)          289,275                 *
Thomas C. Geiser....................            23,581(14)            *             2,634(15)           26,215                 *
David C. Colby......................            88,880(16)            *            14,713(17)          103,593                 *
W. Toliver Besson...................             5,100(18)            *           --                     5,100                 *
Roger E. Birk.......................            14,102(19)            *           --                    14,102                 *
Sheila P. Burke.....................             2,800(20)            *           --                     2,800                 *
Stephen L. Davenport................             5,900(21)            *           --                     5,900                 *
Julie A. Hill.......................             4,315(22)            *           --                     4,315                 *
Elizabeth A. Sanders................             3,600(23)            *           --                     3,600                 *
All executive officers and
  directors as a group (13
  persons)..........................         1,396,659(24)          2.0%           50,210            1,446,869               2.1%

------------------------------

*   Less than one percent.

(1) Except as indicated in footnotes to this table, the stockholders named in this table are known to the Company to have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable. Shares shown as beneficially owned by any person have been determined in accordance with the requirements of Rule 13d-3 promulgated under the Exchange Act.

(2) Calculation based on approximately 67,415,897 shares of Common Stock outstanding as of March 15, 1999.

(3) As of March 15, 1999, approximately 4,426,818 shares were subject to the Voting Trust Agreement administered by the Wilmington Trust Company and 10,112,384 shares were subject to the Voting Agreement. These agreements contain provisions with respect to the voting of shares subject to them on certain specified matters. See "Voting Agreements with the California HealthCare Foundation."

(4) Based solely on a Schedule 13G report filed with the SEC prepared as of December 31, 1998. Fidelity Management & Research Company, an investment advisor and a wholly owned subsidiary of FMR Corp., is deemed to be the beneficial owner of 5,969,100 of such shares as a result of acting as investment advisor to various investment companies registered under the Investment Company Act of 1940 and as sub-advisor to Fidelity American Special Situations Trust. Each of Edward C. Johnson 3d, FMR Corp. and the investment companies has sole power to dispose of the 5,958,700 shares owned by the investment companies.

    Neither FMR Corp. nor Edward C. Johnson 3d has the sole power to vote or direct the voting of the shares held by the investment companies, which power resides in the boards of trustees of the investment companies.

(5) Based solely on a Schedule 13G report filed with the SEC prepared as of December 31, 1998. Both Neuberger & Berman LLC and its affiliate Neuberger & Berman Management, Inc. are deemed to be the beneficial owners of 5,941,042 shares since they exercise shared power to make decisions. Included in this total are the 3,377,996 shares beneficially owned by Neuberger & Berman Guardian Portfolio. Neuberger & Berman LLC and Neuberger & Berman Management Company, Inc. serve as sub-advisor and investment manager, respectively, of Neuberger & Berman Guardian Portfolio and have the power to make decisions for other Neuberger & Berman funds.

(6) Based solely on a Schedule 13G report filed with the SEC prepared as of December 31, 1998.

(7) Based solely on a Schedule 13G report filed with the SEC prepared as of December 31, 1998. Of such shares, 3,888,383 are held by Wilmington Trust Company, of which Wilmington Trust Corporation is the parent holding company, in the capacity of trustee under the Voting Trust Agreement. With respect to such shares, Wilmington Trust Company has shared voting power with the Foundation. As of March 15, 1999 (based on the number of shares outstanding on such date), approximately 4,426,818 shares held by the Foundation were subject to the Voting Trust Agreement.

(8) Includes 400 shares held in a Keogh account, 200 shares held in an Individual Retirement Account ("IRA") and 423 shares held in a 401(k) account for the benefit of Mr. Schaeffer. Includes 602,365 shares subject to presently exercisable options, options that become exercisable within 60 days or restricted share right grants that vest within 60 days.

(9) Includes a restricted share right grant with respect to 3,000 shares that vests in equal installments on May 12, 2000 and 2001. Includes deferred rights to 478 shares held in a deferred compensation account for the benefit of Mr. Schaeffer.

(10) Includes 3,143 shares held in a 401(k) account for the benefit of Mr. Weinberg and 233,131 shares subject to presently exercisable options or options that become exercisable within 60 days.

(11) Represents deferred rights to 24,550 shares held in a deferred compensation account for the benefit of Mr. Weinberg.

(12) Includes 123 shares held in a 401(k) account for the benefit of Mr. Williams and 235,812 shares subject to presently exercisable options or options that become exercisable within 60 days.

(13) Represents deferred rights to 193 shares held in a deferred compensation account for the benefit of Mr. Williams.

(14) Includes 113 shares held in a 401(k) account for the benefit of Mr. Geiser and 10,080 shares subject to presently exercisable options, options that become exercisable within 60 days or restricted share right grants that vest within 60 days.

(15) Includes a restricted share right grant with respect to 1,500 shares that vests on June 1, 1999 and a restricted share right grant with respect to 1,000 shares that vests in equal installments on May 12, 2000 and 2001. Includes deferred rights to 134 shares held in a deferred compensation account for the benefit of Mr. Geiser.

(16) Includes 108 shares held in a 401(k) account for the benefit of Mr. Colby and 52,892 shares subject to presently exercisable options, options that become exercisable within 60 days or restricted share right grants that vest within 60 days.

(17) Includes a restricted share right grant with respect to 12,500 shares that vests on September 1, 2002. Includes a restricted share right grant with respect to 2,000 shares made to Mr. Colby that vests in equal installments on May 12, 2000 and 2001. Includes deferred rights to 213 shares held in a deferred compensation account for the benefit of Mr. Colby.

(18) Includes 900 shares owned by the W. Toliver Besson Retirement Plan, of which Mr. Besson is trustee, and 100 shares owned by Mr. Besson's wife. Includes 2,000 shares subject to presently exercisable options.

(19) Includes 2,000 shares subject to presently exercisable options.

(20) Includes 2,000 shares subject to presently exercisable options.

(21) Includes 1,000 shares held in an IRA for the benefit of Mr. Davenport and 2,900 shares owned by the Davenport Family Trust, of which Mr. Davenport is trustee. Includes 1,759 shares subject to presently exercisable options.

(22) Includes 2,000 shares subject to presently exercisable options.

(23) Includes 1,780 shares subject to presently exercisable options.

(24) Includes 1,145,819 shares subject to presently exercisable options, options that become exercisable within 60 days or restricted share right grants that vest within 60 days.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY OF CERTAIN COMPENSATION

    The following table provides certain summary information concerning compensation paid or accrued by the Company and its subsidiaries to or on behalf of the Company's Chief Executive Officer and each of the four other Named Executive Officers for the years ended December 31, 1996, 1997 and 1998:

                           SUMMARY COMPENSATION TABLE

                                                                                      LONG-TERM COMPENSATION
                                                                              --------------------------------------
                                            ANNUAL COMPENSATION                       AWARDS
                                 ------------------------------------------   -----------------------     PAYOUTS
                                                              OTHER ANNUAL                 SECURITIES   ------------    ALL OTHER
NAME AND PRINCIPAL                                            COMPENSATION    RESTRICTED   UNDERLYING   LTIP PAYOUTS   COMPENSATION
  POSITION                 YEAR  SALARY($)    BONUS($)            ($)          STOCK($)    OPTIONS(#)      ($)(1)         ($)(2)
-------------------------  ----  ---------  ------------     --------------   ----------   ----------   ------------   ------------
Leonard D.                 1998  $977,951   $  1,150,000         $  4,727(4)   $317,531(5)  143,350              --      $105,814
  Schaeffer(3)...........  1997   856,733        630,000            3,757(4)         --     200,000              --       105,607
  Chairman and Chief       1996   744,524        532,440           12,908(4)         --     437,700      $5,475,049       245,777
  Executive Officer

D. Mark Weinberg.........  1998  $516,156   $    250,000               --            --      77,430              --      $ 41,383
  Executive Vice           1997   453,302        240,000         $258,734(6)         --     100,000              --        51,023
  President, Individual    1996   456,285        234,000          206,987(6)         --     240,931      $1,976,199       136,473
  and Small Group
  Businesses

Ronald A. Williams.......  1998  $516,155   $    300,000         $  4,727(4)         --      85,874              --      $ 46,260
  Executive Vice           1997   444,540        285,000          204,701(6)         --     100,000              --        70,399
  President, Large Group   1996   430,888        238,743          157,463(6)         --     230,511      $1,866,031       134,256
  Businesses

Thomas C. Geiser.........  1998  $347,709   $    240,000         $ 29,727(7)   $105,844(8)   36,000              --      $ 30,500
  Executive Vice           1997   336,119        189,000           34,600(7)         --      75,000              --        30,643
  President, General       1996   321,002        155,000           35,989(7)    159,750(9)  128,348      $1,007,791        63,085
  Counsel and Secretary

David C. Colby(10).......  1998  $405,654   $    300,000         $289,056(11)  $211,688(12)   42,000             --      $ 24,176
  Executive Vice           1997   123,077        169,300(13)       33,877(14)   706,250(15)  116,673             --           138
  President
  and Chief Financial
  Officer

------------------------

(1) For the year ended December 31, 1996, the amounts shown include the following payments made in May 1996 upon completion of the Recapitalization and termination of the Special Performance Units ("SPUs") and Performance Units previously issued under the Company's 1994 Long Term Incentive Plan (which has been terminated): Leonard D. Schaeffer, $3,848,184; D. Mark Weinberg, $1,436,867; Ronald A. Williams, $1,364,112; and Thomas C. Geiser, $739,860. For Mr. Schaeffer, this amount was paid 50% in cash, with the remaining 50% allocated to deferred share units with respect to 55,366 shares. As of December 31, 1998, the shares underlying this grant had a fair market value of approximately $4,816,842. The shares underlying these units were issued to Mr. Schaeffer in February 1999. See "Employment Contracts, Termination of Employment and Change in Control Arrangements." For Messrs. Weinberg, Williams and Geiser, these amounts were paid 50% in cash and 50% in unrestricted Common Stock. These amounts represented the existing value of such SPUs and Performance Units as of the time of their termination, but did not constitute regular compensation payments for 1996. For the year ended December 31, 1996, the amounts shown also include the following payments made under SPUs that matured on January 31, 1996: Leonard D. Schaeffer, $1,375,000; D. Mark Weinberg, $426,250; Ronald A. Williams, $398,750; and Thomas C. Geiser, $206,250. For 1996, the LTIP payouts also include payments attributable to the three-year performance period ending in that year, but that were made in the following year.

(2) For the year ended December 31, 1998, "All Other Compensation" includes the following: (i) contributions on behalf of Leonard D. Schaeffer, D. Mark Weinberg, Ronald A. Williams, Thomas C. Geiser and David C. Colby in the amount of $8,500, $7,500, $7,500, $7,500 and $5,635, respectively, to the
    401(k) Plan to match 1998 pre-tax elective deferral contributions (included under Salary) made by each to such plan, (ii) contributions on behalf of Leonard D. Schaeffer, D. Mark Weinberg, Ronald A. Williams, Thomas C. Geiser and David C. Colby of $73,649, $29,527, $28,840, $19,808 and $15,738,
    respectively, to match 1998 pre-tax contributions (included under Salary) made by each to WellPoint's deferred compensation plan, and (iii) life insurance premiums paid on behalf of Leonard D. Schaeffer, D. Mark Weinberg, Ronald A. Williams, Thomas C. Geiser and David C. Colby in the amount of $23,665, $4,356, $9,920, $3,192 and $2,803, respectively.

(3) Prior to May 20, 1996 (the date of completion of the Recapitalization), Mr. Schaeffer also received compensation from BCC for his services as Chief Executive Officer of BCC. For such period in 1996, amounts shown represent an allocation to the Company of the amounts payable under Mr. Schaeffer's prior employment agreement with BCC (which has been replaced by the employment agreement described in "Employment Contracts, Termination of Employment and Change in Control Arrangements--Employment Agreement with Leonard D. Schaeffer") and were based on the estimated time spent by Mr. Schaeffer on the Company's affairs.

(4) Represents financial and tax planning services provided by the Company.

(5) Represents a restricted share right grant of 4,500 shares vesting in equal installments on May 12, 1999, 2000 and 2001. As of December 31, 1998, the shares underlying this grant (none of which were vested) had a fair market value of approximately $391,500, not accounting for vesting restrictions. The unvested shares underlying this grant are subject to forfeiture in certain instances and to accelerated vesting upon a change in control. Dividends will not be paid on any shares prior to the lapsing of vesting restrictions.

(6) Represents a retention bonus paid pursuant to a management retention agreement that terminated in April 1997.

(7) Includes forgiveness of $25,000 of a relocation loan. In 1997 and 1996, the amounts shown also include a car allowance of $9,600.

(8) Represents a restricted share right grant of 1,500 shares vesting in equal installments on May 12, 1999, 2000 and 2001. As of December 31, 1998, the shares underlying this grant (none of which where vested) had a fair market value of approximately $130,500, not accounting for vesting restrictions. The unvested shares underlying this grant are subject to forfeiture in certain instances and to accelerated vesting upon a change in control. Dividends will not be paid on any shares prior to the lapsing of vesting restrictions.

(9) Represents a restricted share right grant of 4,500 shares vesting in equal installments on June 1, 1997, 1998 and 1999. As of December 31, 1998, the shares underlying this grant (3,000 shares of which were vested) had a fair market value of approximately $391,500, not accounting for vesting restrictions. The unvested shares underlying this grant are subject to forfeiture in certain instances and to accelerated vesting upon a change in control. Dividends will not be paid on any shares prior to the lapsing of vesting restrictions.

(10) Mr. Colby joined the Company on September 1, 1997.

(11) Represents reimbursement of relocation expenses.

(12) Represents a restricted share right grant of 3,000 shares vesting in equal installments on May 12, 1999, 2000 and 2001. As of December 31, 1998, the shares underlying this grant (none of which were vested) had a fair market value of approximately $261,000, not accounting for vesting restrictions. The unvested shares underlying this grant are subject to forfeiture in certain instances and to accelerated vesting upon a change in control. Dividends will not be paid on any shares prior to the lapsing of vesting restrictions.

(13) Includes a sign-on bonus of $100,000.

(14) Includes reimbursement of relocation expenses of $31,662.

(15) Represents a restricted share right grant of 12,500 shares vesting on September 1, 2002. As of December 31, 1998, the shares underlying this grant had a fair market value of approximately $1,087,500, not accounting for vesting restrictions. The unvested shares underlying this grant are subject to forfeiture in certain instances and to accelerated vesting upon a change in control. The unvested shares are also subject to pro rata vesting under certain instances if Mr. Colby's employment with the Company is terminated prior to September 2, 2001. Dividends will not be paid on any shares prior to the lapsing of vesting restrictions.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

    The following table sets forth certain information with respect to stock options granted to the Named Executive Officers during 1998. No stock appreciation rights ("SARs") were granted in 1998.

                                                      INDIVIDUAL GRANTS
                         ----------------------------------------------------------------------------
                             NUMBER OF
                              SHARES          PERCENTAGE OF TOTAL
                            UNDERLYING        OPTIONS GRANTED TO                                               GRANT DATE
NAME                      OPTIONS GRANTED          EMPLOYEES         EXERCISE PRICE   EXPIRATION DATE       PRESENT VALUE(1)
-----------------------  -----------------  -----------------------  ---------------  ---------------  --------------------------
Leonard D. Schaeffer...        135,000                   8.9%           $   56.13          2/12/08             $2,794,136
                                 7,244                   0.5            $   53.88           2/9/07             $  140,863
                                 1,106                   0.1            $   82.25           2/9/07             $   32,260

D. Mark Weinberg.......         60,000                   4.0            $   56.13          2/12/08             $1,241,838
                                17,430                   1.2            $   53.88           2/9/07             $  338,935

Ronald A. Williams.....         60,000                   4.0            $   56.13          2/12/08             $1,241,838
                                25,874                   1.7            $   53.88          5/20/06             $  503,133

Thomas C. Geiser.......         36,000                   2.4            $   56.13          2/12/08             $  745,103

David C. Colby.........         42,000                   2.8            $   56.13          2/12/08             $  869,287

------------------------

(1) Grant date present values were calculated using the Black-Scholes option valuation model with the following assumptions:

-  Expected life of options..................................    Four years
-  Volatility................................................        37.00%
-  Dividend yield............................................            0%
-  Risk-free interest rate:
    For grants made on February 12, 1998.....................         5.39%
    For grants made on September 1, 1998.....................         4.92%
    For grants made on December 1, 1998......................         4.51%

    The actual value, if any, which a Named Executive Officer may realize will be based upon the difference between the market price of the Company's Common Stock on the date of exercise and the exercise price. There is no assurance that the actual realized value, if any, will be at or near the value estimated by the Black-Scholes model. The Black-Scholes model is only one method of valuing options, and the Company's use of the model should not be construed as an endorsement of its accuracy.

    The options shown for each individual may include annual grants of incentive stock options and nonqualified stock options as well as so-called "reload" grants of stock options resulting from a stock-for-stock option exercise. Reload options are granted when a stock option is exercised with the payment of the option price in the form of previously owned shares of the Company's Common Stock. The first grant shown for each individual is the annual grant. Each grant vests in three equal annual installments beginning on the first anniversary of the grant date. Each grant made contains provisions for earlier vesting in full upon a change in control. Any additional grants shown represent reload stock options. These options are immediately vested and retain the expiration date of the original annual stock option grant.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND YEAR-END OPTION/SAR
  VALUES

    The following table sets forth certain information with respect to exercises by the Named Executive Officers of stock options during 1998 and the value of all unexercised employee stock options as of December 31, 1998 held by the Named Executive Officers. No SARs were exercised or outstanding in 1998.

                                                                       NUMBER OF SHARES           VALUE OF UNEXERCISED
                                                                          UNDERLYING                  IN-THE-MONEY
                                                                     UNEXERCISED OPTIONS           OPTIONS AT FISCAL
                                                                      AT FISCAL YEAR-END              YEAR-END(1)
                                   SHARES ACQUIRED     VALUE      --------------------------  ----------------------------
NAME                                 ON EXERCISE      REALIZED    EXERCISABLE  UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
---------------------------------  ---------------  ------------  -----------  -------------  -------------  -------------
Leonard D. Schaeffer.............        14,412     $    384,450     460,702        305,936   $  22,004,817  $  13,107,269
D. Mark Weinberg.................        99,532        2,387,175     173,531        145,298       7,966,048      6,314,024
Ronald A. Williams...............        84,499        1,934,730     186,566        145,320       8,461,702      6,315,065
Thomas C. Geiser.................             0                0     141,315         98,033       6,847,032      4,365,812
David C. Colby...................             0                0      38,892        119,781       1,260,653      3,817,960

------------------------

(1) In accordance with SEC rules, value at fiscal year-end is calculated as the difference between (i) the aggregate trading price as of December 31, 1998 of all shares subject to the options, and (ii) the aggregate option exercise price. The actual amount realized from unexercised options is dependent upon the price of the Company's Common Stock at the time shares obtained upon exercise of such options are sold and, as to unexercisable options, whether restrictions on exercise of such options lapse.

PENSION PLANS

PENSION PLAN

    The Company sponsors the WellPoint Health Networks Inc. Pension Accumulation Plan (the "Pension Plan"), a cash balance plan that is designed to be a qualified defined benefit pension plan under the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"). The benefit payable under the Pension Plan is generally equal to the amount of annual annuity that could be purchased at age 65 (based on certain actuarial assumptions) with the balance of an account that is credited with the following amounts for each calendar year after 1986: (i) 3% of the participant's compensation for that year, PLUS (ii) 1% of the participant's compensation for that year, if the participant has at least 10 years of service, PLUS (iii) 1% of the participant's compensation for that year if the participant has at least 20 years of service, PLUS (iv) interest on the balance of such account at a rate equal to the 5-year Treasury Bill average yield for the immediately preceding December (but not less than 2 1/2%). The Pension Plan became effective on January 1, 1987 as a successor plan to the Non-Contributory Retirement Program for Certain Employees of Blue Cross of California (the "Prior Plan"). Certain participants in the Pension Plan are also eligible to receive retirement benefits under the Prior Plan.

    The Company also sponsors the Supplemental Pension Plan (the "Supplemental Plan") of WellPoint Health Networks Inc. which provides additional benefits payable out of general corporate assets to certain employees equal to the benefits these employees cannot receive under the Pension Plan because of

Internal Revenue Code limits on benefits and restrictions on participation by highly compensated employees.

    The estimated annual benefit payable upon retirement at age 65 under the Pension Plan and the Supplemental Plan for the Named Executive Officers as of December 31, 1998 based on service and compensation to such date and as projected at age 65 is: Leonard D. Schaeffer, $29,532 and $55,337; D. Mark Weinberg, $38,616 and $131,975; Ronald A. Williams, $31,304 and $107,520; Thomas
C. Geiser, $20,276 and $62,090; and David C. Colby, $18,409 and $36,716. Mr.
Schaeffer is also entitled to an additional annual annuity of $5,135 from the Prior Plan.

SPECIAL EXECUTIVE RETIREMENT PLAN

    The Company maintains a Special Executive Retirement Plan ("SERP") with respect to Mr. Schaeffer. The SERP, as amended February 10, 1999, provides that, within 30 days of his retirement, Mr. Schaeffer will begin receiving an annual benefit equal to two-thirds of his then-current "Target Annual Compensation," reduced by the benefits provided by the Pension Plan, the Prior Plan and Supplemental Plan described above. Target Annual Compensation is defined as base salary plus target annual incentive. For purposes of the SERP, base salary for any calendar month beginning after December 31, 1997 will be computed in the following manner: (i) on each January 1 through January 1, 2003, Mr. Schaeffer's base salary, starting with his base salary as of December 31, 1997, will be increased by five percent (5%), (ii) on any date after December 31, 1997 and before January 2, 2003 that Mr. Schaeffer's actual base salary is increased so that the cumulative increase in his actual base salary since the most recent December 31 is more than five percent (5%), his base salary will be increased by the actual percentage increase in his base salary, but only to the extent that such increase, when added to earlier actual increases since the most recent December 31, exceeds five percent (5%), and (iii) on any date after January 1, 2003, his base salary will be increased in the same percentage amount that his actual base salary is increased. The benefit will be reduced by 6 1/4% per year for retirement before age 60. This retirement benefit is to be paid in monthly installments for the greater of Mr. Schaeffer's lifetime or a 10-year period, with payments, if any, made to Mr. Schaeffer's designated beneficiary after Mr. Schaeffer's death. On Mr. Schaeffer's death (or, if later, after retirement payments have been made for 10 years), the SERP provides for a survivor benefit to be paid to his spouse for her lifetime equal to 50% of the benefit that he would receive. The Company's obligations under the SERP are secured by a trust to which the Company makes annual, irrevocable contributions. Based upon fiscal 1999 base salary and target annual incentive levels, the estimated annual benefit payable to Mr. Schaeffer under the SERP upon retirement at age 65 is $1,076,663.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL
  ARRANGEMENTS

EMPLOYMENT AGREEMENT WITH LEONARD D. SCHAEFFER

    In January 1997, Leonard D. Schaeffer entered into an employment agreement with the Company which covers a five-year period that expires in January 2002, but which will be extended automatically on January 22 of each year for an additional year unless the Board of Directors elects to cease such automatic extension. This employment agreement was amended as of September 1, 1997 and as of February 10, 1999. Under Mr. Schaeffer's employment agreement, Mr. Schaeffer is entitled to receive an annual base salary of not less than $850,000, which can be adjusted upward as determined by the Board of Directors; provided, however, that the base salary in each successive year may not be less than the base salary in the preceding year. Mr. Schaeffer's annual base salary as of March 15, 1999 was $1,000,000.

    The employment agreement with Mr. Schaeffer provides that the Company will provide long-term disability benefits equal to Mr. Schaeffer's then-current annual base salary until he reaches age 65 if he continues to be considered disabled during such period. In connection with the February 1999 amendment to Mr. Schaeffer's employment agreement, the Company also agreed to provide Mr. Schaeffer with certain additional benefits in the event that his employment is terminated for any reason other than cause after he has qualified for early or normal retirement from the Company. In such event, the Company has agreed to (i) transfer ownership to Mr. Schaeffer of any automobile then provided to him by the Company, (ii) provide financial counseling benefits for five calendar years following his termination, and (iii) provide office space and clerical support for a period of 60 months following his termination.

    In addition, Mr. Schaeffer's employment agreement provides that, in the event that he is constructively terminated or the Company terminates his employment other than for cause, he will receive, in addition to payments under the SERP described above, a lump-sum payment equal to 2.99 times his then-annual base salary plus an amount equal to 2.99 times his then-current annual target incentive compensation. Mr. Schaeffer's annual target incentive compensation for 1999 is $750,000. To the extent that any such payment (alone or with other compensation payable to Mr. Schaeffer) would subject Mr. Schaeffer to an excise tax under Section 4999 of the Internal Revenue Code, the Company will make an additional cash payment to Mr. Schaeffer such that Mr. Schaeffer's net after-tax compensation is not reduced by such excise tax. In the event of such termination, he will continue to receive certain fringe benefits for 48 months. In addition, Mr. Schaeffer will be entitled to a pro rata portion of any bonus pursuant to the Company's bonus programs, and any options granted to Mr. Schaeffer on or after January 22, 1997 will immediately become exercisable. If the Company agrees to a change of control, the employment agreement with Mr. Schaeffer provides that rights and privileges under the agreement may not be affected. Mr. Schaeffer may elect to terminate his employment with the Company upon 90 days' written notice to the Company. In such event, Mr. Schaeffer will continue to receive his salary during the 90-day notification period. In addition, Mr. Schaeffer will continue to receive health, dental and life insurance and disability benefits for a six-month period.

    The current employment agreement with Mr. Schaeffer replaces previous employment agreements with BCC and the Company. At the time of the execution of Mr. Schaeffer's current employment agreement in January 1997, the Company also agreed that Mr. Schaeffer would receive 8,821 shares of the Company's Common Stock upon termination of Mr. Schaeffer's employment with the Company for any reason. At the time of the termination of outstanding SPUs and Performance Units in May 1996, the Company granted Mr. Schaeffer deferred share rights with respect to an additional 55,366 shares of the Company's Common Stock. All of the 64,187 shares underlying these deferred share rights were issued to Mr. Schaeffer in February 1999 in connection with the execution of the most recent amendment to his employment agreement.

    In connection with the issuance of such shares in February 1999, the Company made an interest-free loan to Mr. Schaeffer of $2,243,670, representing the federal and state tax obligations associated with the value of such shares. Fifty percent of the principal balance of the loan will be forgiven provided that Mr. Schaeffer remains with the Company through February 10, 2003. An additional 25% of the principal balance will be forgiven if the fair market value (as defined) of the Company's Common Stock is equal to or greater than $103.49 on February 10, 2003; the entire remaining 50% of the loan will be forgiven if the fair market value of the Common Stock is $123.63 on such date. The entire outstanding principal balance of the note will also be forgiven upon a change in control or if Mr. Schaeffer's employment with the Company is terminated prior to February 10, 2003 by reason of his death, disability, involuntary termination without cause or constructive termination.

    In connection with the execution of the February 1999 amendment to Mr. Schaeffer's employment agreement, the Company issued to Mr. Schaeffer a stock option with respect to 128,374 shares. This option has an exercise price of $70.69 per share (the fair market value on the date of grant) with respect to 42,792 shares, $103.49 per share with respect to 42,791 shares and $123.63 per share with respect to 42,791 shares.

OFFICER SEVERANCE PLAN

    The Company maintains an Officer Severance Plan for the benefit of officers not otherwise covered by employment agreements or special officer severance agreements. Each of Messrs. Williams, Weinberg, Geiser and Colby participates in this plan or has a separate agreement with the Company regarding severance benefits. With respect to persons holding the title of Executive Vice President, the Plan generally provides for a lump-sum payment, if an officer is involuntarily terminated (other than for cause), equal to 12 months salary and 100% of the previous fiscal year's target bonus, plus continuation for 12 months health, dental, vision and life insurance paid by the Company. Each of Messrs. Williams and Weinberg, in the event of involuntary termination (other than for cause), is entitled to receive 24 months salary and 200% of the previous fiscal year's target bonus plus benefits continuation for 24 months. If he is involuntarily terminated (other than for cause), Mr. Geiser is entitled to receive 18 months salary and 150% of the previous fiscal year's target bonus, plus benefits continuation for 18 months.

RELOCATION LOANS

    In connection with Thomas C. Geiser's purchase of a residence, the Company made an interest-free loan of $125,000 to Mr. Geiser in 1995, forgivable in one installment of $50,000 upon completion of two years of employment and successive annual installments of $25,000, so long as he remained employed by the Company. Pursuant to its terms, the remaining unpaid principal balance of this loan was forgiven during 1998.

    In connection with the purchase of a residence by Joan E. Herman, Executive Vice President, Senior and Specialty Businesses, the Company made an interest-free loan of $100,000 to Ms. Herman in 1998, forgivable in four annual installments of $25,000, so long as she remains employed by the Company. If Ms. Herman terminates employment or if the Company terminates her employment without cause before the entire balance of the loan is forgiven, the remaining unpaid, unforgiven balance would become due.

CHANGE IN CONTROL PLAN

    The Company has adopted the WellPoint Health Networks Inc. Officer Change in Control Plan (the "Change in Control Plan") to provide officers of WellPoint and affiliates controlled by WellPoint with benefits in the event of a "Change in Control." The Change in Control Plan defines a Change in Control as (i) the acquisition, directly or indirectly by any person or related group of persons, but other than WellPoint or a person that directly or indirectly controls, is controlled by, or is under, control with the Company, of beneficial ownership of securities of the Company that results in such person or related group of persons beneficially owning securities representing 40% or more of the combined voting power of the Company's then-outstanding securities; provided that this provision does not apply to an acquisition by the Foundation that either: (a) is on or before May 20, 1996, or (b) is both (I) after May 20, 1996 but before the first day thereafter, if any, that the Foundation's beneficial ownership is less than 35% and (II) involves securities representing less than 50% (or, if lower, the lowest percentage of beneficial ownership by the Foundation on or after May 20, 1996 plus 10%) of the combined voting power of the Company's then-outstanding securities; (ii) a merger, recapitalization, consolidation or similar transaction to which WellPoint is a party, if (a) the beneficial owners of WellPoint's securities immediately before the transaction, do not, immediately after the transaction, have beneficial ownership of securities of the surviving entity or parent thereof representing at least 60% of the combined voting power of the then-outstanding securities of the surviving entity or parent, and (b) the directors of WellPoint immediately prior to consummation of the transaction do not constitute at least a majority of the board of directors of the surviving entity or parent upon consummation of the transaction; (iii) a change in the composition of the Board of Directors of WellPoint (the "Board") over a period of thirty-six (36) consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (a) have been Board members since the beginning of such period or (b) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (a) who were still in office at the time the Board approved such election or nomination; or (iv) the sale, transfer or other disposition of all or substantially all of the Company's assets in complete liquidation or dissolution of WellPoint unless (a) the beneficial owners of WellPoint's securities immediately before the transaction have, immediately after the transaction, beneficial ownership of securities representing at least 60% of the combined voting power of the then-outstanding securities of the entity acquiring WellPoint's assets, and (b) the directors of WellPoint immediately prior to consummation of the transaction constitute a majority of the board of directors of the entity acquiring WellPoint's assets after consummation of the transaction.

    Officers will be eligible to receive Change in Control Plan severance benefits if the Company or any Affiliate (as defined in the Change in Control
Plan) involuntarily terminates (other than for cause) or constructively discharges the officer within 36 months after a Change in Control. An officer is deemed constructively discharged for purposes of the Change in Control Plan if, after a Change in Control, the Company or any Affiliate significantly reduces the officer's duties, responsibilities, status, titles or offices, reduces the officer's aggregate salary and target bonus by more than 10%, requests the officer to relocate further than 35 miles from the officer's place of employment or fails to assume the Company's obligations under the plan. Severance payments will consist of a base amount plus an outplacement benefit. The base amount is
2.75 times base salary plus 2.75 times target annual bonus in effect for an Executive Vice President. The outplacement benefit consists of outplacement services consistent with the Company's then-current policy. Each of Mr. Weinberg, Mr. Williams, Mr. Geiser and Mr. Colby currently participates in the Change in Control Plan. Mr. Schaeffer does not participate.

    The Change in Control Plan also provides that, if any person holding a title of Senior Vice President or above receives compensation from the Company that subjects such person to an excise tax under Section 4999 of the Internal Revenue Code, the Company will make an additional payment to such person that, net of all such taxes, fully reimburses the employee for the amount of such excise tax.

    An officer who is to receive other severance benefits from an Affiliate will not receive benefits under the Change in Control Plan unless the other severance benefit plan so provides or the officer waives benefits under the other severance benefit plan. The Compensation Committee may amend or terminate the Change in Control Plan at any time; provided, that termination of the Change in Control Plan or any amendment that adversely affects the rights of participants shall be effective no sooner than one year after the approval of such amendment or termination by the Committee (or, if later, February 12, 2000).

    In addition to the benefits under the Change in Control Plan, options and restricted share right awards granted under the Company's stock incentive plans, including grants to the Named Executive Officers under the Company's 1994 Stock Option/Award Plan, contain provision for immediate acceleration of vesting upon a change in control (which is defined in substantially similar terms as in the Change in Control Plan).

                      REPORT OF THE COMPENSATION COMMITTEE
                           OF THE BOARD OF DIRECTORS

    THE REPORT OF THE COMPENSATION COMMITTEE SHALL NOT BE DEEMED INCORPORATED BY REFERENCE BY ANY GENERAL STATEMENT INCORPORATING BY REFERENCE THIS PROXY STATEMENT INTO ANY FILING UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR UNDER THE EXCHANGE ACT, EXCEPT TO THE EXTENT THAT WELLPOINT SPECIFICALLY INCORPORATES THIS INFORMATION BY REFERENCE AND SHALL NOT OTHERWISE BE DEEMED FILED UNDER SUCH ACTS.

    The Compensation Committee (the "Committee") of the Board of Directors is responsible for determining the compensation of the executive officers of the Company, including the Named Executive Officers. In making its determinations, the Committee relies on input from Frederic W. Cook & Co., Inc. compensation consultants, and reviews appropriate decisions with all non-employee directors who constitute a majority of the full Board of Directors. Three Committee meetings were held during 1998.

COMPENSATION PHILOSOPHY

    The Company's executive compensation program reflects the philosophy that executives' rewards should be structured to closely align their interests with those of the stockholders. The program emphasizes pay for performance, stock-based incentives and ownership, and extends these concepts beyond the executive officers to other employees in the interests of motivation, teamwork and fairness. Annual earnings per share ("EPS") growth is the measure of short-term success, and is rewarded through the Management Bonus Plan (the "MBP"). Stockholder value (as indicated by stock price appreciation) is the long-term measure and is rewarded through stock options which are currently the sole form of long-term incentive compensation. Restricted stock awards (with vesting requirements) are from time to time used to reward extraordinary achievements. Stock ownership is an important element of the Company's compensation philosophy, and there are guidelines for Company stock ownership levels covering officers (including the Named Executive Officers) and non-employee directors.

    Compensation surveys and external competitiveness are used as tests for reasonableness, but corporate, business unit and individual performance are the primary determinants of individual pay amounts. The competitive market is viewed to be the Company's competitors in the managed-care industry (which includes some but not all of the companies that are included in the peer group index described under "Stock Performance" below) as well as companies in general industry of similar market value, size, operating complexity and growth potential, so that the Company can compete for the best talent across different market segments.

PROGRAM OVERVIEW

    The elements of the Company's executive compensation program in 1998 consisted of base salaries, annual cash incentives (under the MBP) and stock options and, in extraordinary circumstances, restricted stock. The mix of compensation for executive officers is weighted more heavily toward performance-based incentives rather than base salaries as position level increases.

BASE SALARIES

    Base salaries for the Named Executive Officers were set based upon the competitive market and individual responsibilities, experience and performance. In 1998, the Named Executive Officers received merit-based salary increases. The Committee believes that current base salaries for the Named Executive Officers generally are between the competitive median and 75(th) percentile for comparable positions, which is in accordance with the Company's pay-for-performance philosophy.

ANNUAL INCENTIVES

    The MBP is a goal-driven plan where participants, including all of the Named Executive Officers, have the opportunity to earn annual cash bonus awards in relation to specified target award levels defined as percentages of base salaries. Target awards correspond to 100% goal achievement. They are intended to result in approximately median-to-75(th)-percentile total annual compensation as compared to the competitive market when combined with WellPoint base salaries. An award pool or fund is determined based on Company-wide annual financial performance and is allocated to individuals to reward corporate teamwork, business-unit performance and individual accomplishments. The allocation is discretionary as determined by the Committee, giving strong consideration to the Chief Executive Officer's recommendations for positions other than his own.

    Company financial performance is measured against an EPS growth goal established by the Committee at the start of the year. This goal is based on internal business-plan objectives. No awards are earned unless a specified EPS threshold performance level is achieved. Overall, the Company exceeded its financial goals for 1998, reflecting the combination of above-plan performance in some business units and below-plan performance in others. There were also significant strategic accomplishments during 1998 which included exceeding enrollment targets, divestiture of the workers' compensation business, continuing the integration of the group health and related life business of Massachusetts Mutual Life Insurance Company and John Hancock Mutual Life Insurance Company, and significantly increasing stockholder value ahead of averages for other large managed-care organizations.

STOCK OPTIONS

    The Committee uses stock options as the primary long-term incentive award. Stock options are currently granted on an annual schedule. They generally have 10-year terms and become vested in one-third cumulative installments on each of the first three annual grant date anniversaries. Individual option grants are based on grant guidelines designed to approximate the present value of median competitive annual long-term incentives for comparable companies and positions. Individual grants to the Named Executive Officers under the Company's 1994 Stock Option/Award Plan varied above and below the guidelines based upon the Committee's evaluation of individual performance, past grant history and other relevant factors. The Committee believes that 1998 option grants for the Named Executive Officers generally are between the competitive median and 75(th) percentile for comparable positions, and the Committee intends to continue to use stock options in future years to provide executives with competitive long-term incentive compensation opportunities.

CHIEF EXECUTIVE OFFICER COMPENSATION

    Mr. Schaeffer's base salary was increased by 11.1% in 1998. This was a two-year increase and reflects WellPoint's revenue growth and financial performance. Mr. Schaffer's next scheduled merit salary review is March 1, 2000. The Committee believes that Mr. Schaeffer's salary is in the median-to-75(th) percentile for comparable positions. Mr. Schaeffer's annual incentive bonus was $1,150,000 for 1998 performance, based on the Company exceeding its EPS growth goals for the year and his leadership in accomplishing critical strategic objectives. These include the accomplishments summarized earlier in the annual incentive discussion plus successfully completing a major public stock offering in April 1998 (which achievement was also recognized by a restricted stock grant with respect to 4,500 shares). As a result of 1998 performance, WellPoint was ranked as the most admired health care company on FORTUNE Magazine's annual list of America's most admired companies.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M)

    Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to a company's Chief Executive Officer or any of the four other most highly compensated executive officers. Qualifying performance-based compensation is not subject to the deduction limit if Internal Revenue Code requirements are met. The Committee believes that stock options granted under the Stock Option Plan at an exercise price equal to at least 100% of the fair market value of the underlying Common Stock on the date of grant will qualify as performance-based compensation. The Committee previously determined not to qualify annual cash incentive compensation as performance-based compensation under Section 162(m). At the time, compensation paid by the Company was generally within the limits established by Section 162(m) and, accordingly, the Committee concluded that the potential tax benefits did not justify the restrictions on the Committee's discretion necessary to qualify compensation as performance-based compensation. Due to the Company's performance over the last two years, compensation payments to executive officers have generally increased, as a result of which the Company has reconsidered its earlier decision. The 1999 Executive Officer Annual Incentive Plan to be presented as Proposal 3 at the Annual Meeting is intended to allow the cash performance-based compensation paid under such plan starting in 2001 (for performance in 2000) to comply with the deductibility requirements of Section 162(m).

    The foregoing report has been furnished by the Compensation Committee of the Board of Directors of WellPoint Health Networks Inc.

                                          Stephen L. Davenport, Chairperson
                                          Julie A. Hill

                               STOCK PERFORMANCE

    THE STOCK PERFORMANCE GRAPH SHALL NOT BE DEEMED INCORPORATED BY REFERENCE BY ANY GENERAL STATEMENT INCORPORATING BY REFERENCE THIS PROXY STATEMENT INTO ANY FILING UNDER THE SECURITIES ACT OR UNDER THE EXCHANGE ACT, EXCEPT TO THE EXTENT THAT WELLPOINT SPECIFICALLY INCORPORATES THIS INFORMATION BY REFERENCE, AND SHALL NOT OTHERWISE BE DEEMED FILED UNDER SUCH ACTS.

    In accordance with regulations of the SEC, the following graph compares the cumulative total stockholder return on the Company's Common Stock with the cumulative total stockholder returns of the Standards & Poor's 500 stock index and a Managed Care Peer Group (1). The comparison assumes the investment of $100 on December 31, 1993, and that all dividends were reinvested.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                           12/31/1993   12/31/1994   12/31/1995   12/31/1996   12/31/1997   12/31/1998
WellPoint                      $100.00       $93.95      $103.63      $101.59      $124.88      $259.20
Managed Care Peer Group        $100.00      $110.39      $155.81      $156.41      $159.68      $188.75
S&P 500                        $100.00      $101.32      $139.40      $171.41      $228.59      $293.92

                                        DEC. 31,      DEC. 31,      DEC. 31,      DEC. 31,      DEC. 31,      DEC. 31,
                                          1993          1994          1995          1996          1997          1998
                                      ------------  ------------  ------------  ------------  ------------  ------------
WellPoint...........................   $   100.00    $    93.95    $   103.63    $   101.59    $   124.88    $   259.20
Managed Care Peer Group.............   $   100.00    $   110.39    $   155.81    $   156.41    $   159.68    $   188.75
S&P 500.............................   $   100.00    $   101.32    $   139.40    $   171.41    $   228.59    $   293.92

------------------------

(1) The Managed Care Peer Group is comprised of the following publicly traded managed care companies: Aetna Inc.; CIGNA Corporation; Coventry Corporation; First Health Group Corp.; Foundation Health Systems, Inc.; Humana Inc.; Mid Atlantic Medical Services, Inc.; Oxford Health Plans, Inc.; PacifiCare Health Systems, Inc.; United HealthCare Corporation; and WellPoint. The numbers provided above are weighted annually by market capitalization of the companies comprising the Managed Care Peer Group.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Pursuant to the requirements of the BCBSA in connection with the Recapitalization, the Common Stock owned by the Foundation is subject to the terms of the Voting Trust Agreement and the Voting Agreement. Pursuant to the Voting Trust Agreement, as of March 15, 1999, the voting power of the Foundation was limited to less than 20% of the voting power of the outstanding shares of WellPoint Common Stock. WellPoint Common Stock owned by the Foundation above such limit is required to be held in a voting trust and will be voted by the voting trustee (i) with respect to elections and removal of directors, calling of stockholder meetings and amendments of the WellPoint charter and bylaws, to support the position of the Board of Directors, and (ii) with respect to other matters generally to support the vote of the other stockholders. Shares in excess of the Ownership Limit contemplated by WellPoint's Restated Certificate of Incorporation (currently set at up to, but not equal to or in excess of, 5% for noninstitutional investors such as the Foundation) will be subject to the Voting Agreement, which contains provisions similar to the Voting Trust Agreement with respect to elections and removal of directors, calling of stockholder meetings and amendment of the WellPoint charter and bylaws. As of March 15, 1999, approximately 4,426,818 shares of Common Stock (or approximately 6.6% of the outstanding Common Stock) held by the Foundation were subject to the Voting Trust Agreement and approximately 10,112,384 shares of Common Stock (or approximately 15% of the outstanding Common Stock) held by the Foundation were subject to the Voting Agreement. See "Voting Agreements with the California HealthCare Foundation" for a more complete description of the restrictions in the Voting Trust Agreement and the Voting Agreement.

    In connection with the Recapitalization, the Company and the Foundation also entered into a Registration Rights Agreement. Under certain circumstances and subject to certain limitations, the Registration Rights Agreement requires WellPoint to effect under applicable securities laws the registration of shares of WellPoint Common Stock held by the Foundation for sale to the public, as well as permit the Foundation to participate in certain of such registrations which WellPoint effects on its own initiative. The undertakings which the Foundation made to the DOC in order to secure the DOC's approval of the Recapitalization include annual distribution of approximately 5% of the value of its investment assets beginning in 1997. In order to fund such required distributions, the Foundation may sell shares of WellPoint. In November 1996, April 1997 and April 1998, the Company effected registrations pursuant to which the Foundation sold 14,950,000 shares, 8,500,000 shares and 12,000,000 shares, respectively, of WellPoint Common Stock to the public.

    On November 20, 1998, the Company and the Foundation entered into a Stock Purchase Agreement (the "Stock Purchase Agreement"). The Stock Purchase Agreement provides for the purchase by the Company of 1,000,000 shares of Common Stock owned by the Foundation. Such purchase will occur as soon as practicable following the completion of the pending merger between Cerulean Companies, Inc. and the Company's wholly owned subsidiary, Water Polo Acquisition Corp. (the "Cerulean Merger"). The purchase price under the Stock Purchase Agreement will be the average closing price per share for the Common Stock for the 20 business days immediately prior to the day that is two business days prior to the closing of Cerulean Merger. The Stock Purchase Agreement may be terminated by either the Company or the Foundation at any time after April 1, 1999.

    Mr. Besson is a partner in the law firm of Paul, Hastings, Janofsky & Walker, which has been retained by the Company to advise it on a variety of matters. During 1998, approximately $218,000 was paid by WellPoint to such firm for legal fees and disbursements.

    Fredrick Davenport, CLU, ChFC, the son of Stephen L. Davenport, serves as an insurance broker for Company-provided insurance and provides financial counseling services to officers of the Company. In connection with such services, Fredrick Davenport serves as the originating agent for certain life insurance policies provided to officers by the Company. For life insurance policies in force during 1998, a company in which Fredrick Davenport had an ownership interest received commissions, expense reimbursements and other amounts of approximately $52,000. Stephen L. Davenport has no equity or other ownership interest in this entity.

                                PROPOSAL NO. 2:
                     ADOPTION OF 1999 STOCK INCENTIVE PLAN

GENERAL

    At the 1999 Annual Meeting, the stockholders will be asked to approve the WellPoint Health Networks Inc. 1999 Stock Incentive Plan (the "Stock Option Plan").

    The description of the Stock Option Plan contained below is qualified in its entirety by reference to the provisions of the Stock Option Plan, which is attached as Appendix I to this Proxy Statement. As of March 15, 1999, approximately 433 employees (including officers and directors and the six non-employee directors) were eligible to participate in the Stock Option Plan.

PURPOSE

    The purpose of the Stock Option Plan is to enable the Company to offer options, restricted stock, performance shares, performance units, phantom stock and automatic stock appreciation rights to key employees, officers, consultants and independent contractors of the Company or any affiliate of the Company linked to the Company by a 50% or greater chain of ownership or in which the Company has a significant ownership interest. In addition, the Stock Option Plan provides for annual automatic stock and option grants to non-employee members of the Board and allows discretionary awards to be made to non-employee directors.

ADMINISTRATION

    The Stock Option Plan will be administered by a committee or committees ("Committee") appointed by the Board, consisting of two or more members of the Board. In establishing the composition of the Committee, the Board will consider, but is not bound by compliance with, Rule 16b-3 under the Exchange Act and Section 162(m) of the Internal Revenue Code. Rule 16b-3 provides several alternative means of exempting transactions under the Stock Option Plan from the short-swing trading liability provisions of Section 16(b) of the Exchange Act, including but not limited to administration by a committee that satisfies certain requirements as to composition.

    The Committee is generally authorized to construe and interpret the Stock Option Plan, to select eligible individuals for Stock Option Plan participation and to specify the terms of awards under the Stock Option Plan.

    The Company will pay all costs of administration of the Stock Option Plan. Cash proceeds received from the issuance of awards under the Stock Option Plan will be used for general corporate purposes.

SHARES AND TERMS

    Stock subject to awards granted under the Stock Option Plan is the Company's authorized but unissued or reacquired Common Stock. Subject to the adjustments described below, the number of shares of Common Stock that may be issued under the Stock Option Plan will not exceed 3,200,000, plus the number of shares of Common Stock remaining for issuance on May 11, 1999 under the Company's existing 1994 Stock Option/Award Plan (the "Stock Option/Award Plan") and Employee Stock Option Plan (the "Employee Plan," and with the Stock Option/Award Plan, the "Prior Plans"). Not more than 1,000,000 shares (subject to future adjustment for certain changes in capitalization) may be subject to awards for which the Company receives no consideration.

    To the extent that an option (issued under the Stock Option Plan or the Prior Plans) expires or is terminated, canceled or forfeited for any reason without having been exercised in full, any remaining shares allocable to the unexercised portion of such option will again become available for subsequent grants under the Stock Option Plan. Unvested shares that have been issued but forfeited or repurchased by the Company pursuant to its forfeiture and repurchase rights under the Stock Option Plan (or the Prior Plans) will be available for the grant of new awards under the Stock Option Plan. Any shares held by an award holder that are delivered to the Company or that are otherwise withheld from shares issuable under an award (including awards incorporated into the Stock Option Plan from the Prior Plans) in payment of all or a portion of the exercise price or tax withholding obligations for such award will be available for subsequent grants and awards. Shares for which a cash payment is made in lieu of payment in stock will be available for subsequent grants and awards under the Stock Option Plan. Any shares issued or awards settled by the Company as a result of the assumption or substitution of outstanding grants or grant commitments by an acquired company or other entity will not be counted against the maximum share limitations under the Stock Option Plan.

    Any shares of Common Stock which are repurchased by the Company after May 11, 1999 (the "Repurchased Shares"), on the open market or in privately negotiated transactions, will be added to the aggregate number of shares available for issuance under the Stock Option Plan, provided that the aggregate price paid for the Repurchased Shares does not exceed the aggregate amount received in cash by the Company after May 11, 1999 for the exercise of options or issuance of awards granted under the Stock Option Plan. In no event will the number of additional shares issuable pursuant to the adjustments described in this paragraph exceed 15,000,000 shares.

    The market value of the Company's Common Stock as reported on the New York Stock Exchange as of March 15, 1998 was $73 13/16 per share.

    The Stock Option Plan provides that no individual may receive awards with respect to greater than 1,000,000 shares (subject in each case to adjustment as described above), plus 5,000,000 shares issuable under "reload" options granted upon a stock-for-stock exercise of previously granted options, during any consecutive 12-month period.

    Nothing in the Stock Option Plan prohibits the Company from adopting other equity compensation programs for employees of the Company and its subsidiaries, including employees eligible for grants under the Stock Option Plan. In 1994, the Company adopted the Stock Option/Award Plan, which permits the grant of stock-based awards to key employees, officers, directors, consultants and independent contractors of the Company. In 1996, the Company adopted the Employee Plan, which permits the grant of nonstatutory stock options to employees of the Company and its subsidiaries other than executive officers. The terms of options granted under the Prior Employee Plans are substantially similar to the terms of options expected to be granted under the Stock Option Plan. Five million shares and 2,300,000 shares are reserved for issuance under the Stock Option/Award Plan and the Employee Plan, respectively. Through March 15, 1999, approximately 1,518,748 shares had been issued under the Prior Employee Plans and approximately 5,904,953 shares were subject to options and other awards outstanding thereunder. Assuming the approval of the Stock Option Plan by the stockholders at the Annual Meeting, no further awards will be made thereafter under either of the Prior Plans.

AWARDS

    The recipients of awards under the Stock Option Plan, the number of shares subject to those awards, and the terms, conditions and restrictions of those awards will be determined in the sole discretion of the Committee, subject to the limitations set forth below, and may vary from award to award.

STOCK OPTIONS

    The Committee may grant incentive stock options, which satisfy the requirements of Section 422 of the Internal Revenue Code, or non-statutory options, which are not intended to satisfy those requirements. Incentive stock options may only be granted to employees.

    The exercise price of an option will be determined by the Committee. In no event, however, will the exercise price of an option be less than 100% of the fair market value (as defined in the Stock Option Plan) of the option shares on the date of the grant of the option (other than with respect to an option granted in lieu of other compensation). There is no limit on the duration of an option. The exercise price will generally be payable in full in cash or, at the Committee's discretion, in previously owned shares held for the requisite period to avoid a charge to earnings, under certain conditions, by the proceeds of a same-day sale of the award shares or by the extension of credit.

    Under the Stock Option Plan, any option granted under the Stock Option Plan may provide that upon exercise of the option, the option holder will automatically be granted a reload option covering the number of shares equal to
(i) the number of shares delivered to the Company by the option holder or withheld from shares otherwise issuable to the option holder upon exercise in payment of the exercise price of the option or the applicable tax withholding obligation and/or (ii) that number of shares with a then-fair market value equal to the amount of withholding obligations paid in cash by the holder.

RESTRICTED STOCK, PERFORMANCE SHARES, PHANTOM STOCK, PERFORMANCE UNITS AND STOCK
  APPRECIATION RIGHTS

    The Committee may provide award holders with an election, or require award holders to receive, a percentage of the total value of restricted stock or performance shares in cash, subject to such terms, conditions and restrictions as the Committee may specify. The Committee will also determine whether any consideration is to be received by the Company or its affiliates with regard to the awards described below.

    A. RESTRICTED STOCK

    Restricted stock is Common Stock, the retention and transfer of which is subject to terms and conditions determined by the Committee. At the time the restricted stock award is made, the Committee will establish a restriction period applicable to the award. Generally, the recipient of the award will enjoy all stockholder rights (including dividends) during the restriction period, except that a breach of the terms and conditions of the award will result in a forfeiture of the award.

    B. PERFORMANCE SHARES

    A performance share or share right consists of the holder's right, subject to terms, conditions and restrictions (including, but not limited to, performance standards) established by the Committee, to receive shares of Common Stock.

    C. PHANTOM STOCK

    Phantom stock consists of the holder's right to receive an amount in cash equal to the fair market value of Common Stock on a valuation date, including if determined by the Committee, a cash dividend equivalent. The Committee will determine the terms and conditions of such a payment.

    D. PERFORMANCE UNITS

    A performance unit is the right to receive cash, subject to such terms, conditions and restrictions (including, but not limited to, performance standards) as the Committee may determine.

    E. STOCK APPRECIATION RIGHTS

    A stock appreciation right is generally the right to surrender all or part of an unexercised stock option in exchange for a distribution equal in amount to the difference between the fair market value on the date of surrender of the shares for which the surrendered option or portion thereof is exercisable and the aggregate option exercise payable for such shares. Such distribution may be in cash, or partly in cash and partly in shares of Common Stock, as the Committee may deem appropriate.

AUTOMATIC GRANTS TO NON-EMPLOYEE DIRECTORS

    The Stock Option Plan provides for an automatic annual grant of 800 shares on June 30, 1999 to each of the Company's non-employee directors that as of such date has served for a minimum of six months. Beginning in 2000, additional annual grants to the Company's then-serving non-employee directors will be made as of the date that annual option grants are made to the Company's officers subject to the short-swing trading provisions of Section 16(b) of the Exchange Act (currently anticipated to occur in the month of February).

    The Stock Option Plan also provides that on June 30, 1999 each existing non-employee director will receive an option with respect to 8,000 shares of the Company Common Stock. With respect to this grant, 2,000 shares will be immediately vested and 2,000 additional shares will vest on the anniversary date of each grant over the succeeding three years. An identical 8,000-share grant will be made to each new director of the Company as of the date of such director's election to the Board. Beginning in February 2000 and each February thereafter, the Stock Option Plan further provides that each continuing non-employee director will receive an option with respect to 2,000 shares of the Company's Common Stock. This option will become exercisable with respect to all 2,000 shares on the third anniversary of the grant date.

    The exercise price per share for each non-employee director option will be equal to the fair market value on the date of grant. Each automatic option grant will have a term of 10 years. Upon exercise of any automatic option granted, the option price will be payable immediately in cash or in shares of Common Stock that such non-employee director has held for at least six months. If the exercise price (or any tax obligations attributable thereto) is paid in shares of Common Stock (whether delivered to the Company or withheld from shares otherwise issuable), the non-employee director will automatically be granted a reload option covering the number of shares so delivered or withheld. The provisions of the reload option will be the same as the option exercised, except that the per-share exercise price of the reload option will be the fair market value of the Common Stock on the date of grant of the reload option and the term of the reload option will be equal to the remaining term of the option exercised. In the event that a non-employee director ceases to provide services to the Company, any automatic option granted may be exercised, with respect to any shares exercisable as of the date that such director ceases to provide services, within 12 months after the date that such non-employee director ceases to provide services or, if the non-employee director ceases to provide services to the Company as a result of death, disability or retirement, the automatic option will remain exercisable for its full original term. In the event of a disposition of all or substantially all of the assets or outstanding capital stock of the Company, by means of a sale, merger, reorganization or liquidation, each non-employee director option shall, immediately prior to the effective date of such transaction, be fully exercisable for all of the option shares. However, if such transaction does not constitute a Change in Control (defined in substantially similar terms as in the Company's Change-in-Control Plan), an outstanding non-employee director option shall not so accelerate to the extent such option is continued, assumed or replaced with a comparable award in connection with the transaction.

ADJUSTMENTS

    If there is a change in the Common Stock due to a change in the corporate or capital structure of the issuer of the Common Stock, the Committee will make appropriate adjustments to the maximum number and class of shares subject to the Stock Option Plan, to the maximum number and class of securities issuable under automatic options and stock grants to non-employee directors, to the maximum number and class of shares issuable to one individual and to the number and class of shares and price per share of Common Stock subject to outstanding awards. The Committee's determination will be conclusive.

ASSIGNMENT

    The Stock Option Plan permits the assignment of awards to members of the recipient's family or a trust, foundation or other entity in which one or more family members has more than 50% of the beneficial interest. Otherwise, awards under the Stock Option Plan may not be assigned or transferred during the lifetime of the award holder.

CORPORATE TRANSACTIONS

    Under the Stock Option Plan, the Committee may determine and set forth in any award the effect, if any, that any sale of stock or assets, merger, combination, spin-off, reorganization or liquidation of the Company will have upon the term, exerciseability or vesting of outstanding awards, provided that any awards that are continued, assumed or replaced with comparable award in connection with any transaction will be appropriately adjusted.

TAX WITHHOLDING

    The Committee may, in its discretion and on such terms and conditions as it deems appropriate, require or permit award holders to elect to have a portion of the shares of Common Stock otherwise issuable to them under the Stock Option Plan withheld in satisfaction of Federal, state and local employment and income taxes incurred in connection with the acquisition of those shares. Award holders may also be granted the right to deliver previously acquired shares of Common Stock held for the requisite period to avoid a charge to earnings in satisfaction of these taxes. The withheld or delivered shares will be valued at fair market value on the applicable determination date for the taxes.

FINANCING

    The Committee may authorize, either at the time of the grant of an award or the time of the acquisition of Common Stock under an award (i) the extension of a loan to the award holder, (ii) the payment by the award holder of the purchase price of the Common Stock in two or more installments or (iii) the guarantee by the Company of a loan obtained by the award holder by a third party. The terms of any loan, guarantee or installment payments, including the interest rate and terms of repayment, will be subject to the discretion of the Committee.

TERM OF STOCK OPTION PLAN

    The Stock Option Plan provides that no further awards may be made under the Stock Option Plan after May 11, 2009, the date 10 years after the date of approval by the stockholders.

AMENDMENT OR TERMINATION

    The Stock Option Plan provides that the Board may amend, suspend or discontinue the Stock Option Plan at any time, provided that, without stockholder approval, the Board may not make any change with respect to which the Board determines that stockholder approval is required by applicable law or regulatory standards. To the extent not inconsistent with the Stock Option Plan, the Committee may modify or waive the terms of any outstanding award, provided that (i) no modification or waiver may adversely affect a holder's rights without the holder's consent and (ii) subject to the provisions of the Stock Option Plan regarding adjustments due to a change in corporate or capital structure, the Committee will have no authority to reprice outstanding options, whether through amendment, cancellation or replacement grants.

NEW PLAN BENEFITS

    Generally, future awards under the Stock Option Plan are discretionary so that it is impossible to determine who will receive awards and in what amounts in the event the Stock Option Plan is approved. However, automatic option grants described above with respect to the Company's Common Stock would occur to each eligible non-employee director if the Stock Option Plan were approved.

    If the Stock Option Plan is approved by the stockholders at the Annual Meeting, the Company intends to continue to allow non-employee directors to defer all or a portion of their annual retainer and meeting fees in the manner specified in the Directors' Deferred Compensation Plan. See "PROPOSAL NO. 1:
ELECTION OF DIRECTORS--Compensation of Directors."

FEDERAL INCOME TAX CONSEQUENCES

    The following is only a summary of the Federal income taxation consequences to the participant and the Company with respect to the awards under the Stock Option Plan. Reference should be made to the applicable provisions of the Internal Revenue Code. In addition, the summary does not discuss the tax consequences of a participant's death or the income tax laws of any city, state or foreign country in which the participant may reside.

OPTIONS

    The Company will be entitled to a business expense deduction equal to the ordinary income recognized by an award holder on exercise of a non-statutory stock option. The ordinary income recognized will generally equal the excess of the fair market value of the purchased shares on the date of recognition over the exercise price. Generally, the date of recognition will be the date the option is exercised or, if later, the first date shares acquired on exercise are not subject to a substantial risk of forfeiture.

    The Company will also be entitled to a business expense deduction equal to the ordinary income recognized by an award holder due to a "disqualifying disposition" of stock acquired pursuant to an incentive stock option. A disqualifying disposition occurs if an award holder disposes of the acquired shares within two years of the date of the option grant, or within one year of the date the shares are acquired by the award holder. In the case of a disqualifying disposition, the award holder will generally recognize ordinary income in the year of disposition, in an amount equal to the amount of ordinary income the award holder would have recognized from the exercise of the option had the option been a non-statutory stock option at the time of exercise. If no disqualifying disposition is made of shares acquired under an incentive stock option, any gain on the subsequent sale of those shares will constitute long-term capital gains and the Company will not be entitled to any deduction with respect to such shares. For purposes of the alternative minimum tax, an award holder will incur alternative minimum taxable income upon exercise of an incentive stock option in an amount of ordinary income that the optionee would have recognized had the incentive stock option been a non-statutory stock option.

    To the extent that the aggregate fair market value (determined as of the respective date or dates of grant) of shares with respect to which options that would otherwise be incentive stock options are exercisable for the first time by any individual during any calendar year exceeds $100,000, such options will be treated as non-statutory stock options.

RESTRICTED STOCK

    An award holder receiving restricted stock recognizes ordinary income with respect to such stock at the time the restrictions lapse or, if the holder so elects, at the time of receipt of the stock. The amount of ordinary income is the fair market value of the stock at the applicable time, less any consideration paid by the award holder for the stock. The Company will be entitled to deduct from its taxable income an amount equal to the ordinary income recognized by the award holder in the year so recognized by the award holder. Dividends paid with respect to restricted stock will be taxable compensation income to the award holder and the Company will be entitled to a corresponding deduction, unless the award holder elects to be taxed on such stock at the time of receipt, in which case the award holder would recognize taxable dividend income upon receipt of the dividends and the Company would not be entitled to any corresponding deduction with respect to such dividends.

PERFORMANCE SHARES

    An award holder who is granted performance shares under the Stock Option Plan would recognize no taxable income by reason of such grant. However, when the conditions precedent to the issuance of shares pursuant to such performance shares are satisfied, the award holder would recognize ordinary income equal to the fair market value on the date of issuance of the shares less any consideration paid by the award holder. Any cash dividend equivalent paid to holders of performance shares is ordinary income. The Company will be entitled to deduct from its taxable income an amount equal to the award holder's ordinary income recognized pursuant to the issuance of shares under the award, in the year recognized by the award holder.

PHANTOM STOCK

    An award holder who has been granted a phantom stock award will not realize taxable income at the time of grant, and the Company will not be entitled to a deduction at such time. Whether a phantom stock award is paid in cash or in shares of Common Stock, the award holder will have ordinary income and the Company will have a corresponding deduction when the award is paid. The measure of such income and deduction will be the fair market value of the shares at the time the phantom stock award is paid out.

PERFORMANCE UNITS

    An award holder who has been granted a performance unit award will realize ordinary income and the Company will have a corresponding deduction when the award is paid, in the amount paid.

SPECIAL DEDUCTION LIMITS

    If an award is accelerated as a result of a change in control of the Company, all or a portion of the value of the award at that time may be a parachute payment for purposes of the Internal Revenue Code's excess parachute provisions. Those provisions generally provide that if parachute payments exceed three times an award holder's average compensation for the five tax years preceding the change in control, the Company loses its deduction and the recipient is subject to a 20% excise tax for the amount of the parachute payments in excess of one times such average compensation.

    Section 162(m) limits federal income tax deductions for compensation paid to the Company's Chief Executive Officer and the four other most highly compensated officers of a public company to $1 million per year, but contains an exception for performance-based compensation that satisfies certain conditions. The Company believes that options granted to an individual with an option price at 100% or more of fair market value of the underlying shares pursuant to the Stock Option Plan will qualify for the performance based-compensation exception to the deduction limit.

ACCOUNTING TREATMENT

    The following is a summary of certain accounting consequences of awards under generally accepted accounting principles. In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"). This standard defines a fair value based method of accounting for stock-based employee compensation plans; however, it also allows an entity to continue to measure compensation cost for those plans using the provisions of APB Opinion No. 25, "Accounting for Stock Issued to Employees" ("Opinion 25"). Under the fair value based method, compensation cost is measured at the grant date based on the estimated fair value of the award and is recognized over the service period, which is usually the vesting period. Under Opinion 25, compensation cost is recognized based on the difference, if any, between the market price of the stock at the date of grant and the amount an employee must pay to acquire the stock. Therefore, an option granted with an exercise price less than the fair market value of the option shares on the date of grant will give rise to compensation expense equal to the difference between the fair market value of the shares on the date of grant and the exercise price. The expense will be accrued as the optionee vests in the option or the shares purchasable under the option. Option grants at 100% of fair market value will not result in any charge to the Company's earnings. The Company has elected to continue accounting for compensation cost arising from its stock-based compensation plans under Opinion 25, which serves as a basis for the following description.

    The grant of restricted stock or share rights will generally result in compensation expense equal to the market value of the underlying shares of Common Stock on the date of grant (less any consideration paid therefor). This expense will generally be accrued over the term of the vesting of such awards, but the expense may be subject to periodic adjustment depending on performance criteria. The expense may be accrued or the recognition and measurement of the expense may be delayed until the performance criteria are attained or are likely to be attained.

    Generally, the fair market value of a share unit on the date of grant (less any consideration paid therefor) will be accrued as an expense and, at the end of each fiscal quarter thereafter, the amount (if any) by which the fair market value of the unit has increased or decreased from the amount previously accrued will be recorded as an adjustment to compensation expense. In the case of certain vesting or performance criteria, the expense may be amortized or the recognition and measurement of the expense may be delayed until the performance criteria are attained or are likely to be attained.

    The number of outstanding options, restricted stock and share rights will be a factor in determining earnings per share on a diluted basis.

    For fiscal years beginning with the Company's 1996 fiscal year, SFAS No. 123 requires the Company to disclose, in footnotes to the Company's financial statements, the impact the options and other awards granted under the Stock Option Plan would have had on the Company's reported earnings were the fair value of those awards treated as compensation expense.

VOTE REQUIRED FOR APPROVAL OF THE 1999 STOCK OPTION/AWARD PLAN

    The affirmative vote of a majority of the shares of Common Stock represented and voting at the Annual Meeting is necessary to approve the Stock Option Plan. The Board believes that the Stock Option Plan is in the best interests of the Company and its stockholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THIS PROPOSAL.

                                PROPOSAL NO. 3:
            ADOPTION OF 1999 EXECUTIVE OFFICER ANNUAL INCENTIVE PLAN

GENERAL

    The Company's 1999 Executive Officer Annual Incentive Plan (the "Annual Incentive Plan") was adopted by the Board of Directors on March 24, 1999, to be effective for years beginning after 1999, subject to approval by the stockholders at the Annual Meeting. The description of the Annual Incentive Plan contained below is qualified in its entirety by reference to the provisions of the Annual Incentive Plan, which is attached as Appendix II to this Proxy Statement.

    The committee described below will select participants in the Annual Incentive Plan from among the Company's Chief Executive Officer and the other officers subject to the short-swing trading restrictions of Section 16(b) of the Exchange Act, other than any officer who is designated as such solely by reason of his or her position as Controller. As of March 15, 1999, approximately seven officers were eligible to be designated to participate in the Annual Incentive Plan.

PURPOSE

    The purpose of the Annual Incentive Plan is to motivate certain executive officers and reward them for performance with tax-deductible payments. As discussed above under "Report of the Compensation Committee of the Board of Directors," Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to a company's chief executive officer or any of the four other most highly compensated executive officers, unless such compensation qualifies as "performance-based compensation."

ADMINISTRATION

    The Annual Incentive Plan will be administered by a committee (the "Incentive Plan Committee") consisting of at least two non-employee directors, each of whom satisfies the requirements for an "outside director" as the term is defined under Section 162(m). The Incentive Plan Committee is generally authorized to construe and interpret the Annual Incentive Plan in good faith to satisfy the requirements for tax deductibility and to select the participants and performance criteria for any applicable fiscal year pursuant to the terms of the Annual Incentive Plan.

DETERMINATION OF AWARDS UNDER THE ANNUAL INCENTIVE PLAN

    For each fiscal year after 1999, the Incentive Plan Committee will establish performance criteria for any individual position and the formula or formulas for determining the amount of payment that the Incentive Plan Committee may award for performance during such year. The Incentive Plan Committee may use a variety of performance criteria, including earnings per share, shareholder return and/or value (including economic value added or shareholder value added), stock price, operating profits or net profits. The performance criteria established may be measured based on corporate, subsidiary or business unit bases, or any combination thereof. Performance criteria may also reflect absolute entity performance or performance relative to a peer group or other external measures of the selected performance criteria. Profit, earnings and revenues used for performance criteria shall exclude specified extraordinary items, including gains or losses on operating asset sales or dispositions, asset write-downs, effects of changes in tax law or rate on deferred tax liabilities, reorganization or restructuring accruals or any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30.

    Notwithstanding the achievement of selected performance targets, no participant may receive an aggregate payment in excess of $5,000,000 for performance relating to any consecutive three fiscal year period. This maximum bonus amount is greater than bonus levels paid by the Company in previous years. This bonus limit has been set in part to allow the Annual Incentive Plan to accommodate continued growth of the Company and because the regulations adopted under Section 162(m) allow only "negative discretion" with respect to payout determinations under the Annual Incentive Plan. The Board believes that this limit will provide the Incentive Plan Committee with sufficient flexibility to recognize exceptional individual performance. In its sole discretion, the Incentive Plan Committee may reduce the amount of payment below the amount otherwise determined by using the applicable payment schedule or formula for a given participant.

AMENDMENT OR TERMINATION

    The Annual Incentive Plan provides that the Board may amend or otherwise modify the Annual Incentive Plan at any time, provided that, without stockholder approval, the Board may not make any change if such change would otherwise result in payments not qualifying for deductibility under Section 162(m) as determined by the Board in good faith.

NEW PLAN BENEFITS

    Because the amount payable to an executive under the Annual Incentive Plan is subject to discretion as to the target amount, the performance goals selected and whether the amount resulting from achievement of such goal will actually be paid, neither the amount that will be paid in the future to any eligible executive nor the amount that would have been paid last year had the Annual Incentive Plan been effect is presently determinable.

VOTE REQUIRED FOR APPROVAL OF THE ANNUAL INCENTIVE PLAN

    The affirmative vote of a majority of the shares of Common Stock represented and voting at the Annual Meeting is necessary to approve the Annual Incentive Plan. The Board believes that the Annual Incentive Plan is in the best interests of the Company and its stockholders.

    If approval of the Annual Incentive Plan is not obtained at the Annual Meeting, the Company anticipates that it will continue to award discretionary bonuses to its executive officers and that such bonuses (when combined with other non-exempt compensation) might not be deductible under Section 162(m).

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THIS PROPOSAL.

                                PROPOSAL NO. 4:
          RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

    The firm of PricewaterhouseCoopers LLP served as the Company's independent public accountants for the fiscal year ended December 31, 1998. The Board of Directors has selected that firm to continue in this capacity for the current fiscal year. Ratification by the stockholders will be sought by the Board of Directors for the selection of PricewaterhouseCoopers LLP as independent public accountants to audit the accounts and records of the Company for the fiscal year ending December 31, 1999, and to perform other appropriate services.

    THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE PROPOSAL TO RATIFY PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT PUBLIC ACCOUNTANTS OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 1999.

    A representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting to respond to appropriate questions and to make a statement if the representative so desires.

                                 OTHER MATTERS

    The Company knows of no other matters to be submitted to this meeting. If any other matters properly come before the meeting, the persons named in the accompanying form of proxy will vote the shares represented by proxy as the Board of Directors may recommend or as the proxyholders, acting in their sole discretion, may determine.

                 STOCKHOLDERS PROPOSALS FOR 2000 ANNUAL MEETING

    Stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act must be received by the Company at its principal executive office at One Wellpoint Way (formerly known as 120 South Via Merida), Thousand Oaks, California 91362 no later than November 26, 1999 to be considered for inclusion in the Proxy Statement for the 2000 Annual Meeting of Stockholders, which is expected to be held on May 9, 2000. The Company's management may exercise discretionary voting authority with respect to any stockholder proposal which is not submitted pursuant to Rule 14a-8 for inclusion in the Proxy Statement for the 2000 Annual Meeting of Stockholders if such proposal is received by the Company after February 15, 2000.

                             ADDITIONAL INFORMATION

    The audited financial statements of the Company for the year ended December 31, 1998, a Management's Discussion and Analysis of Financial Condition and Results of Operations and certain other information are included as supplemental information to this Proxy Statement.

    THE COMPANY WILL MAIL WITHOUT CHARGE TO ANY STOCKHOLDER, UPON WRITTEN OR ORAL REQUEST, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1998, INCLUDING THE FINANCIAL STATEMENTS, SCHEDULES AND A LIST OF EXHIBITS. REQUESTS SHOULD BE SENT TO INVESTOR RELATIONS, WELLPOINT HEALTH NETWORKS INC., 120 SOUTH VIA MERIDA, THOUSAND OAKS, CALIFORNIA 91362. THE COMPANY'S TELEPHONE NUMBER IS (805) 557-6110.

                                          By Order of the Board of Directors

                                                          [LOGO]

                                          Thomas C. Geiser
                                          SECRETARY

March 25, 1999

                         WELLPOINT HEALTH NETWORKS INC.
                            SUPPLEMENTAL INFORMATION
                            TO 1999 PROXY STATEMENT

                       INDEX TO SUPPLEMENTAL INFORMATION

                                                                                                                PAGE
                                                                                                                -----
Executive Officers of the Registrant.......................................................................          35
Market for the Registrant's Common Equity and Related Stockholder Matters..................................          36
Selected Financial Data....................................................................................          37
Management's Discussion and Analysis of Financial Condition and Results of Operations......................          38
Selected Quarterly Financial Information (Unaudited).......................................................          56
Report of Independent Accountants..........................................................................          57
Consolidated Balance Sheets as of December 31, 1998 and 1997...............................................          58
Consolidated Income Statements for the Three Years Ended December 31, 1998.................................          59
Consolidated Statements of Changes in Stockholders' Equity for the Three Years Ended December 31, 1998.....          60
Consolidated Statements of Cash Flows for the Three Years Ended December 31, 1998..........................          61
Notes to Consolidated Financial Statements.................................................................          62

EXECUTIVE OFFICERS OF THE REGISTRANT

    Leonard D. Schaeffer, age 53, has been Chairman of the Board of Directors and Chief Executive Officer of the Company since August 1992. From 1989 until May 1996, Mr. Schaeffer was also Chairman of the Board of Directors and, from 1986, Chief Executive Officer of BCC. From 1982 to 1986, Mr. Schaeffer served as President of Group Health, Inc., an HMO in the midwestern United States. Prior to joining Group Health, Inc., Mr. Schaeffer was the Executive Vice President and Chief Operating Officer of the Student Loan Marketing Association ("Sallie Mae"), a financial institution that provides a secondary market for student loans, from 1980 to 1981. From 1978 to 1980, Mr. Schaeffer was the Administrator of HCFA. HCFA administers the Federal Medicare, Medicaid and Peer Review Organization programs. Mr. Schaeffer serves as a director of Allergan, Inc.

    D. Mark Weinberg, age 46, has been Executive Vice President, Individual and Small Group Businesses of the Company since April 1999. From October 1995 until March 1999, he has served as Executive Vice President, UNICARE Businesses of the Company. From August 1992 until May 1996, Mr. Weinberg served as a director of the Company. From February 1993 to October 1995, Mr. Weinberg was Executive Vice President, Consumer and Specialty Services of the Company. Prior to February 1993, Mr. Weinberg was Executive Vice President of BCC's Consumer Services Group from December 1989 to February 1993 and was Senior Vice President of Individual and Senior Services of BCC from April 1987 to December 1989. From 1981 to 1987, Mr. Weinberg held a variety of positions at Touche Ross & Co. From 1976 to 1981, Mr. Weinberg was general manager for the CTX Products Division of PET, Inc.

    Ronald A. Williams, age 49, has been Executive Vice President, Large Group Businesses of the Company since April 1999. From October 1995 until March 1999, he has served as Executive Vice President, Blue Cross of California Businesses of the Company. From August 1992 until May 1996, Mr. Williams served as a director of the Company. From February 1993 to October 1995, Mr. Williams was Executive Vice President, Group and Network Services of the Company. Prior to February 1993, Mr. Williams was Executive Vice President of BCC's Group Services from May 1992 to February 1993. Prior to that time, Mr. Williams served as Executive Vice President of BCC's Health Services and Products Group from December 1989 to May 1992 and as BCC's Senior Vice President of Marketing and Related Products from November 1988 to December 1989. From May 1987 to November 1988 he was Vice President of Corporate Services of BCC. From July 1984 to May 1987 he was Senior Vice President of Vista Health Corporation, an alternative delivery system for outpatient psychological and substance abuse services of which he was also a co-founder. Mr. Williams also serves as a director of Syncor International Corporation.

    Joan E. Herman, age 45, joined the Company in June 1998 as Executive Vice President, Specialty Businesses. Since April 1999, Ms. Herman has been Executive Vice President, Senior and Specialty Businesses. From 1982 until joining the Company, Ms. Herman was with Phoenix Home Life Mutual Insurance Company, a mutual insurance company, most recently serving as Senior Vice President. Ms. Herman is a member of the Society of Actuaries and American Academy of Actuaries.

    Clifton R. Gaus, age 56, joined the Company in March 1999 as Executive Vice President and Chief Administrative Officer. From March 1997 until joining the Company, Mr. Gaus was Senior Vice President, Research and Development of Kaiser Permanente, a managed health care firm. Mr. Gaus was the owner and President of a privately owned company, Potomac Valley Landscaping, Inc., from March 1997 to March 1998. From February 1993 until March 1997, Mr. Gaus worked in the United States Department of Health and Human Services, where he served in various positions, including the Administrator of the Agency for Health Care Policy and Research and senior advisor for the Office of Assistant Secretary. Mr. Gaus was the founder and initial President of the Association for Health Services Research.

    David C. Colby, age 45, joined the Company in September 1997 as Executive Vice President and Chief Financial Officer. From April 1996 until joining the Company, Mr. Colby was Executive Vice President, Chief Financial Officer and Director of American Medical Response, Inc., a health care services company focusing on ambulance services and emergency physician practice management. From July 1988 until March 1996, Mr. Colby was with Columbia/HCA Healthcare Corporation, most recently serving as Senior Vice President and Treasurer. From September 1983 until July 1988, Mr. Colby was Senior Vice President and Chief Financial Officer of The Methodist Hospital in Houston, Texas.

    Thomas C. Geiser, age 48, has been Executive Vice President, General Counsel and Secretary of the Company since May 1996. From July 1993 until May 1996, Mr. Geiser held the position of Senior Vice President, General Counsel and Secretary. Prior to joining the Company, he was a partner in the law firm of Brobeck, Phleger & Harrison from June 1990 to June 1993 and a partner in the law firm of Epstein Becker Stromberg & Green from May 1985 to May 1990. Mr. Geiser joined the law firm of Hanson, Bridgett, Marcus, Vlahos & Stromberg as an associate in March 1979 and became a partner in the firm, leaving in May 1985.

MARKET FOR THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

    The Company's Common Stock has been traded on the New York Stock Exchange under the symbol "WLP" since the Company's initial public offering on January 27, 1993. The following table sets forth for the periods indicated the high and low sale prices for the Common Stock.

                                                                                     HIGH         LOW
                                                                                  -----------  ---------
Year Ended December 31, 1997
  First Quarter.................................................................  $45   7/8    $32 7/8
  Second Quarter................................................................   51           37 3/4
  Third Quarter.................................................................   60   1/2     46 1/4
  Fourth Quarter................................................................   58   13/16   38 13/16
Year Ended December 31, 1998
  First Quarter.................................................................   70   1/16    42 1/4
  Second Quarter................................................................   74           61 15/16
  Third Quarter.................................................................   74   11/16   51 1/4
  Fourth Quarter................................................................   87           51 7/16

    On March 15, 1999, the closing price on the New York Stock Exchange for the Company's Common Stock was $73 13/16 per share. As of March 15, 1999, there were approximately 209 holders of record of Common Stock.

    The Company did not pay any dividends on its Common Stock in 1997 or 1998. Management currently expects that all of WellPoint's future income will be used to expand and develop its business. The Board of Directors currently intends to retain the Company's net earnings during 1999.

SELECTED FINANCIAL DATA

                                                                       YEAR ENDED DECEMBER 31,
(IN THOUSANDS, EXCEPT PER SHARE DATA, MEMBERSHIP   ---------------------------------------------------------------
DATA AND OPERATING STATISTICS)                        1998         1997         1996         1995         1994
                                                   -----------  -----------  -----------  -----------  -----------
CONSOLIDATED INCOME STATEMENTS(A)
  Revenues:
    Premium revenue..............................  $ 5,934,812  $ 5,068,947  $ 3,699,337  $ 2,776,760  $ 2,564,371
    Management services revenue..................      433,960      377,138      147,911       61,151       36,253
    Investment income............................      109,578      196,153      123,584      120,913       92,188
                                                   -----------  -----------  -----------  -----------  -----------
                                                     6,478,350    5,642,238    3,970,832    2,958,824    2,692,812
  Operating Expenses:
    Health care services and other benefits......    4,776,345    4,087,420    2,825,914    2,090,036    1,865,887
    Selling expense..............................      280,078      249,389      202,318      177,058      161,596
    General and administrative expense...........      975,099      836,581      543,541      327,951      320,417
    Nonrecurring costs...........................           --       14,535           --       57,074           --
                                                   -----------  -----------  -----------  -----------  -----------
                                                     6,031,522    5,187,925    3,571,773    2,652,119    2,347,900
                                                   -----------  -----------  -----------  -----------  -----------
  Operating Income...............................      446,828      454,313      399,059      306,705      344,912
    Interest expense.............................       26,903       36,658       36,628           --           --
    Other expense, net...........................       27,939       31,301       25,195        9,718        5,504
                                                   -----------  -----------  -----------  -----------  -----------
  Income from Continuing Operations before
    Provision for Income Taxes...................      391,986      386,354      337,236      296,987      339,408
    Provision for Income Taxes...................       72,438      156,917      138,718      122,232      137,149
                                                   -----------  -----------  -----------  -----------  -----------
  Income from Continuing Operations                    319,548      229,437      198,518      174,755      202,259
    Income (Loss) from Discontinued Operations...      (88,268)      (2,028)       3,484        5,234       10,911
                                                   -----------  -----------  -----------  -----------  -----------
  Net Income.....................................  $   231,280  $   227,409  $   202,002  $   179,989  $   213,170
                                                   -----------  -----------  -----------  -----------  -----------
                                                   -----------  -----------  -----------  -----------  -----------
  Per Share Data(A)(B)(C):
    Income from Continuing Operations:
      Earnings Per Share.........................  $      4.63  $      3.33  $      2.99  $      2.63  $      3.05
      Earnings Per Share Assuming Full
        Dilution.................................  $      4.55  $      3.30  $      2.99  $      2.63  $      3.05
    Income (Loss) from Discontinued Operations:
      Earnings Per Share.........................  $     (1.28) $     (0.03) $      0.05  $      0.08  $      0.16
      Earnings Per Share Assuming Full
        Dilution.................................  $     (1.26) $     (0.03) $      0.05  $      0.08  $      0.16
    Net Income:
      Earnings Per Share.........................  $      3.35  $      3.30  $      3.04  $      2.71  $      3.21
      Earnings Per Share Assuming Full
        Dilution.................................  $      3.29  $      3.27  $      3.04  $      2.71  $      3.21
OPERATING STATISTICS (A)(D):
  Loss ratio.....................................        80.5%        80.6%        76.4%        75.3%        72.8%
  Selling expense ratio..........................         4.4%         4.6%         5.3%         6.2%         6.2%
  General and administrative expense ratio.......        15.3%        15.4%        14.1%        11.6%        12.3%
  Net income ratio...............................         3.6%         4.2%         5.3%         6.3%         8.2%

                                                                            DECEMBER 31,
                                                   ---------------------------------------------------------------
                                                      1998         1997         1996         1995         1994
                                                   -----------  -----------  -----------  -----------  -----------
BALANCE SHEET DATA(A):
  Cash and investments...........................  $ 2,764,302  $ 2,560,537  $ 1,849,814  $ 1,981,532  $ 1,724,026
  Total assets...................................  $ 4,225,834  $ 4,234,124  $ 3,149,378  $ 2,471,360  $ 2,185,950
  Long-term debt.................................  $   300,000  $   388,000  $   625,000           --           --
  Total equity...................................  $ 1,315,223  $ 1,223,169  $   870,459  $ 1,670,226  $ 1,418,919
  Cash dividends declared per common share(E)....           --           --  $     10.00           --           --
MEDICAL MEMBERSHIP(F)............................    6,892,000    6,638,000    4,485,000    2,797,000    2,617,000

--------------------------

(A) Financial information prior to 1998 has been restated to present the workers' compensation business as a discontinued operation.

(B) Per share data for all periods presented prior to 1996 have been recomputed using 66,366,500 shares, the number of shares outstanding immediately following completion of the Recapitalization. Per share data for the year ended December 31, 1996 has been calculated using such 66,366,500 shares, plus the weighted average number of shares issued since the Recapitalization.

(C) Per share data includes nonrecurring costs of $0.13 per share and $0.52 per share for 1997 and 1995, respectively.

(D) The loss ratio represents health care services and other benefits as a percentage of premium revenue. All other ratios are shown as a percentage of premium revenue and management services revenue.

(E) The Company paid a $995.0 million special dividend in conjunction with the Recapitalization which occurred on May 20, 1996. Management currently expects that all of the Company's future income will be used to expand and develop its business.

(F) Membership numbers are approximate and include some estimates based upon the number of contracts at the relevant date and an actuarial estimate of the number of members represented by each contract.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS

    This discussion contains forward-looking statements which involve risks and uncertainties. The Company's actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors including, but not limited to, those set forth under "Factors That May Affect Future Results of Operations."

GENERAL

    The Company is one of the nation's largest publicly traded managed health care companies. As of December 31, 1998, WellPoint had approximately 6.9 million medical members and approximately 25 million specialty members. The Company offers a broad spectrum of network-based managed care plans. WellPoint provides these plans to the large and small employer, individual and senior markets. The Company's managed care plans include HMOs, PPOs, POS plans, other hybrid plans and traditional indemnity plans. In addition, WellPoint offers managed care services, including underwriting, claims processing, actuarial services, network access and medical cost management. The Company also provides a broad array of specialty and other products, including pharmacy, dental, utilization management, life insurance, preventive care, disability insurance, behavioral health, COBRA and flexible benefits account administration.

    As discussed in Note 11 to the Consolidated Financial Statements, during 1998, the Company discontinued its workers' compensation operations. All financial information presented herein has been restated in both current and prior periods to exclude the workers' compensation operations and the discussion and analysis that follows has been modified accordingly.

    In accordance with Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of a Business Enterprise," the Company was organized into two primary segments, the California and National business segments, during the year ended December 31, 1998. Effective April 1, 1999, the Company intends to modify its internal business operations. It is anticipated that the impact of this internal change will also affect the disclosures of the Company's segments from that presented as of December 31, 1998. The Company is currently evaluating the effect of this proposed change and expects that future filings under the Securities Exchange Act of 1934 on or after the effective date of this reorganization will reflect such modified segments.

    SALE OF WORKERS' COMPENSATION SEGMENT

    On July 29, 1998, WellPoint entered into a Stock Purchase Agreement (the "Stock Purchase Agreement") by and between WellPoint and Fremont Indemnity Company ("Fremont"). Pursuant to the Stock Purchase Agreement, Fremont acquired all of the outstanding capital stock of UNICARE Specialty Services, Inc., a wholly owned subsidiary of WellPoint ("UNICARE Specialty"). The transaction was completed on September 1, 1998. The principal asset of UNICARE Specialty was the capital stock of UNICARE Workers' Compensation Insurance Company ("UNICARE Workers' Compensation"). The purchase price for the acquisition was the statutory surplus (adjusted in accordance with the terms of the Purchase Agreement) of UNICARE Workers' Compensation as of the date of the closing. The purchase price based upon adjusted statutory surplus of UNICARE Workers' Compensation as of September 1, 1998, the closing date of the transaction, was approximately $110.0 million. Subsequent to September 1, 1998, the Company and Fremont are jointly marketing integrated workers' compensation and medical insurance products in the small employer group market.

    NATIONAL EXPANSION AND OTHER RECENT DEVELOPMENTS

    In an effort to pursue the expansion of the Company's National business segment, during the past three years the Company has completed the acquisition of two businesses outside the state of California, the Life and Health Benefits Management Division ("MMHD") of Massachusetts Mutual Life Insurance Company and the Group Benefits Operations (the "GBO") of John Hancock Mutual Life Insurance Company. The purchase method of accounting has been used to account for both of the aforementioned transactions. The excess purchase price over net assets acquired was approximately $172.5 million for the GBO and $251.0 million for MMHD. During the fourth quarter of 1998, the Company re-evaluated the useful life of the intangible assets and goodwill related to these acquisitions and reduced such composite lives from 35 to 20 years. The Company's pending transaction with Cerulean Companies, Inc. is also a component of this expansion.

    On March 1, 1997, the Company completed its acquisition of the GBO. The purchase price was $89.7 million, subject to the resolution of certain items related to the post-closing audit. The purchase method of accounting has been used to account for the acquisition of the GBO. The GBO, with an associated 1.3 million acquired members, targets large employers with 5,000 or more employees and a majority of the medical members it serves are in health plans that are self-funded by employers.

    As a result of the GBO and MMHD acquisitions, the Company has significantly expanded its operations outside of California. In order to integrate its acquired businesses and implement the Company's regional expansion strategy, the Company will need to develop satisfactory provider and sales networks and successfully convert these books of business to the Company's existing information systems, which will require additional expenditures by the Company.

    On May 20, 1996, the Company completed the Recapitalization, including the acquisition of the commercial operations of BCC (the "BCC Commercial Operations") for $235.0 million in cash. The Recapitalization included the payment of a $995.0 million special dividend funded by $775.0 million in revolving debt and the remainder in cash. In September 1998, the Company received a private letter ruling from the Internal Revenue Service with respect to the treatment of certain payments in conjunction with the Recapitalization and acquisition of the BCC Commercial Operations. The ruling allows the Company to deduct as an ordinary and necessary business expense an $800 million cash payment made by Blue Cross of California in May 1996 to one of two newly formed charitable foundations. As a result of such private letter ruling, the Company reduced the remaining intangible asset related to its acquisition of the BCC Commercial Operations to zero. (See Note 8 to the Consolidated Financial Statements.)

    The Company has acquired certain businesses over the last three years which historically experienced a higher overall loss ratio than the Company. These acquired businesses have contributed to an increase in the Company's overall loss ratio. In order to control the respective loss ratios and reduce the financial risk of these acquired businesses, the Company has undertaken a variety of measures, including significant premium increases and changes in product design. The GBO and MMHD businesses have historically also experienced a higher administrative expense ratio than the Company's traditional California business due to the higher percentage of management services business. These higher administrative expense ratios have contributed to an increase in the Company's overall administrative expense ratio since the respective dates of acquisition.

    PENDING ACQUISITION OF CERULEAN

    On July 9, 1998, the Company entered into an Agreement and Plan of Merger with Cerulean Companies Inc. ("Cerulean") (See Note 23 to the Consolidated Financial Statements). Cerulean, principally through its Blue Cross Blue Shield of Georgia subsidiary, offers insured and administrative services products primarily in the State of Georgia. Cerulean has historically experienced a higher administrative expense ratio than the Company's core businesses due to its higher concentration of administrative services business. Cerulean has also historically experienced a higher loss ratio than the Company's core businesses due to its higher percentage of large group business, which generally reduces the Company's overall risk and also underwriting margins. Accordingly, it is expected that Cerulean's higher loss and administrative expense ratios will ultimately contribute to an increase in those ratios for the Company after the transaction is completed. This transaction is expected to be completed in the second half of 1999.

    LEGISLATION

    A variety of health care reform measures are currently pending or have been recently enacted at the Federal, state and local levels. Federal legislation enacted during the last two years seeks, among other things, to insure the portability of health coverage and mandates minimum maternity hospital stays. These and other proposed measures may have the effect of dramatically altering the regulation of health care and of increasing the Company's loss ratio or decreasing the affordability of the Company's products. In May 1997, the Texas Legislature adopted Senate Bill No. 386 ("SB 386"). Among other things, this legislation purports to make managed care organizations ("MCOs") such as the Company liable for the failure by the MCO, its employees or agents to exercise ordinary care when making "health care treatment decisions" (as defined in SB
386). The legislation was effective as of September 1, 1997. In September 1998, the United States District Court for the Southern District of Texas ruled, in part, that the MCO liability provisions of SB 386 are not preempted by the Federal Employee Retirement Income Security Act of 1974 ("ERISA"). To date, this legislation has not adversely affected the Company's results of operations. Similar legislation is currently pending in both the California and Georgia legislatures. Although the Company maintains insurance covering such liabilities, to the extent that this legislation (or similar legislation that may be subsequently adopted at the Federal or state level) effectively expands the scope of liability of MCOs such as the Company, it may have a material adverse effect on the Company's results of operations, financial condition or cash flows. Even if the Company is not held to be liable under any litigation, the existence of potential MCO liability may cause the Company to incur greater costs in defending such litigation.

    YEAR 2000

    The Company is substantially dependent on its computer systems, business applications and other information technology systems ("IT systems"), due to the nature of its managed health care business and the increasing number of electronic transactions in the industry. Historically, many IT systems were developed to recognize the year as a two-digit number, with the digits "00" being recognized as the year 1900. The year 2000 presents a number of potential problems for such systems, including potentially significant processing errors or failure. Given the Company's reliance on its computer systems, the Company's results of operations could be materially adversely affected by any significant errors or failures. Additionally, the year 2000 presents potential problems for other systems and applications containing date-dependent embedded microprocessors ("non-IT systems"), such as elevators and heating and ventilation equipment.

    The Company has developed and is in the midst of executing a comprehensive plan designed to address the "year 2000" issue for its IT and non-IT systems and applications. With respect to IT systems, during 1997 the Company completed a detailed risk assessment of its various computer systems, business applications and other affected systems, formulated a plan for specific remediation efforts and began certain of such remediation efforts. During 1998 and the first quarter of 1999, the Company completed its remediation efforts and undertook internal testing of its systems and applications. In the second quarter of 1999, the Company expects to undergo third-party review of certain of its year 2000 remediation efforts. This third party review will include an assessment of the procedures undertaken by the Company as well as a computer software test of selected portions of the Company's computer code. With respect to non-IT systems, the Company is currently in the process of completing the replacement or renovation of Company-owned systems to address year 2000 issues. The Company is also undertaking a review of non-IT systems in leased facilities and, where appropriate, obtaining certifications from the property owners that non-IT systems in leased facilities will be remediated or replaced on a timely basis. The Company currently expects that its year 2000 remediation efforts and third-party review with respect to non-IT systems will be completed by the second quarter of 1999.

    The Company currently estimates that its costs related to year 2000 compliance remediation for Company-owned IT systems and applications will be approximately $6 to $7 million in 1999. The amounts expected to be expended during 1999 represent less than 5% of the Company's IT systems budget. During the year ended December 31, 1998, the Company expended approximately $16.9 million and $1.3 million for remediation of its IT software systems and applications and for renovation or replacement of its telecommunications equipment, respectively. The Company currently estimates that its total costs in 1999 with respect to non-IT systems and applications will be approximately $1.0 million. The Company's expenditures with respect to non-IT systems will include the acquisition of back-up power supplies for the Company's headquarters and data center facilities. The Company expenses year 2000 remediation costs as incurred and expects to fund these costs through cash flow from operations. While the immediacy of year 2000 compliance measures has caused the Company to defer or cancel certain IT projects, the Company does not expect such actions to have a material effect on the Company's results of operations, cash flows or financial condition. Assuming the Company's pending acquisition of Cerulean is consummated (see Note 23 to the Consolidated Financial Statements), similar remediation and testing efforts with respect to Cerulean-owned IT and non-IT systems and applications may increase the Company's total expenditures.

    The Company is currently formulating detailed contingency plans in the event that its various systems and applications do not achieve year 2000 compliance in a timely fashion. The contingency plans are focused on identifying potential failure scenarios for the Company's IT and non-IT systems and those of third parties with which the Company interacts and on ensuring the continuation of critical business operations. During the first half of 1999, the Company expects to integrate each of these contingency plans into a Company-wide contingency plan.

    The Company continues to assemble survey data from health care transaction clearing houses, third party vendors and certain other parties with which the Company communicates electronically to determine the compliance efforts being undertaken by these parties and to assess the Company's potential business exposure to any non-compliant systems operated by these parties. Health care claims submitted electronically to the Company are usually submitted through clearing houses on behalf of health care providers. Based on the survey data and other information compiled by the Company to date, the Company has not identified any third parties that the Company expects will suffer year 2000-related problems which are likely to have a significant adverse effect on the Company's operations. However, many of these third parties are currently in the process of implementing the critical portions of their own year 2000 compliance measures. As a result, at the current time the Company does not have sufficient information to determine whether its external relationships will be materially adversely affected by year 2000 compliance problems.

    If the Company's year 2000 issues were not completely resolved prior to the end of 1999, the Company could be subject to a number of potential consequences, including, among other things, an inability to timely and accurately process health care claims, collect customers' premiums or administrative fees, verify subscriber eligibility, assess utilization trends or compile accurate financial data for use by management. In particular, the Company may experience a decrease in electronic health claims submission, which could cause the Company's claims inventory to increase on a temporary basis. An increase in claims inventory could prevent the Company from identifying emerging utilization trends quickly and taking appropriate actions to mitigate such trends through pricing actions, benefit redesign or other actions. The Company is attempting to limit its exposure to year 2000 issues by closely monitoring its own year 2000 remediation efforts, assessing the year 2000 compliance efforts of various third parties with which it interacts and developing contingency plans addressing potential problems that could have a material adverse effect on the Company's results of operations. Although the Company intends to put into place programs and procedures designed to mitigate the aforementioned risks, there can be no assurances that all potential problems may be mitigated by these procedures.

RESULTS OF OPERATIONS

    WellPoint's revenues are primarily generated from premiums earned for risk-based health care and specialty services provided to its members, fees for administrative services, including claims processing and access to provider networks for self-insured employers, and investment income. WellPoint's operating expenses include health care services and other benefits expenses, consisting primarily of payments for physicians, hospitals and other providers for health care and specialty products claims; selling expenses for broker and agent commissions; general and administrative expenses; interest expense; depreciation and amortization expense; and income taxes.

    The Company's consolidated results of operations for the year ended December 31, 1998 include a full year of earnings for each of its acquired businesses. The results of operations for the year ended December 31, 1997 include ten months of earnings for the GBO, from the date of its acquisition. The results of operations for the year ended December 31, 1996 include the results of MMHD for the period from April 1, 1996 (its date of acquisition) to December 31, 1996 and BCC Commercial Operations for the period from May 20, 1996 (its date of acquisition) to December 31, 1996.

    The following table sets forth selected operating ratios. The loss ratio for health care services and other benefits is shown as a percentage of premium revenue. All other ratios are shown as a percentage of premium revenue and management services revenue combined.

                                                                         YEAR ENDED DECEMBER 31,
                                                                     -------------------------------
                                                                       1998       1997       1996
                                                                     ---------  ---------  ---------
Operating Revenues:
  Premium revenue..................................................       93.2%      93.1%      96.2%
  Management services revenue......................................        6.8        6.9        3.8
                                                                     ---------  ---------  ---------
                                                                         100.0      100.0      100.0

Operating Expenses:
  Health care services and other benefits loss.....................       80.5       80.6       76.4
  Selling expense..................................................        4.4        4.6        5.3
  General and administrative expense...............................       15.3       15.4       14.1

MEMBERSHIP

    The following table sets forth membership data and the percent change in membership:

                                              AS OF DECEMBER 31,
                                          ---------------------------    PERCENT
                                              1998           1997        CHANGE
                                          ------------   ------------   ---------
MEDICAL MEMBERSHIP (A):
CALIFORNIA (B)
  Group Services:
    HMO.................................       947,797        812,180      16.7%
    PPO and Other.......................     1,589,506      1,475,360       7.7%
                                          ------------   ------------
      Total.............................     2,537,303      2,287,540      10.9%
                                          ------------   ------------
  Individual, Small Group and Senior:
    HMO.................................       350,939        316,350      10.9%
    PPO and Other.......................     1,324,193      1,282,511       3.3%
                                          ------------   ------------
      Total.............................     1,675,132      1,598,861       4.8%
                                          ------------   ------------
  Medi-Cal HMO Programs.................       474,429        284,281      66.9%
                                          ------------   ------------
Total California Medical Membership.....     4,686,864      4,170,682      12.4%
                                          ------------   ------------

TEXAS
  Group Services........................       162,880        202,239     (19.5)%
  Individual, Small Group and Senior....       114,254         74,261      53.9%
                                          ------------   ------------
      Total.............................       277,134        276,500       0.2%
                                          ------------   ------------

GEORGIA
  Group Services........................        88,533         91,070      (2.8)%
  Individual, Small Group and Senior....        16,739          8,139     105.7%
                                          ------------   ------------
      Total.............................       105,272         99,209       6.1%
                                          ------------   ------------

OTHER STATES
  Group Services........................     1,798,697      2,083,122     (13.7)%
  Individual, Small Group and Senior....        23,636          8,644     173.4%
                                          ------------   ------------
      Total.............................     1,822,333      2,091,766     (12.9)%
                                          ------------   ------------
Total National Medical Membership (b)...     2,204,739      2,467,475     (10.6)%
                                          ------------   ------------
TOTAL MEDICAL MEMBERSHIP (C)............     6,891,603      6,638,157       3.8%
                                          ------------   ------------
                                          ------------   ------------

NETWORKS (D)
  Proprietary Networks..................     4,537,000      3,941,220      15.1%
  Other Networks........................     1,411,097      1,560,276      (9.6)%
  Non-Network...........................       943,506      1,136,661     (17.0)%
                                          ------------   ------------
TOTAL MEDICAL MEMBERSHIP................     6,891,603      6,638,157       3.8%
                                          ------------   ------------
                                          ------------   ------------

------------------------

(a) Membership numbers are approximate and include some estimates based upon the number of contracts at the relevant date and an actuarial estimate of the number of members represented by the contract.

(b) Classification between California and National membership for employer groups is determined by the state of the employer's corporate office. The state designation within National is determined by the zip code of the subscriber.

(c) Medical membership includes 2,580,119 and 2,765,856 management services members as of December 31, 1998 and 1997, respectively, of which management services members outside of California were 1,600,616 and 1,792,151 as of December 31, 1998 and 1997, respectively.

(d) Proprietary networks consist of California, Texas and other
    WellPoint-developed networks. Other networks consist of third-party networks and networks owned by the Company as a result of acquisitions that incorporate provider discounts and some basic managed care elements. Non-network consists of fee for service and percentage-of-billed-charges contracts with providers.

                                               AS OF DECEMBER 31,
                                          -----------------------------    PERCENT
SPECIALTY MEMBERSHIP:                         1998            1997         CHANGE
                                          -------------   -------------   ---------
  Pharmacy..............................     15,003,377      12,290,221       22.1%
  Dental................................      3,148,528       3,183,477       (1.1)%
  Utilization Management................      2,908,383       2,750,767        5.7%
  Life..................................      2,155,805       1,757,881       22.6%
  Disability............................        778,860       1,125,571      (30.8)%
  Behavioral Health.....................        743,507         721,350        3.1%

COMPARISON OF RESULTS FOR THE YEAR ENDED DECEMBER 31, 1998 TO THE YEAR ENDED
  DECEMBER 31, 1997

    Premium revenue increased 17.1%, or $865.9 million, to $5,934.8 million for the year ended December 31, 1998 from $5,068.9 million for the year ended December 31, 1997. The overall increase was primarily due to an increase in insured member months of 12.1%, primarily in the Company's California business segment, and the implementation of price increases throughout the California market. Excluding the impact of the additional two months of premium revenue in 1998 related to the GBO of $80.1 million, the National business segment experienced a decline in overall premium revenue due to attrition on acquired MMHD membership and, to a lesser extent, the GBO membership, a portion of which was the result of recently instituted premium increases with respect to certain under-priced customer accounts. The Company expects that it will experience some level of further membership attrition of its acquired MMHD and GBO members during the first half of 1999 as it continues to increase prices and pursues its strategy of motivating members to select managed care products.

    Management services revenue increased 15.1%, or $56.9 million, to $434.0 million for the year ended December 31, 1998 from $377.1 million for the year ended December 31, 1997. The increase was primarily due to a 14.7% increase in management services member months, primarily in the California business segment's large employer group business. Also contributing to the increase was the incremental impact of the addition of a management services contract in the National business segment with the State of Illinois effective as of July 1, 1997. Excluding the impact of the additional two months of management services revenue in 1998 related to the GBO operations of $22.3 million, the National business segment experienced a decline in overall management services revenue due to attrition on acquired MMHD membership and, to a lesser extent, the GBO membership.

    Investment income decreased $86.6 million to $109.6 million for the year ended December 31, 1998, compared to $196.2 million for the year ended December 31, 1997. The decline was primarily attributable to recognition in 1998 of an "other than temporary" decline in value of $48.7 million relating to the Company's equity holdings in FPA Medical Management, Inc. ("FPA"), which subsequently filed for bankruptcy. Further contributing to the decrease between years was the initial gain of $30.3 million recognized in 1997 related to the exchange of Health Partners Inc. ("HPI") stock for FPA. Excluding the effects of both the "other than temporary" decline in value in 1998 and the gain related to the stock-for-stock merger with FPA in 1997, investment income would have been $158.3 million and $165.9 million, for 1998 and 1997, respectively. Including the loss on FPA in 1998, and the gain on HPI in 1997, the net realized loss on investment securities for the year ended December 31, 1998 was $32.0 million compared to a net realized gain of $64.3 million for the year ended December 31, 1997. Net interest and dividend income increased $11.3 million to $145.2 million for the year ended December 31, 1998 in comparison to $133.9 million for the year ended December 31, 1997, primarily due to increased interest income resulting from the investment portfolios of the acquired GBO businesses partially offset by lower yields on invested assets in 1998 versus 1997. Net investment income also included a loss of approximately $4.5 million in 1998 related to the Company's interest rate swap agreements.

    Health care services and other benefits expense increased 16.9%, or $688.9 million, to $4,776.3 million for the year ended December 31, 1998 from $4,087.4 million for the year ended December 31, 1997. The overall increase was primarily due to the aforementioned increase in insured member months of 12.1%, primarily in the Company's California business segment. Excluding the impact of the additional two months in 1998 related to the GBO of $91.4 million, the National business segment experienced a decline in overall claims expense due to attrition on acquired MMHD membership and, to a lesser extent, the acquired GBO membership.

    The loss ratio attributable to managed care and related products for the year ended December 31, 1998 decreased slightly to 80.5% compared to 80.6% for the year ended December 31, 1997. Excluding the GBO for the period prior to its acquisition for the year ended December 31, 1998, the loss ratio would have been 80.0%. The decline is primarily due to the aforementioned membership attrition related to underperforming MMHD and GBO acquired accounts in the Company's National business segment combined with the growth in the Company's Medi-Cal business that experienced a lower loss ratio, partially offset by increases in California large group business.

    Selling expense consists of commissions paid to outside brokers and agents representing the Company. Selling expense for the year ended December 31, 1998 increased 12.3% to $280.1 million, compared to $249.4 million for the year ended December 31, 1997, generally corresponding with continued overall premium revenue growth. The selling expense ratio for the year ended December 31, 1998 decreased to 4.4% from 4.6% for the year ended December 31, 1997, largely due to the acquisition of the GBO in the Company's National business segment, which has a lower selling expense ratio than the Company's existing business due to the use of an internal sales force. Excluding the GBO for the period prior to its acquisition for the year ended December 31, 1998, the selling expense ratio would have been 4.5%. The California business segment's growth in Medi-Cal and large employer group medical products had a further impact on lowering the selling expense ratio as a result of the lower selling costs associated with these products in comparison to the Company's other products.

    General and administrative expense for the year ended December 31, 1998 increased 16.6%, or $138.5 million, to $975.1 million from $836.6 million for the year ended December 31, 1997. The additional two months of the GBO in 1998 compared to 1997 in the National business segment accounted for 24.5%, or $34.0 million, of the overall increase. The remainder of the increase was primarily due to an increase in California member months of 15.9%, including management services members, and to costs associated with the Company's national expansion related to the integration of the acquired businesses to the Company's information systems. The Company's systems have been enhanced to accommodate the more complex products offered by those businesses. Costs associated with year 2000 compliance efforts also contributed to the increase. The Company incurred approximately $26.0 million of costs relating to the integration of acquired businesses during 1998.

    The administrative expense ratio decreased slightly to 15.3% for 1998 compared to 15.4% for 1997. The GBO has historically experienced a higher administrative expense ratio than the Company's traditional California-based businesses due to the GBO's higher percentage of management services business. The administrative expense ratio, excluding the GBO for the period prior to its acquisition for the year ended December 31, 1998, was 15.0%. This decline in comparison to the previous year is primarily due to savings from the consolidation of various National regional offices and the integration of information system centers related to acquired businesses onto the Company's information systems platform, in addition to economies of scale associated with premium revenue growth in relation to fixed corporate administrative expenses.

    Interest expense decreased for the year ended December 31, 1998 to $26.9 million, from $36.7 million for the year ended December 31, 1997. The decrease is primarily related to the repayment of indebtedness as the effective interest rate paid by the Company remained relatively stable as a result of its interest rate swaps. The Company's long-term indebtedness at December 31, 1998 was $300.0 million compared to $388.0 million at December 31, 1997. The weighted average interest rate for all debt for the year ended December 31, 1998, including the cost associated with the fee on the Company's credit agreements and its interest rate swaps was 7.6%. See "--Liquidity and Capital Resources."

    The provision for income taxes decreased $84.5 million or 53.9%, to $72.4 million for the year ended December 31, 1998. The decline was primarily due to the effect of the private letter ruling received from the IRS in September 1998, which resulted in a decrease in income tax expense of $85.5 million. (See Note 8 to the Consolidated Financial Statements.) Excluding the ruling, the provision for income taxes would have been $157.9 million, representing an overall tax rate consistent with the prior period.

    The Company's income from continuing operations for the year ended December 31, 1998 was $319.5 million, compared to $229.4 million for the year ended December 31, 1997. Earnings per share from continuing operations totaled $4.63 and $3.33 for the years ended December 31, 1998 and 1997, respectively. Earnings per share from continuing operations assuming full dilution totaled $4.55 and $3.30 for the years ended December 31, 1998 and 1997, respectively. Earnings per share from continuing operations for the year ended December 31, 1997 included non-recurring costs of $0.13 per share (See Note 18 to the Consolidated Financial Statements).

    Earnings per share for the year ended December 31, 1998 is based upon weighted average shares outstanding of 69.1 million, excluding common stock equivalents, and 70.3 million shares assuming full dilution. Earnings per share for the year ended December 31, 1997 has been calculated using 68.8 million, excluding common stock equivalents, and 69.5 million shares, assuming full dilution. For the year ended December 31, 1998, the increase in weighted average shares outstanding primarily relates to common stock issued through the Company's stock option plans and the incremental impact in 1998 of the public offering of 3.0 million shares of the Company's common stock in April 1997, partially offset by the repurchase of 3.5 million shares during the latter part of 1998.

COMPARISON OF RESULTS FOR THE YEAR ENDED DECEMBER 31, 1997 TO THE YEAR ENDED
  DECEMBER 31, 1996

    Premium revenue increased 37.0%, or $1,369.6 million, to $5,068.9 million for the year ended December 31, 1997 from $3,699.3 million for the year ended December 31, 1996. The 1997 acquisition of the GBO contributed $419.4 million, or 30.6% of this increase. The 1996 acquisitions of MMHD and the BCC Commercial Operations contributed an incremental increase in 1997 premium revenue of $163.0 million and $147.7 million, respectively, or an aggregate of 22.7% of the total increase. Also, contributing to increased premium revenue in 1997 was an increase in insured member months of 12.9% primarily in the Company's California business segment, excluding the GBO from both periods and excluding MMHD and BCC Commercial Operations from the periods prior to their respective dates of acquisition in both periods. Additionally, there was an increase in the per member per month revenues as a result of premium increases associated with several of the Company's medical products.

    Management services revenue increased 155.0%, or $229.2 million, to $377.1 million for the year ended December 31, 1997 from $147.9 million for the year ended December 31, 1996. The increase was primarily due to $189.9 million of management services revenue related to the 1997 acquisition of the GBO and $18.9 million and $3.9 million, respectively, of incremental increase in management services revenue related to the acquisitions of MMHD and the BCC Commercial Operations in 1996, which together represented 92.8% of the increase. Also contributing to the increase was an increase in the California large group management services membership and the addition of a management services contract in the Company's National business segment with the state of Illinois on July 1, 1997.

    Investment income increased $72.6 million to $196.2 million for the year ended December 31, 1997, compared to $123.6 million for the year ended December 31, 1996. Net realized gains from equity securities increased $45.5 million to $62.0 million for the year ended December 31, 1997 in comparison to $16.5 million for the year ended December 31, 1996. The year ended December 31, 1997 included a gain of $30.3 million related to the stock-for-stock exchange of the Company's interest in HPI for the common stock of FPA. Net interest and dividend income increased $24.0 million to $133.9 million for the year ended December 31, 1997 in comparison to $109.9 million for the year ended December 31, 1996, primarily due to increased interest income resulting from the investment portfolios of GBO and MMHD acquired businesses and slightly higher yields in 1997 over 1996, partially offset by the foregone interest from cash and investments used to finance the GBO, MMHD and BCC Commercial Operations acquisitions, the Recapitalization and cash used for repayment of indebtedness under the Company's senior credit facility.

    Health care services and other benefits expense increased 44.6%, or $1,261.5 million, to $4,087.4 million for the year ended December 31, 1997 from $2,825.9 million for the year ended December 31, 1996. The acquisition of the GBO accounted for 32.4% of the increase, or $408.2 million. The inclusion of MMHD and the BCC Commercial Operations for a full twelve months in 1997 accounted for an aggregate of 21.6% of the increase and resulted in increased health care expense of $133.9 million and $139.1 million, respectively. Additionally, the Company's health care benefits and other expenses for the year ended December 31, 1997 increased in comparison to the prior year as a result of the aforementioned increase in insured member months of 12.9%, primarily in the Company's California business segment.

    The loss ratio for 1997 increased to 80.6% compared to 76.4% in 1996. The acquired MMHD operations, the GBO and the BCC Commercial Operations have traditionally experienced a higher loss ratio than the Company. Additionally, the MMHD operations experienced an increase in loss ratio for the year ended December 31, 1997 in comparison to 1996 due to higher actual claims incurred as a result of higher cost trends. Excluding the effects of the acquired businesses, the loss ratio in 1997 would have been 78.5%. The increase in loss ratio excluding acquired operations was due to a loss ratio increase in the Company's California business segment, primarily due to slightly higher medical utilization for certain managed care products and increased pharmacy costs.

    Selling expense for the year ended December 31, 1997 increased 23.3% to $249.4 million, compared to $202.3 million for the year ended December 31, 1996, corresponding with continued overall premium revenue growth and an additional $7.2 million in selling expense attributable to the GBO and the incremental impact in 1997 of the MMHD acquisition. The selling expense ratio for the year ended December 31, 1997 decreased to 4.6% from 5.3% for the year ended December 31, 1996, largely due to the acquisition of the GBO and MMHD, which have lower selling expense ratios than the Company's existing business, and the BCC Commercial Operations, which has no selling expense. Excluding the effects of the acquisitions for the years ended December 31, 1997 and 1996, the selling expense ratio would have been 5.4% and 5.3%, respectively.

    General and administrative expense for the year ended December 31, 1997 increased 53.9%, or $293.1 million, to $836.6 million from $543.5 million for the same period in 1996. The increase was primarily due to $196.9 million of general and administrative expense related to the Company's acquisition of the GBO in 1997 and $46.0 million and $8.0 million, of incremental increase in general and administrative expense related to the Company's acquisitions of MMHD and the BCC Commercial Operations, respectively in 1996.

    The administrative expense ratio increased to 15.4% for 1997 compared to 14.1% for 1996, primarily due to the increased administrative expense associated with the Company's continued investment in national expansion and the acquisition of the GBO. The GBO has historically experienced a higher administrative expense ratio than the Company's traditional California-based businesses due to the GBO's higher percentage of management services business. The increase was partially offset by the BCC Commercial Operations' lower administrative expense ratio. The administrative expense ratio for the year ended December 31, 1997, excluding the effect of the GBO acquisition in 1997 and the incremental effect in 1997 of MMHD and BCC Commercial Operations, was 13.1%.

    The Company recorded $14.5 million of nonrecurring costs for the year ended December 31, 1997, of which $8.0 million recorded in the second quarter of 1997 related primarily to the write-down of the California business segment's dental practice management operations and discontinuance of the California business segment's medical practice management operations. In addition, the Company incurred $6.5 million in the first quarter related to severance and retention payments associated with the GBO acquisition.

    Interest expense increased for the year ended December 31, 1997 to $36.7 million, from $36.6 million for the year ended December 31, 1996. The increase is primarily due to interest on debt incurred as a result of the Recapitalization in May 1996 being included in the results of operations for the entire year ended December 31, 1997 in comparison to a shorter period of time in the year ended December 31, 1996, partially offset by debt repayments during 1997. The weighted average interest rate for all debt for the year ended December 31, 1997, including the fees associated with the borrowings and interest rate swaps, was 7.45%.

    The Company's income from continuing operations for the year ended December 31, 1997 was $229.4 million, compared to $198.5 million for the year ended December 31, 1996. Earnings per share from continuing operations totaled $3.33 and $2.99 for the years ended December 31, 1997 and 1996, respectively. Earnings per share from continuing operations assuming full dilution totaled $3.30 and $2.99 for the years ended December 31, 1997 and 1996, respectively. Earnings per share for 1996 has been calculated in accordance with Statement of Financial Accounting Standards No. 128, Earning Per Share ("SFAS No. 128").

    Earnings per share for the year ended December 31, 1997 is based upon weighted average shares outstanding, excluding common stock equivalents, of 68.8 million and 69.5 million shares, assuming full dilution. Earnings per share for the year ended December 31, 1996 has been calculated using 66.4 million shares for both measures. Common stock equivalents did not have a dilutive effect on earnings per share in 1996. The 1996 weighted average reflects the number of shares outstanding immediately following the Recapitalization, plus the weighted average number of shares issued in 1996 subsequent to the Recapitalization. For the year ended December 31, 1997, the increase in weighted average shares outstanding primarily relates to the public offering of 3,000,000 shares of the Company's common stock in April 1997 and, on a diluted basis, the inclusion of 651,000 common stock equivalents related to the Company's stock option plans.

FINANCIAL CONDITION

    The Company's consolidated assets decreased by $8.3 million from $4,234.1 million as of December 31, 1997 to $4,225.8 million as of December 31, 1998. This represents a 0.2% decrease which resulted from the net impact of a number of offsetting factors such as: the sale of the workers' compensation business, which held net assets at December 31, 1997 of $209.2 million partially offset by proceeds from its sale of $101.4 million; the purchase of $193.3 million of treasury stock from available cash; the effect of the tax benefit related to the BCC tax ruling which resulted in an income tax recoverable of $95.9 million, offset by a related decrease in intangible assets of $194.5 million; and cash flow from continuing operating activities of $394.6 million. Cash and investments were $2.8 billion as of December 31, 1998, or 65.4% of total assets.

    Overall claims liabilities increased $14.7 million, or 1.1%, from $1,305.9 million at December 31, 1997 to $1,320.6 million at December 31, 1998. This increase is due to the increase in membership offset by several factors. In 1998, the Company reduced its medical claims payable as it continued to reduce claims inventory related to its acquired MMHD business that was converted to the Company's information systems platform. The timing of pharmacy payments made at the end of 1998 further contributed to the reduction in overall claims liability. Finally, the Company experienced membership attrition in its acquired MMHD and GBO membership in its National business segment, which had higher average per member reserves compared to the average per member reserves for its California business, which experienced significant membership growth.

    As of December 31, 1998, $300.0 million was outstanding under the Company's long-term debt facilities, compared to $388.0 million at December 31, 1997. Debt repayments during 1998 were primarily funded from cash flow from continuing operating activities.

    Stockholders' equity totaled $1,315.2 million as of December 31, 1998, an increase of $92.0 million from $1,223.2 million as of December 31, 1997. The increase resulted primarily from the net income of $231.3 million for the year ended December 31, 1998, $39.4 million in stock issuances under the Company's stock option and stock purchase plans, a $14.6 million increase in net unrealized valuation adjustments on investment securities, net of tax, offset by treasury stock repurchases totaling $193.3 million.

    During the year ended December 31, 1998, the Company's Board of Directors approved a stock repurchase plan of up to eight million shares. At December 31, 1998, approximately 4.5 million shares remained available for repurchase under that plan.

LIQUIDITY AND CAPITAL RESOURCES

    The Company's primary sources of cash are premium and management services revenues received and investment income. The primary uses of cash include health care claims and other benefits, capitation payments, income taxes, repayment of long-term debt, interest expense, broker and agent commissions, administrative expenses, common stock repurchases and capital expenditures. In addition, to the foregoing, other uses of cash include costs of provider networks and systems development, and costs associated with the integration of acquired businesses.

    The Company receives premium revenue in advance of anticipated claims for related health care services and other benefits. The Company's investment policies are designed to provide liquidity, preserve capital and maximize total return on invested assets. Cash and investment balances maintained by the Company are sufficient to meet applicable regulatory financial stability and net worth requirements. As of December 31, 1998, the Company's investment portfolio consisted primarily of fixed-maturity securities and equity securities.

    Net cash flow provided by continuing operating activities was $394.6 million for the year ended December 31, 1998, compared with $496.1 million in 1997. Cash flow from continuing operations for the year ended December 31, 1998 is due primarily to income from continuing operations of $319.5 million, increased medical claims payable of $23.8 million and increased other current liabilities of $35.4 million, offset by an increase in other current assets of $20.1 million.

    Net cash used in continuing investing activities in 1998 totaled $21.6 million, compared with $376.4 million in 1997. The cash used in 1998 was attributable primarily to the purchase of investments for $2,843.1 million and net purchases of property and equipment totaling $52.7 million, offset by the proceeds from investments sold and matured of $2,772.8 million, and proceeds from the sale of the workers' compensation business totaling $101.4 million.

    Net cash used in financing activities totaled $241.9 million in 1998, compared to $116.6 million in 1997. The net cash used in financing activities in 1998 was primarily due to the repurchase of stock during the year totaling $193.3 million, which was financed partially by the proceeds from the sale of the Company's workers' compensation business, and repayments of long-term debt totaling $88.0 million, partially offset by proceeds of $39.4 million from the issuance of common stock through the Company's employee stock purchase and option plans.

    The Company has a $1.0 billion unsecured revolving credit facility. Borrowings under the credit facility bear interest at rates determined by reference to the bank's base rate or to the London Interbank Offered Rate ("LIBOR") plus a margin determined by reference to the Company's leverage ratio (as defined in the credit agreement) or the then-current rating of the Company's unsecured long-term debt by specified rating agencies. Borrowings under the credit facility are made on a committed basis or pursuant to an auction-bid process. The credit facility expires as of May 15, 2002, although it may be extended for an additional one-year period under certain circumstances. The credit agreement requires the Company to maintain certain financial ratios and contains restrictive covenants, including restrictions on the occurrence of additional indebtedness and the granting of certain liens, limitations on acquisitions and investments and limitations on changes in control. The total amount outstanding under the credit facility was $280.0 million and $368.0 million as of December 31, 1998 and 1997, respectively. The weighted average interest rate for the year ended December 31, 1998, including the facility and other fees and the effect of the interest rate swaps discussed in the following paragraph, was 7.6%.

    As a part of a hedging strategy to limit its exposure to interest rate increases, in August 1996 the Company entered into a swap agreement for a notional amount of $100.0 million bearing a fixed interest rate of 6.45% and having a maturity date of August 17, 1999. In September 1996, the Company entered into two additional swap agreements for notional amounts of $150.0 million each, bearing fixed interest rates of 6.99% and 7.05%, respectively, and having maturity dates of October 17, 2003 and October 17, 2006, respectively. The total notional amount of the outstanding swaps exceeded the Company's long-term debt balance at December 31, 1998. The swaps that are considered hedges for currently outstanding debt are the $150 million swap at 7.05% maturing October 17, 2006 and the $150 million swap which bears a fixed interest rate of 6.99% and matures October 17, 2003.

    The Company has entered into foreign currency forward exchange contracts for each of the fixed maturity securities on hand as of December 31, 1998 denominated in foreign currencies in order to hedge asset positions with respect to these securities. The unrealized gains and losses from such forward exchange contracts are reflected in other comprehensive income. In addition, the Company has entered into forward exchange contracts to hedge the foreign currency risk between the trade date and the settlement date. Gains and losses from these contracts are recognized in income.

    During the quarter ended September 30, 1998, the Company received a private letter ruling from the Internal Revenue Service. The Company expects its future liquidity to be positively affected by the anticipated receipt of a $200 million tax refund and a decrease in future income tax payments of approximately $80 million (See Note 8 to the Consolidated Financial Statements).

    Certain of the Company's subsidiaries are required to maintain minimum capital requirements prescribed by various regulatory agencies, including the California Department of Corporations and Departments of Insurance in various states. See Note 19 to the Consolidated Financial Statements. As of December 31, 1998, those subsidiaries of the Company were in compliance with all minimum capital requirements.

    In July 1996, the Company filed a registration statement relating to the issuance of $1.0 billion of senior or subordinated unsecured indebtedness. As of December 31, 1998, no indebtedness had been issued pursuant to this registration statement.

    The Company believes that cash flow generated by operations and its cash and investment balances, supplemented by the Company's ability to borrow under its existing revolving credit facility or to conduct a public offering under its debt registration statement, will be sufficient to fund continuing operations and expected capital requirements for the foreseeable future.

NEW ACCOUNTING PRONOUNCEMENTS

    In April 1998, the AICPA issued Statement of Position ("SOP") No. 98-5, "Reporting on the Costs of Start-Up Activities." SOP No. 98-5 provides guidance on the accounting for start-up costs and organization costs. It requires these costs to be expensed as incurred and, with certain exceptions, requires the initial application to be reported as a cumulative effect of a change in accounting principle. This SOP is effective for fiscal years beginning after December 15, 1998. During the first quarter of 1999, the Company expects to recognize an after-tax charge of approximately $20.4 million related to the cumulative effect of the implementation of this pronouncement.

    In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"). SFAS No. 133 establishes the accounting and reporting standards for derivative instruments and for hedging activities. Upon adoption of SFAS No. 133, all derivatives must be recognized on the balance sheet at their then fair value. Any stand-alone deferred gains and losses remaining on the balance sheet under previous hedge accounting rules must be removed from the balance sheet and all hedging relationships must be designated anew and documented pursuant to the new accounting rules. The new standard will be effective in the first quarter of 2000. The Company is presently assessing the effect of SFAS No. 133 on the financial statements of the Company.

RISK MANAGEMENT AND MARKET-SENSITIVE INSTRUMENTS

    The Company regularly evaluates its asset and liability interest rate risks as well as the appropriateness of investments relative to its internal investment guidelines. The Company operates within these guidelines by maintaining a well-diversified portfolio, both across and within asset classes. The Company has retained an independent consultant to advise the Company on the appropriateness of its investment policy and the compliance therewith.

    Asset interest rate risk is managed within a duration band tied to the Company's liability interest rate risk. Credit risk is managed by maintaining high average quality ratings and a well-diversified portfolio.

    The Company's use of derivative instruments is generally limited to hedging purposes and has principally consisted of forward exchange contracts intended to minimize the portfolio's exposure to currency volatility associated with certain foreign bond holdings. The Company's investment policy prohibits the use of derivatives for leveraging purposes as well as the creation of risk exposures not otherwise allowed within the policy.

    In 1996, the Company entered into interest rate swap agreements by exchanging the floating debt payments due under its outstanding indebtedness for fixed rate payments. The Company believes that this allows it to better anticipate its interest payments while helping to manage the asset-liability relationship.

    INTEREST RATE RISK

    As of December 31, 1998, approximately 80% of the Company's investment portfolio consisted of fixed income securities (maturing in more than one year), the value of which generally varies inversely with changes in interest rates. However, the Company's risk of fluctuation in the value of its fixed income portfolio due to changes in interest rates is partially mitigated by the Company's existing interest rate swap agreements.

    The Company has evaluated the net impact to the fair value of its fixed income investments and interest rate swap agreements resulting from a hypothetical change in all interest rates of 100, 200 and 300 basis points ("bp"). In doing so, optionality was addressed through Monte Carlo simulation of the price behavior of securities with embedded options. Changes in the fair value of the investment portfolio are reflected in the balance sheet through stockholders' equity. Changes in the fair value of the interest rate swap agreements, to the extent they serve as effective hedges, are not currently reflected on the balance sheet. Under the requirements of SFAS No. 133, effective January 1, 2000, all derivative financial instruments will be reflected on the balance sheet at fair value. The terms of the Company's interest rate swap agreements are discussed in greater detail in Note 16 to the Consolidated Financial Statements. The results of this analysis as of December 31, 1998 are reflected in the table below.

                                                                                     INCREASE (DECREASE) IN FAIR
                                                                                     VALUE GIVEN AN INTEREST RATE
                                                                                             INCREASE OF:
                                                                                   --------------------------------
                                                                                    100 BP     200 BP      300 BP
                                                                                   ---------  ---------  ----------
(In millions)

Fixed Income Portfolio...........................................................  ($   80.4) ($  161.4) ($   240.2)
Valuation of Interest Rate Swap Agreements.......................................       16.3       31.6        46.0
                                                                                   ---------  ---------  ----------
                                                                                   ($   64.1) ($  129.8) ($   194.2)
                                                                                   ---------  ---------  ----------
                                                                                   ---------  ---------  ----------

    The Company believes that an interest rate shift in a 12-month period of 100 bp represents a moderately adverse outcome, while a 200 bp shift is significantly adverse and a 300 bp shift is unlikely given historical precedents. Although the Company holds its bonds as "available for sale" for purposes of SFAS No. 115, the Company's cash flows and the short duration of its investment portfolio should allow it to hold securities to maturity, thereby avoiding the recognition of losses, should interest rates rise significantly.

    INTEREST RATE SWAP AGREEMENTS

    The Company has entered into interest rate swap agreements in order to reduce the volatility of interest expense resulting from changes in interest rates. As of December 31, 1998, the Company had entered into $400 million of floating to fixed rate swap agreements and also had $300 million of LIBOR-based floating rate debt outstanding. The Company also receives a LIBOR-based payment as a result of its swap arrangements, thereby eliminating the payment exposure to changes in interest rates on that $300 million of outstanding debt. The marginal $100 million of interest rate swaps in which the Company has agreed to pay a fixed rate in exchange for receiving a LIBOR-based floating interest rate does expose the Company to receiving a lower interest payment in the event of declining interest rates. Should LIBOR decline by 100 bp, the Company would receive $1 million less in annual pre-tax interest income as a result of its swap arrangement. Rate declines of 200 bp and 300 bp would result in lower annual pre-tax interest income of approximately $2 million and $3 million, respectively.

    EQUITY PRICE RISK

    The Company's equity securities are comprised primarily of domestic stocks as well as certain foreign holdings. Assuming an immediate decrease of 10% in equity prices, as of December 31, 1998, the hypothetical loss in fair value of stockholders' equity is estimated to be approximately $27.4 million.

    FOREIGN EXCHANGE RISK

    The Company has generally hedged the foreign exchange risk associated with its fixed income portfolio. The Company generally uses short-term foreign exchange contracts to hedge the risk associated with certain fixed income securities denominated in foreign currencies. Therefore, the Company believes that there is minimal risk to the fixed-income portfolio due to currency exchange rate fluctuations. The Company's hedging program related to its foreign currency denominated investments is described in Note 16 to the Consolidated Financial Statements.

    The Company does not hedge its foreign exchange risk arising from equity investments denominated in foreign currencies. Assuming a foreign exchange loss of 10% across all foreign equity investments, the net hypothetical pre-tax loss in fair value as of December 31, 1998 is estimated to be $5.5 million.

FACTORS THAT MAY AFFECT FUTURE RESULTS OF OPERATIONS

    Certain statements contained herein, such as statements concerning potential or future loss ratios, expected membership attrition as the Company continues to integrate its recently acquired operations, the pending transaction with Cerulean and other statements regarding matters that are not historical facts, are forward-looking statements (as such term is defined in the Securities Exchange Act of 1934). Such statements involve a number of risks and uncertainties that may cause actual results to differ from those projected. Factors that can cause actual results to differ materially include, but are not limited to, those discussed below and those discussed from time to time in the Company's various filings with the Securities and Exchange Commission.

    Completion of the Company's pending transaction with Cerulean is contingent upon, among other things, receipt of necessary approvals from certain federal and state agencies. Broad latitude in administering the applicable regulations is given to the agencies from which WellPoint and Cerulean must seek these approvals. There can be no assurance that these approvals will be obtained. As a condition to approval of the transaction, regulatory agencies may impose requirements or limitations or costs on the way that the combined company conducts business after consummation of the transaction. If the Company or Cerulean were to agree to any material requirements or limitations in order to obtain any approvals required to consummate the transaction, such requirements or limitations or additional costs associated therewith could adversely affect WellPoint's ability to integrate the operations of Cerulean with those of WellPoint. A material adverse effect on WellPoint's revenues and results of operations following completion of the transaction could result.

    The Company intends to incur debt to finance some or all of the cash payments to be made to Cerulean shareholders in connection with the pending acquisition. In addition, WellPoint has received authorization to, and is currently in the process of, repurchasing shares of WellPoint stock to offset shares that are expected to be issued in connection with the transaction. The Company has made significant purchases of treasury stock for this purpose utilizing excess cash as well as the incurrence of additional debt. Upon completion of the Cerulean transaction, WellPoint could incur significant additional indebtedness to fund not only the cash portion of the transaction but to fund any further repurchase of shares of WellPoint stock. Such additional indebtedness may require that a significant amount of the Company's cash flow be applied to the payment of interest, and there can be no assurance that the Company's operations will generate sufficient cash flow to service the indebtedness. Any additional indebtedness may adversely affect the Company's ability to finance its operations and could limit its ability to pursue business opportunities that may be in the best interests of the Company and its stockholders.

    As part of the Company's business strategy, over the past three years the Company has acquired substantial operations in new geographic markets. The Company has also recently entered into a merger agreement with Cerulean, pursuant to which Cerulean will become a wholly owned subsidiary of the Company. These businesses, which include substantial indemnity-based insurance operations, have experienced varying profitability or losses in recent periods. Since the relevant dates of acquisition of MMHD and GBO, the Company has continued to work extensively on the integration of these businesses; however, there can be no assurances regarding the ultimate success of the Company's integration efforts or regarding the ability of the Company to maintain or improve the results of operations of the businesses of completed or pending transactions as the Company pursues its strategy of motivating the acquired members to select managed care products. In order to implement this business strategy, the Company has and will, among other things, need to continue to incur considerable expenditures for provider networks, distribution channels and information systems in addition to the costs associated with the integration of these acquisitions. The integration of these complex businesses may result in, among other things, temporary increases in claims inventory or other service-related issues that may negatively affect the Company's relationship with its customers and contribute to increased attrition of such customers. The Company's results of operations could be adversely affected in the event that the Company experiences such problems or is otherwise unable to implement fully its expansion strategy.

    The Company's operations are subject to substantial regulation by Federal, state and local agencies in all jurisdictions in which the Company operates. Many of these agencies have increased their scrutiny of managed health care companies in recent periods. The Company also provides insurance products to Medi-Cal beneficiaries in various California counties under contracts with the California Department of Health Services and provides administrative services to the Health Care Finance Administration ("HCFA") in various capacities. There can be no assurance that acting as a government contractor in these circumstances will not increase the risk of heightened scrutiny by such government agencies and that profitability from this business will not be adversely affected through inadequate premium rate increases due to governmental budgetary issues. Future actions by any regulatory agencies may have a material adverse effect on the Company's business.

    The Company and certain of its subsidiaries are subject to capital requirements by the California Department of Corporations, various other state departments of insurance and the Blue Cross Blue Shield Association. Although the Company is currently in compliance with all applicable requirements, there can be no assurances that such requirements will not be increased in the future.

    The Company's future results will depend in large part on accurately predicting health care costs incurred on existing business and upon the Company's ability to control future health care costs through product and benefit design, underwriting criteria, utilization management and negotiation of favorable provider contracts. Changes in mandated benefits, utilization rates, demographic characteristics, health care practices, provider consolidation, inflation, new pharmaceuticals/technologies, clusters of high-cost cases, the regulatory environment and numerous other factors are beyond the control of any health plan provider and may adversely affect the Company's ability to predict and control health care costs and claims, as well as the Company's financial condition, cash flows or results of operations. Periodic renegotiation of hospital and other provider contracts, coupled with continued consolidation of physician, hospital and other provider groups, may result in increased health care costs and limit the Company's ability to negotiate favorable rates. Recently, large physician practice management companies have experienced extreme financial difficulties (including bankruptcy), which may subject the Company to increased credit risk related to provider groups. Additionally, the Company faces competitive pressure to contain premium prices. Fiscal concerns regarding the continued viability of government-sponsored programs such as Medicare and Medicaid may cause decreasing reimbursement rates for these programs. Any limitation on the Company's ability to increase or maintain its premium levels, design products, select underwriting criteria or negotiate competitive provider contracts may adversely affect the Company's financial condition, cash flows or results of operations.

    Managed care organizations, both inside and outside California, operate in a highly competitive environment that has undergone significant change in recent years as a result of business consolidations, new strategic alliances, aggressive marketing practices by competitors and other market pressures. Additional increases in competition could adversely affect the Company's financial condition, cash flows or results of operations.

    As a result of the Company's recent acquisitions, the Company now operates on a national basis and offers a spectrum of health care and specialty products through various risk sharing arrangements. The Company's health care products include a variety of managed care offerings as well as traditional fee-for-service coverage. With respect to product type, fee-for-service products are generally less profitable than managed care products. A critical component of the Company's expansion strategy is to transition over time the traditional insurance members of the Company's acquired businesses to more managed care products.

    With respect to the risk-sharing nature of products, managed care products that involve greater potential risk to the Company generally tend to be more profitable than management services products and those managed care products where the Company is able to shift risks to employer groups. Individuals and small employer groups are more likely to purchase the Company's higher-risk managed care products because such purchasers are generally unable or unwilling to bear greater liability for health care expenditures. Typically, government-sponsored programs involve the Company's higher-risk managed care products. Over the past few years, the Company has experienced greater margin erosion in its higher-risk managed care products than in its lower-risk managed care and management services products. This margin erosion is attributable to product mix change, product design, competitive pressure and greater regulatory restrictions applicable to the small employer group market. In 1998, the Company implemented price increases in certain of its managed care businesses. In response to higher than anticipated utilization with respect to certain co-payment products offered to the Company's individual and small group customers in California, the Company has recently implemented premium increases with respect to such products. While these price increases are intended to improve profitability, there can be no assurance that this will occur. Subsequent unfavorable changes in the relative profitability between the Company's various products could have a material adverse effect on the Company's results of operations and on the continued feasibility of the Company's geographic expansion strategy.

    Substantially all of the Company's investment assets are in interest-yielding debt securities of varying maturities or equity securities. The value of fixed income securities is highly sensitive to fluctuations in short- and long-term interest rates, with the value decreasing as such rates increase or increasing as such rates decrease. In addition, the value of equity securities can fluctuate significantly with changes in market conditions. Changes in the value of the Company's investment assets, as a result of interest rate fluctuations, can affect the Company's stockholders' equity. There can be no assurances that interest rate fluctuations will not have a material adverse effect on the financial condition of the Company.

    The Company is dependent on retaining existing employees and attracting additional qualified employees to meet its future needs. The Company faces intense competition for qualified personnel, especially qualified computer programmers, actuaries and other professional and technical employees. There can be no assurances that an inability to retain existing employees or attract additional employees will not have a material adverse effect on the Company's results of operations.

                    SELECTED QUARTERLY FINANCIAL INFORMATION
                                  (UNAUDITED)
            IN THOUSANDS, EXCEPT PER SHARE DATA AND MEMBERSHIP DATA

                                                                      FOR THE QUARTER ENDED
                                                      -----------------------------------------------------
(IN THOUSANDS, EXCEPT PER SHARE DATA AND               MARCH 31,    JUNE 30,    SEPTEMBER 30,  DECEMBER 31,
MEMBERSHIP DATA)                                        1998(A)       1998          1998           1998
                                                      -----------  -----------  -------------  ------------
Total revenues......................................  $ 1,584,216  $ 1,561,819(B)  $ 1,628,739  $1,703,576
Operating income....................................      125,743       68,717(B)      124,651     127,717
Income before provision for income taxes............      112,058       54,353(B)      112,304     113,271
Income from continuing operations...................       67,192       32,752(B)      152,208(C)      67,396
Loss from discontinued operations...................       (8,678)     (79,590)           --            --
                                                      -----------  -----------  -------------  ------------
Net income (loss)...................................  $    58,514  $   (46,838)  $   152,208    $   67,396
                                                      -----------  -----------  -------------  ------------
                                                      -----------  -----------  -------------  ------------
Per Share Data:
  Earnings Per Share................................  $      0.96  $      0.47(B)  $      2.20(C)  $     1.01
                                                      -----------  -----------  -------------  ------------
                                                      -----------  -----------  -------------  ------------
  Earnings Per Share Assuming Full Dilution.........  $      0.95  $      0.45(B)  $      2.16(C)  $     0.99
                                                      -----------  -----------  -------------  ------------
                                                      -----------  -----------  -------------  ------------
Medical membership..................................    6,727,586    6,783,224     6,828,512     6,891,603
                                                      -----------  -----------  -------------  ------------
                                                      -----------  -----------  -------------  ------------

                                                                      FOR THE QUARTER ENDED
                                                      -----------------------------------------------------
(IN THOUSANDS, EXCEPT PER SHARE DATA AND               MARCH 31,    JUNE 30,    SEPTEMBER 30,  DECEMBER 31,
MEMBERSHIP DATA)                                        1997(A)      1997(A)       1997(A)       1997(A)
                                                      -----------  -----------  -------------  ------------
Total revenues......................................  $ 1,221,620  $ 1,440,716   $ 1,465,921    $1,513,981
Operating income....................................      102,896(D)      96,464(D)      108,024     146,929
Income before provision for income taxes............       84,887(D)      82,195(D)       93,711     125,561
Income from continuing operations...................       49,992(D)      48,575(D)       55,682      75,188
Income (loss) from discontinued operations..........          763          688          (114)       (3,365)
                                                      -----------  -----------  -------------  ------------
Net income..........................................  $    50,755  $    49,263   $    55,568    $   71,823
                                                      -----------  -----------  -------------  ------------
                                                      -----------  -----------  -------------  ------------
Per Share Data:
  Earnings Per Share................................  $      0.75(D) $      0.70(D)  $      0.80  $     1.08
                                                      -----------  -----------  -------------  ------------
                                                      -----------  -----------  -------------  ------------
  Earnings Per Share Assuming Full Dilution.........  $      0.75(D) $      0.69(D)  $      0.79  $     1.07
                                                      -----------  -----------  -------------  ------------
                                                      -----------  -----------  -------------  ------------
Medical membership..................................    5,914,726    6,067,966     6,473,467     6,638,157
                                                      -----------  -----------  -------------  ------------
                                                      -----------  -----------  -------------  ------------

--------------------------

(A) Financial information for quarters prior to June 30, 1998 has been restated to include the workers' compensation business as a discontinued operation.

(B) The second quarter of 1998 includes a charge of $48.7 million, before tax, $29.0 million, after tax, or $0.26 per basic and diluted share related to the write off of the Company's investment in FPA Holdings, Inc.

(C) The third quarter of 1998 includes a tax benefit of $85.5 million, or $1.24 per basic and $1.21 per diluted share related to a favorable IRS ruling regarding the deductibility of a cash payment made by the Company's former parent company at the time of its May 20, 1996 Recapitalization.

(D) The first and second quarters of 1997 include nonrecurring costs of $6.5 million and $8.0 million, before tax, $3.8 million and $4.8 million, after tax, or $0.06 per share and $0.07 per basic and diluted share, respectively.

                       REPORT OF INDEPENDENT ACCOUNTANTS

February 11, 1999

To the Stockholders and Board of Directors
WellPoint Health Networks Inc.

    In our opinion, the accompanying consolidated balance sheets and the related consolidated income statements and consolidated statements of changes in stockholders' equity and cash flows present fairly, in all material respects, the financial position of WellPoint Health Networks Inc. and its subsidiaries (the "Company") at December 31, 1998 and 1997, and the results of their operations and cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP
Los Angeles, California

                         WELLPOINT HEALTH NETWORKS INC.

                          CONSOLIDATED BALANCE SHEETS
                                     ASSETS

                                                           DECEMBER 31,
                                                    ---------------------------
(IN THOUSANDS, EXCEPT SHARE DATA)                       1998           1997
                                                    ------------   ------------
Current Assets:
  Cash and cash equivalents.......................  $    410,875   $    269,067
  Investment securities, at market value..........     2,250,174      2,188,651
  Receivables, net................................       485,259        502,880
  Deferred tax assets.............................       121,881         68,279
  Income taxes recoverable........................        95,902             --
  Other current assets............................        70,349         50,262
                                                    ------------   ------------
    Total Current Assets..........................     3,434,440      3,079,139
Property and equipment, net.......................       131,459        112,526
Intangible assets, net............................        93,937        295,680
Goodwill, net.....................................       336,155        325,067
Long-term investments, at market value............       103,253        102,819
Deferred tax assets...............................        79,976         61,078
Other non-current assets..........................        46,614         48,592
                                                    ------------   ------------
    Total Non-Current Assets......................       791,394        945,762
                                                    ------------   ------------
Net assets of discontinued operations held for
  sale............................................            --        209,223
                                                    ------------   ------------
      Total Assets................................  $  4,225,834   $  4,234,124
                                                    ------------   ------------
                                                    ------------   ------------

                     LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
  Medical claims payable..........................  $    946,502   $    922,658
  Reserves for future policy benefits.............        55,024         51,189
  Unearned premiums...............................       215,058        196,205
  Accounts payable and accrued expenses...........       342,713        347,316
  Experience rated and other refunds..............       249,685        255,495
  Income taxes payable............................            --        105,052
  Other current liabilities.......................       373,882        302,032
                                                    ------------   ------------
    Total Current Liabilities.....................     2,182,864      2,179,947
Accrued postretirement benefits...................        67,058         63,891
Reserves for future policy benefits,
  non-current.....................................       319,056        332,033
Long-term debt....................................       300,000        388,000
Other non-current liabilities.....................        41,633         47,084
                                                    ------------   ------------
    Total Liabilities.............................     2,910,611      3,010,955
Stockholders' Equity:
  Preferred Stock--$0.01 par value, 50,000,000
    shares authorized, none issued and
    outstanding...................................            --             --
  Common Stock--$0.01 par value, 300,000,000
    shares authorized, 70,620,657 and 69,778,086
    issued in 1998 and 1997, respectively.........           706            698
  Treasury stock, at cost, 3,501,556 and 4,571
    shares in 1998 and 1997, respectively.........      (193,435)          (103)
  Additional paid-in capital......................       921,747        882,312
  Retained earnings...............................       576,598        345,318
  Accumulated other comprehensive income..........         9,607         (5,056)
                                                    ------------   ------------
    Total Stockholders' Equity....................     1,315,223      1,223,169
                                                    ------------   ------------
      Total Liabilities and Stockholders'
       Equity.....................................  $  4,225,834   $  4,234,124
                                                    ------------   ------------
                                                    ------------   ------------

      See the accompanying notes to the consolidated financial statements.

                         WELLPOINT HEALTH NETWORKS INC.

                         CONSOLIDATED INCOME STATEMENTS

                                                        YEAR ENDED DECEMBER 31,
                                               ------------------------------------------
                                                   1998           1997           1996
                                               ------------   ------------   ------------
                                               (IN THOUSANDS, EXCEPT EARNINGS PER SHARE)
Revenues:
  Premium revenue............................  $  5,934,812   $  5,068,947   $  3,699,337
  Management services revenue................       433,960        377,138        147,911
  Investment income..........................       109,578        196,153        123,584
                                               ------------   ------------   ------------
                                                  6,478,350      5,642,238      3,970,832
Operating Expenses:
  Health care services and other benefits....     4,776,345      4,087,420      2,825,914
  Selling expense............................       280,078        249,389        202,318
  General and administrative expense.........       975,099        836,581        543,541
  Nonrecurring costs.........................            --         14,535             --
                                               ------------   ------------   ------------
                                                  6,031,522      5,187,925      3,571,773
                                               ------------   ------------   ------------
Operating Income.............................       446,828        454,313        399,059
  Interest expense...........................        26,903         36,658         36,628
  Other expense, net.........................        27,939         31,301         25,195
                                               ------------   ------------   ------------
Income from Continuting Operations before
  Provision for Income Taxes.................       391,986        386,354        337,236
  Provision for income taxes.................        72,438        156,917        138,718
                                               ------------   ------------   ------------
Income from Continuing Operations............       319,548        229,437        198,518
Discontinued Operations:
  Income (Loss) from Workers' Compensation
    Segment, net of tax benefit of $6,959,
    $2,126 and $1,212, respectively..........       (12,592)        (2,028)         3,484
  Loss on disposal of Workers' Compensation
    Segment, net of tax benefit of $33,022...       (75,676)            --             --
                                               ------------   ------------   ------------
Income (Loss) from Discontinued Operations...       (88,268)        (2,028)         3,484
                                               ------------   ------------   ------------
Net Income...................................  $    231,280   $    227,409   $    202,002
                                               ------------   ------------   ------------
                                               ------------   ------------   ------------
Earnings Per Share:
  Income from continuing operations..........  $       4.63   $       3.33   $       2.99
  Income (loss) from discontinued
    operations...............................         (1.28)         (0.03)          0.05
                                               ------------   ------------   ------------
  Net income.................................  $       3.35   $       3.30   $       3.04
                                               ------------   ------------   ------------
                                               ------------   ------------   ------------
Earnings Per Share Assuming Full Dilution:
  Income from continuing operations..........  $       4.55   $       3.30   $       2.99
  Income (loss) from discontinued
    operations...............................         (1.26)         (0.03)          0.05
                                               ------------   ------------   ------------
  Net income.................................  $       3.29   $       3.27   $       3.04
                                               ------------   ------------   ------------
                                               ------------   ------------   ------------

      See the accompanying notes to the consolidated financial statements.

                         WELLPOINT HEALTH NETWORKS INC.

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                 COMMON STOCK
                                                      -----------------------------------
                                                                                             CLASS A COMMON STOCK
                                                              ISSUED          IN TREASURY
                                          PREFERRED   ----------------------  -----------   ----------------------
(IN THOUSANDS)                              STOCK       SHARES      AMOUNT      AMOUNT        SHARES      AMOUNT
                                          ----------  ----------  ----------  -----------   ----------  ----------
BALANCE AS OF JANUARY 1, 1996...........  $       --          --  $       --  $       --        19,500  $      195
Recapitalization
  Dividends.............................
  Share exchange........................                  66,367         664                   (19,500)       (195)
Stock grants to employees and
  directors.............................                     117           1
Stock issued for employee stock purchase
  plan..................................                      43
Comprehensive income
  Net income............................
  Other comprehensive income, net of tax
    Change in unrealized valuation
      adjustment on investment
      securities, net of
      reclassification adjustment.......
Total comprehensive income..............
                                          ----------  ----------  ----------  -----------   ----------  ----------
BALANCE AS OF DECEMBER 31, 1996.........          --      66,527         665          --            --          --
Net proceeds from common stock
  offering..............................                   3,000          30
Stock grants to employees and
  directors.............................                       6
Stock issued for employee stock option
  and stock purchase plans..............                     245           3
Stock repurchased, 4,571 shares at
  cost..................................                                            (103)
Comprehensive income
  Net income............................
  Other comprehensive income, net of tax
    Change in unrealized valuation
      adjustment on investment
      securities, net of
      reclassification adjustment.......
Total comprehensive income..............
                                          ----------  ----------  ----------  -----------   ----------  ----------
BALANCE AS OF DECEMBER 31, 1997.........          --      69,778         698        (103)           --          --
Stock grants to employees and
  directors.............................                       6
Stock issued for employee stock option
  and stock purchase plans..............                     837           8
Stock repurchased, 3,496,985 shares at
  cost..................................                                        (193,332)
Comprehensive income
  Net income............................
  Other comprehensive income, net of tax
    Change in unrealized valuation
      adjustment on investment
      securities, net of
      reclassification adjustment.......
Total comprehensive income..............
                                          ----------  ----------  ----------  -----------   ----------  ----------
BALANCE AS OF DECEMBER 31, 1998.........  $       --      70,621  $      706  $ (193,435)           --  $       --
                                          ----------  ----------  ----------  -----------   ----------  ----------
                                          ----------  ----------  ----------  -----------   ----------  ----------


                                           CLASS B COMMON STOCK                            ACCUMULATED
                                                                  ADDITIONAL                  OTHER
                                          ----------------------   PAID-IN     RETAINED   COMPREHENSIVE
(IN THOUSANDS)                              SHARES      AMOUNT     CAPITAL     EARNINGS      INCOME         TOTAL
                                          ----------  ----------  ----------  ----------  -------------   ----------
BALANCE AS OF JANUARY 1, 1996...........      80,000  $      800  $1,100,288  $  567,123   $    1,820     $1,670,226
Recapitalization
  Dividends.............................                           (343,784 )   (651,216)                   (995,000)
  Share exchange........................     (80,000)       (800)       331                                       --
Stock grants to employees and
  directors.............................                              4,082                                    4,083
Stock issued for employee stock purchase
  plan..................................                                962                                      962
Comprehensive income
  Net income............................                                         202,002                     202,002
  Other comprehensive income, net of tax
    Change in unrealized valuation
      adjustment on investment
      securities, net of
      reclassification adjustment.......                                                      (11,814)       (11,814)
                                                                              ----------  -------------   ----------
Total comprehensive income..............                                         202,002      (11,814)       190,188
                                                                              ----------  -------------   ----------
                                          ----------  ----------  ----------
                                                                              ----------  -------------   ----------
BALANCE AS OF DECEMBER 31, 1996.........          --          --    761,879      117,909       (9,994)       870,459
Net proceeds from common stock
  offering..............................                            110,310                                  110,340
Stock grants to employees and
  directors.............................                                270                                      270
Stock issued for employee stock option
  and stock purchase plans..............                              9,853                                    9,856
Stock repurchased, 4,571 shares at
  cost..................................                                                                        (103)
Comprehensive income
  Net income............................                                         227,409                     227,409
  Other comprehensive income, net of tax
    Change in unrealized valuation
      adjustment on investment
      securities, net of
      reclassification adjustment.......                                                        4,938          4,938
                                                                              ----------  -------------   ----------
Total comprehensive income..............                                         227,409        4,938        232,347
                                                                              ----------  -------------   ----------
                                          ----------  ----------  ----------
                                                                              ----------  -------------   ----------
BALANCE AS OF DECEMBER 31, 1997.........          --          --    882,312      345,318       (5,056)     1,223,169
Stock grants to employees and
  directors.............................                                399                                      399
Stock issued for employee stock option
  and stock purchase plans..............                             39,036                                   39,044
Stock repurchased, 3,496,985 shares at
  cost..................................                                                                    (193,332)
Comprehensive income
  Net income............................                                         231,280                     231,280
  Other comprehensive income, net of tax
    Change in unrealized valuation
      adjustment on investment
      securities, net of
      reclassification adjustment.......                                                       14,663         14,663
                                                                              ----------  -------------   ----------
Total comprehensive income..............                                         231,280       14,663        245,943
                                                                              ----------  -------------   ----------
                                          ----------  ----------  ----------
                                                                              ----------  -------------   ----------
BALANCE AS OF DECEMBER 31, 1998.........          --  $       --  $ 921,747   $  576,598   $    9,607     $1,315,223
                                          ----------  ----------  ----------  ----------  -------------   ----------
                                          ----------  ----------  ----------  ----------  -------------   ----------

        See accompanying notes to the consolidated financial statements.

                         WELLPOINT HEALTH NETWORKS INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                   YEAR ENDED DECEMBER 31,
                                                                              ----------------------------------
(IN THOUSANDS)                                                                   1998        1997        1996
                                                                              ----------  ----------  ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
Income from continuing operations...........................................  $  319,548  $  229,437  $  198,518
Adjustments to reconcile income from continuing operations to net cash provided by continuing operating activities:
  Depreciation and amortization, net of accretion...........................      54,590      51,239      31,971
  (Gains) losses on sales of assets, net....................................      34,679     (59,168)    (16,270)
  Provision (benefit) for deferred income taxes.............................     (83,261)     20,699     (21,261)
  Amortization of deferred gain on sale of building.........................      (4,425)     (4,426)     (2,582)
  (Increase) decrease in certain assets:
    Receivables, net........................................................      17,621     (11,315)     19,053
    Income taxes recoverable................................................      15,099          --          --
    Other current assets....................................................     (20,087)    (30,536)     46,119
    Other non-current assets................................................       1,978       1,719     (47,552)
  Increase (decrease) in certain liabilities:
    Medical claims payable..................................................      23,844     170,728      (9,585)
    Reserves for future policy benefits.....................................      (9,142)        407        (492)
    Unearned premiums.......................................................      18,853      14,072      24,113
    Accounts payable and accrued expenses...................................      (6,415)    102,662      68,563
    Experience rated and other refunds......................................      (5,810)     17,726      12,029
    Other current liabilities...............................................      35,398       3,745      52,480
    Accrued postretirement benefits.........................................       3,167       2,805      (1,600)
    Other non-current liabilities...........................................      (1,027)    (13,698)      3,795
                                                                              ----------  ----------  ----------
      Net cash provided by continuing operating activities..................     394,610     496,096     357,299
                                                                              ----------  ----------  ----------
Income (loss) from discontinued operations..................................     (12,592)     (2,028)      3,484
Adjustment to derive cash flows from discontinued operating activities:
  Change in net operating assets............................................       7,410      59,012      43,806
                                                                              ----------  ----------  ----------
Net cash provided by (used in) discontinued operating activities............      (5,182)     56,984      47,290
                                                                              ----------  ----------  ----------
      Net cash provided by operating activities.............................     389,428     553,080     404,589
                                                                              ----------  ----------  ----------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Investments purchased.....................................................  (2,843,102) (2,641,752) (1,089,838)
  Proceeds from investments sold............................................   2,666,355   1,836,541     812,402
  Proceeds from investments matured.........................................     106,436     143,218      75,018
  Property and equipment purchased..........................................     (78,431)    (58,619)    (44,150)
  Proceeds from property and equipment sold.................................      25,721         503         291
  Proceeds from sale of Workers' Compensation business......................     101,413          --          --
  Additional investment in subsidiaries.....................................          --     (18,317)         --
  Purchase of subsidiaries, net of cash acquired............................          --     361,977    (453,068)
                                                                              ----------  ----------  ----------
      Net cash used in continuing investing activities......................     (21,608)   (376,449)   (699,345)
                                                                              ----------  ----------  ----------
Net cash provided by (used in) discontinued investing activities............      15,877     (76,149)    (36,892)
                                                                              ----------  ----------  ----------
      Net cash used in investing activities.................................      (5,731)   (452,598)   (736,237)
                                                                              ----------  ----------  ----------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from long-term debt..............................................          --     150,000     825,000
  Repayment of long-term debt...............................................     (88,000)   (387,000)   (262,000)
  Net proceeds from common stock offering...................................          --     110,340          --
  Proceeds from the issuance of common stock................................      39,443      10,126         962
  Common stock repurchased..................................................    (193,332)       (103)         --
  Dividends paid in connection with the Recapitalization....................          --          --    (995,000)
                                                                              ----------  ----------  ----------
      Net cash used in financing activities.................................    (241,889)   (116,637)   (431,038)
                                                                              ----------  ----------  ----------
Net increase (decrease) in cash and cash equivalents........................     141,808     (16,155)   (762,686)
Cash and cash equivalents at beginning of year..............................     269,067     285,222   1,047,908
                                                                              ----------  ----------  ----------
Cash and cash equivalents at end of year....................................  $  410,875  $  269,067  $  285,222
                                                                              ----------  ----------  ----------
                                                                              ----------  ----------  ----------

        See accompanying notes to the consolidated financial statements.

                         WELLPOINT HEALTH NETWORKS INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION

    WellPoint Health Networks Inc. (the "Company" or "WellPoint"), is one of the nation's largest publicly traded managed health care companies. As of December 31, 1998, WellPoint had approximately 6.9 million medical members and approximately 25 million specialty members. The Company offers a broad spectrum of network-based managed care plans. WellPoint provides these plans to the large and small employer, individual and senior markets. The Company's managed care plans include preferred provider organizations ("PPOs"), health maintenance organizations ("HMOs"), point-of-service ("POS") plans, other hybrid plans and traditional indemnity plans. In addition, the Company offers managed care services, including underwriting, actuarial service, network access, medical cost management and claims processing. The Company offers a continuum of managed health care plans while providing incentives to members and employers to select more intensively managed plans. The Company typically offers such plans at a lower cost in exchange for additional cost-control measures, such as limited flexibility in choosing physicians and hospitals that are not included in the Company's provider networks. The Company believes that it is better able to predict and control its health care costs as its members select more intensively managed health care plans. The Company also provides a broad array of specialty and other products and services including pharmacy, dental, utilization management, life insurance, preventive care, disability, behavioral health, COBRA and flexible benefits account administration.

    On May 20, 1996, the Company concluded a series of transactions (collectively, the "Recapitalization") to recapitalize its publicly traded, majority-owned subsidiary, WellPoint Health Networks Inc., a California corporation ("Old WellPoint"), pursuant to the Amended and Restated Recapitalization Agreement dated as of March 31, 1995 (the "Amended Recapitalization Agreement"), by and among Old WellPoint, the company formerly known as Blue Cross of California ("BCC"), the California HealthCare Foundation (the "Foundation") and the California Endowment (the "Endowment"). In connection with the Recapitalization, (a) Old WellPoint distributed an aggregate of $995.0 million by means of a special dividend of $10.00 per share to the record holders of its Class A and Class B Common Stock as of May 15, 1996, (b) BCC, the sole shareholder of Old WellPoint's Class B Common Stock, donated its portion of such dividend ($800.0 million) to the Endowment, (c) BCC donated its assets, other than the shares of the Old WellPoint Class B Common Stock held by BCC and its commercial operations (the "BCC Commercial Operations"), to the Foundation, (d) BCC changed its status from a California nonprofit public benefit corporation to a California for-profit business corporation, in conformity with the terms and orders of the California Department of Corporations (the "DOC"), immediately following which BCC issued to the Foundation 53,360,000 shares of its common stock and (e) Old WellPoint merged with and into BCC (the "Merger"), with the resulting entity changing its name to WellPoint Health Networks Inc. In connection with the Merger, (i) each outstanding share of Old WellPoint's Class A Common Stock was converted into 0.667 shares of the Company's Common Stock,
(ii) the outstanding shares of the Company's common stock issued to the Foundation prior to the Merger were converted into 53,360,000 shares of the post-merger Company's Common Stock, (iii) a cash payment of $235.0 million was made to the Foundation to reflect the value of the BCC Commercial Operations and
(iv) the outstanding shares of Old WellPoint's Class B Common Stock were canceled. The BCC Commercial Operations consisted of, among other things, the health care lines of business conducted by BCC, substantially all agreements with health care providers that provided services to enrollees of BCC and all of the cash and securities of BCC on hand at the time of closing of the Recapitalization. In November 1996, the Company and the Foundation amended the terms of the Recapitalization to provide for the substitution by the Company of $7.0 million in cash for the capital stock of certain entities owning the real estate parcel surrounding the Company's headquarters building in Woodland Hills, California.

                         WELLPOINT HEALTH NETWORKS INC.

1. ORGANIZATION (CONTINUED)
    The purchase method of accounting has been used to account for the acquisition of the BCC Commercial Operations. The Company paid $206.7 million for the Blue Cross trademark and was amortizing this intangible asset on a straight-line basis over 40 years. The entire intangible asset balance related to the BCC Commercial Operations purchase was written-off during 1998 (See Note 8 to the Consolidated Financial Statements).

    By virtue of the Merger and the exchange of shares of Old WellPoint for those of the Company, as of May 20, 1996 (the effective date of the Merger), there were a total of 66,366,500 shares of the Company's Common Stock outstanding, of which 53,360,000 shares (or approximately 80.4%) were held beneficially by the Foundation. On November 21, 1996, April 10, 1997 and April 16, 1998 the Foundation sold approximately 15.0, 8.5 and 12.0 million shares, respectively, of the Company's Common Stock through public offerings. Upon completion of the April 1998 offering, the Foundation owned 17.9 million shares (or approximately 26.7%) of the Company's outstanding shares.

    As more fully described in Note 11, on September 1, 1998, the Company completed the sale of its workers' compensation segment. Such sale was accounted for as a discontinued operation, with prior period results restated to exclude the workers' compensation segment from continuing operations.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    As a managed health care organization, the Company derives the majority of its revenues from premiums received for providing prepaid health services and prepares its financial statements in accordance with the AICPA Audit and Accounting Guide for "Health Care Organizations." The following is a summary of significant accounting policies used in the preparation of the accompanying consolidated financial statements. Such policies are in accordance with generally accepted accounting principles and have been consistently applied. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses for each reporting period. The significant estimates made in the preparation of the Company's consolidated financial statements relate to the assessment of the carrying value of the goodwill and intangible assets, medical claims payable, reserves for future policy benefits, experience rated refunds and contingent liabilities. While management believes that the carrying value of such assets and liabilities are adequate as of December 31, 1998 and 1997, actual results could differ from the estimates upon which the carrying values were based.

    PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany transactions and accounts have been eliminated in consolidation.

    CASH EQUIVALENTS

    The Company considers cash equivalents to include highly liquid debt instruments purchased with an original remaining maturity of three months or less.

                         WELLPOINT HEALTH NETWORKS INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    CONCENTRATION OF CREDIT RISK

    Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash investments, investment securities, foreign currency denominated forward exchange contracts and interest rate swaps. The Company invests its excess cash primarily in commercial paper and money market funds. Although a majority of the cash accounts exceed the federally insured deposit amount, management does not anticipate nonperformance by financial institutions and reviews the financial viability of these institutions on a periodic basis. The Company attempts to limit its risk in investment securities by maintaining a diversified portfolio. The components of investment securities are shown in Note 3.

    INVESTMENTS

    Investment securities consist primarily of U.S. Treasury and agency securities, foreign currency denominated bonds, mortgage-backed securities, investment grade corporate bonds and equity securities. The Company has determined that its investment securities are available for use in current operations and, accordingly, has classified such investment securities as current without regard to contractual maturity dates.

    Long-term investments consist primarily of restricted assets, equity and other investments. Restricted assets, at market value, included in long-term investments at December 31, 1998 and 1997 were $96.6 million and $94.2 million, respectively, and consisted of investments on deposit with the DOC. These deposits consisted primarily of U.S. Treasury bonds and notes. Due to their restricted nature, such investments are classified as long-term without regard to contractual maturity.

    The Company has determined that its debt and equity securities are available for sale. Debt and equity securities are carried at estimated fair value based on quoted market prices for the same or similar instruments. Unrealized gains and losses are computed on the basis of specific identification and are included in other comprehensive income, net of applicable deferred income taxes. Realized gains and losses on the disposition of investments are included in investment income. The specific identification method is used in determining the cost of debt and equity securities sold.

    The Company participates in a securities lending program whereby marketable securities in the Company's portfolio are transferred to an independent broker or dealer in exchange for collateral equal to at least 102% of the market value of securities on loan.

    In order to mitigate foreign currency risk for certain investments on the foreign currency denominated bonds within the Company's investment portfolio, the Company has entered into two types of foreign currency derivative instruments. The first type is a forward exchange contract which is entered into to hedge the foreign currency risk between the trade date and the settlement date of a foreign currency investment transaction. Gains and losses related to such instruments are recognized in the Company's income statement. The Company has also entered into foreign currency contracts for each of the fixed maturity securities owned as of December 31, 1998 to hedge asset positions denominated in other currencies. The unrealized gains and losses, net of deferred taxes, from such forward contracts and the related hedged investments are reflected in other comprehensive income.

                         WELLPOINT HEALTH NETWORKS INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    PREMIUMS RECEIVABLE

    Premiums receivable are shown net of an allowance based on historical collection trends and management's judgment on the collectibility of these accounts. These collection trends, as well as prevailing and anticipated economic conditions, are routinely monitored by management, and any adjustments required are reflected in current operations.

    PROPERTY AND EQUIPMENT, NET

    Property and equipment are stated at cost, net of depreciation, and are depreciated on the straight-line method over the estimated useful lives of the assets. Leasehold improvements are stated net of amortization and are amortized over a period not exceeding the term of the lease.

    Computer software costs that are incurred in the preliminary project stage are expensed as incurred. Direct consulting costs, payroll and payroll related cost for employees who are directly associated with each project are capitalized and amortized over a five-year period when placed into production.

    INTANGIBLE ASSETS AND GOODWILL

    Intangible assets and goodwill represent the cost in excess of fair value of the net assets, net of the related tax impact, acquired in purchase transactions. Intangible assets and goodwill are being amortized, utilizing a composite useful life, on a straight-line basis over periods ranging from 20 to 25 years. (See Note 6 for a more complete discussion of the Company's intangible assets and goodwill.)

    The Company periodically evaluates whether events or circumstances have occurred that may affect the estimated useful life or the recoverability of the remaining balance of goodwill and other identifiable intangible assets. Impairment of an intangible asset is triggered when the estimated future undiscounted cash flows (excluding interest charges) do not exceed the carrying amount of the intangible asset and related goodwill. If the events or circumstances indicate that the remaining balance of the intangible asset and goodwill may be permanently impaired, such potential impairment will be measured based upon the difference between the carrying amount of the intangible asset and goodwill and the fair value of such asset determined using the estimated future discounted cash flows (excluding interest charges) generated from the use and ultimate disposition of the respective acquired entity.

    MEDICAL CLAIMS PAYABLE

    The liability for medical claims payable includes claims in process and a provision for incurred but not reported claims, which is actuarially determined based on historical claims payment experience and other statistics. Claim processing expenses are also accrued based on an estimate of expenses necessary to process such claims. Such reserves are continually monitored and reviewed with any adjustments reflected in current operations. Capitation costs represent monthly fees paid one month in advance to physicians, certain other medical service providers and hospitals in the Company's HMO networks as retainers for providing continuing medical care. The Company maintains various programs that provide incentives to physicians, certain other medical service providers and hospitals participating in its HMO networks through the use of risk-sharing agreements and other programs. Payments under such agreements are made based on the providers' performance in controlling health care costs while providing quality health care. Expenses related to these programs, which are based in part on estimates, are recorded in the period in which the related services are rendered.

                         WELLPOINT HEALTH NETWORKS INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    RESERVES FOR FUTURE POLICY BENEFITS

    The estimated reserves for future policy benefits relate to life and disability policies written in connection with health care contracts. Reserves for future extended benefit coverage are based on projections of past experience. Reserves for future policy and contract benefits for certain long-term disability products and group paid-up life products are based upon interest, mortality and morbidity assumptions from published actuarial tables, modified based upon the Company's experience. Reserves are continually monitored and reviewed, and as settlements are made or reserves adjusted, differences are reflected in current operations. The current portion of reserves for future policy benefits relates to the portion of such reserves which management expects to pay within one year.

    POSTRETIREMENT BENEFITS

    The Company currently provides certain health care and life insurance benefits to eligible retirees and their dependents under plans administered by the Company. The Company accrues the estimated costs of retiree health and other postretirement benefits during the periods in which eligible employees render service to earn the benefits.

    INTEREST RATE SWAP AGREEMENTS

    The Company utilizes interest rate swap agreements to manage interest rate exposures. The principal objective of such contracts is to minimize the risks and/or costs associated with financial activities. The counterparties to these contractual arrangements are major financial institutions with which the Company also has other financial relationships. These counterparties expose the Company to credit loss in the event of nonperformance. However, the Company does not anticipate nonperformance by the counterparties.

    The Company entered into interest rate swap agreements to reduce the impact of changes in interest rates on its floating rate debt under its revolving credit facility. The swap agreements are contracts to exchange floating interest rate payments for fixed interest rate payments periodically over the life of the agreements without the exchange of the underlying notional amounts. The notional amounts of the interest rate swap agreements are used to measure interest to be paid. For interest rate instruments that effectively hedge interest rate exposures, the net cash amounts paid on the agreements are accrued and recognized as an adjustment to interest expense. If an agreement no longer qualifies as a hedge instrument, then it is marked to market and carried on the balance sheet at fair value. The change in fair value of these instruments are included in investment income.

    INCOME TAXES

    The Company files a consolidated income tax return with its subsidiaries. The Company's provision for income taxes reflects the current and future tax consequences of all events that have been recognized in the financial statements as measured by the provision of currently enacted tax laws and rates applicable to future periods.

    RECOGNITION OF PREMIUM REVENUE AND MANAGEMENT SERVICES REVENUE

    For most health care and life insurance contracts, premiums are billed in advance of coverage periods and are recognized as revenue over the period in which services or benefits are obligated to be provided. Premiums include revenue from other contracts, which principally relate to minimum premium contracts,

                         WELLPOINT HEALTH NETWORKS INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) where revenue is recognized based upon the ultimate loss experience of the contract. These contracts obligate the Company to arrange for the provision of health care for the members covered by the related contract and expose the Company to financial risk based upon its ability to manage health care costs below a contractual fixed attachment point. Premium revenue includes an adjustment for experience rated refunds based on an estimate of incurred claims. Experience rated refunds are paid based on contractual requirements.

    The Company's group life and disability insurance contracts are traditional insurance contracts which are typically issued only in conjunction with a health care contract. Additionally, WellPoint has a limited number of indemnity health insurance contracts principally acquired from the Life and Health Benefits Management Division of the Massachusetts Mutual Life Insurance Company ("MMHD") and the Group Benefits Operations of the John Hancock Mutual Life Insurance Company ("GBO"). All of these contracts provide insurance protection for a fixed period ranging from one month to a year. The Company has the ability at a minimum to cancel the contract or adjust the provisions of the contract at the end of the contract period. As a result, the Company's insurance contracts are considered short-duration contracts.

    Premiums applicable to the unexpired contractual coverage periods are reflected in the accompanying consolidated balance sheet as unearned premiums.

    Management services revenue is earned as services are performed and consists of administrative fees for services provided to third parties, including management of medical services, claims processing and access to provider networks. Under administrative service contracts, self-funded employers retain the full risk of financing benefits. Funds received from employers are equal to amounts required to fund benefit expenses and pay earned administrative fees. Because benefits expenses are not the obligation of the Company, premium revenue and benefits expense for these contracts are not included in the Company's financial statements. Administrative service fees received from employer groups are included in the Company's revenues.

    LOSS CONTRACTS

    The Company monitors its contracts for the provision of medical care and recognizes losses on those contracts when it is probable that expected future health care and maintenance costs, under a group of existing contracts, will exceed anticipated future premiums on those contracts. The estimation of future health care medical costs includes all costs related to the provision of health care to members covered by the related group of contracts. In determining whether a loss has been incurred, the Company reviews contracts either individually or collectively, depending upon the Company's method of establishing premium rates for such contracts.

    The Company further monitors its life insurance contracts and recognizes losses on those contracts for which estimated future claims costs and maintenance costs exceed the related unearned premium.

    HEALTH CARE SERVICES AND OTHER BENEFITS

    Health care services and other benefits expense includes the costs of health care services, capitation expenses and expenses related to risk sharing agreements with participating physicians, medical groups and hospitals and incurred losses on the disability and life products. The costs of health care services are accrued as services are rendered, including an estimate for claims incurred but not yet reported.

                         WELLPOINT HEALTH NETWORKS INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    ADVERTISING COSTS

    The Company uses print and broadcast advertising to promote its products. The cost of advertising is expensed as incurred and totaled approximately $43.3 million, $36.5 million and $33.7 million for the years ended December 31, 1998, 1997 and 1996, respectively.

    EARNINGS PER SHARE

    Earnings per share is computed both including and excluding the impact of common stock equivalents.

    STOCK-BASED COMPENSATION

    Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to continue to account for stock-based compensation using the intrinsic method prescribed in Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Accordingly, compensation cost for stock options, under existing plans is measured as the excess, if any, of the quoted market price of the Company's stock at the date of the grant over the amount an employee must pay to acquire the stock.

    COMPREHENSIVE INCOME

    Effective January 1, 1998, the Company adopted the provisions of Statement of Financial Accounting Standards No. 130, "Comprehensive Income" ("SFAS No. 130"). Comprehensive income encompasses all changes in stockholders' equity (except those arising from transactions with stockholders) and includes net income and net unrealized gains or losses on available-for-sale securities. Comprehensive income is net of reclassification adjustments to adjust for items currently included in net income, such as realized gains on investment securities. The 1997 and 1996 consolidated financial statements have been reclassified to reflect the provisions of this statement.

    RECLASSIFICATIONS

    Certain amounts in the prior year consolidated financial statements have been reclassified to conform to the 1998 presentation. All amounts have been restated from the original 1997 and 1996 presentations to exclude the discontinued workers' compensation segment from continuing operations, and from assets and cash flows as discussed in Note 11.

    NEW ACCOUNTING PRONOUNCEMENTS

    In April 1998, the AICPA issued Statement of Position ("SOP") No. 98-5, "Reporting on the Costs of Start-Up Activities." SOP No. 98-5 provides guidance on the accounting for start-up costs and organization costs. It requires these costs to be expensed as incurred and, with certain exceptions, requires the initial application to be reported as a cumulative effect of a change in accounting principle. This SOP is effective for fiscal years beginning after December 15, 1998. During the first quarter of 1999, the Company expects to recognize an after-tax charge of approximately $20.4 million related to the cumulative effect of the implementation of this pronouncement.

                         WELLPOINT HEALTH NETWORKS INC.

    In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"). SFAS No. 133 establishes the accounting and reporting standards for derivative instruments and for hedging activities. Upon adoption of SFAS No. 133, all derivatives must be recognized on the balance sheet at their then fair value. Any stand-alone deferred gains and losses remaining on the balance sheet under previous hedge accounting rules must be removed from the balance sheet and all hedging relationships must be designated anew and documented pursuant to the new accounting rules. The new standard will be effective in the first quarter of 2000. The Company is presently assessing the effect of SFAS No. 133 on the financial statements of the Company.

3. INVESTMENTS

    INVESTMENT SECURITIES

    The Company's investment securities consist of the following (in thousands):

                                                                                 DECEMBER 31, 1998
                                                                  ------------------------------------------------
                                                                                  GROSS UNREALIZED
                                                                   AMORTIZED    --------------------   ESTIMATED
                                                                      COST        GAINS     LOSSES     FAIR VALUE
                                                                  ------------  ---------  ---------  ------------
U.S. Treasury and agency........................................  $    274,004  $   4,546  $     894  $    277,656
Foreign government securities...................................        88,332      2,413      1,046        89,699
Mortgage-backed securities......................................       598,529      8,517        688       606,358
Corporate and other securities..................................       995,596     17,810     10,661     1,002,745
                                                                  ------------  ---------  ---------  ------------
  Total debt securities.........................................     1,956,461     33,286     13,289     1,976,458
Equity and other investments....................................       278,229     20,705     25,218       273,716
                                                                  ------------  ---------  ---------  ------------
    Total investment securities.................................  $  2,234,690  $  53,991  $  38,507  $  2,250,174
                                                                  ------------  ---------  ---------  ------------
                                                                  ------------  ---------  ---------  ------------

                                                                                 DECEMBER 31, 1997
                                                                  ------------------------------------------------
                                                                                  GROSS UNREALIZED
                                                                   AMORTIZED    --------------------   ESTIMATED
                                                                      COST        GAINS     LOSSES     FAIR VALUE
                                                                  ------------  ---------  ---------  ------------
U.S. Treasury and agency........................................  $    359,016  $   2,168  $     299  $    360,885
Mortgage-backed securities......................................       721,816      8,370      2,229       727,957
Corporate and other securities..................................       911,589     11,657      4,064       919,182
                                                                  ------------  ---------  ---------  ------------
  Total debt securities.........................................     1,992,421     22,195      6,592     2,008,024
Equity and other investments....................................       206,616      8,411     34,400       180,627
                                                                  ------------  ---------  ---------  ------------
    Total investment securities.................................  $  2,199,037  $  30,606  $  40,992  $  2,188,651
                                                                  ------------  ---------  ---------  ------------
                                                                  ------------  ---------  ---------  ------------

    The amortized cost and estimated fair value of debt securities as of December 31, 1998, based on contractual maturity dates are summarized below (in thousands). Expected maturities for mortgage-

                         WELLPOINT HEALTH NETWORKS INC.

3. INVESTMENTS (CONTINUED)
backed securities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                     AMORTIZED     ESTIMATED
                                                                        COST       FAIR VALUE
                                                                    ------------  ------------
Due in one year or less...........................................  $    146,152  $    144,408
Due after one year through five years.............................       564,138       565,335
Due after five years through ten years............................       653,285       663,107
Due after ten years...............................................       592,886       603,608
                                                                    ------------  ------------
Total debt securities.............................................  $  1,956,461  $  1,976,458
                                                                    ------------  ------------
                                                                    ------------  ------------

    For the years ended December 31, 1998, 1997 and 1996, proceeds from the sales and maturities of debt securities were $2,569.1 million, $1,566.1 million and $554.4 million, respectively. Gross gains of $28.2 million and gross losses of $10.8 million were realized on the sales of debt securities for the year ended December 31, 1998. For 1997, gross realized gains and gross realized losses from sales of debt securities were $9.5 million and $7.2 million, respectively. In 1996, gross realized gains and gross realized losses from sales of debt securities were $1.2 million and $2.9 million, respectively.

    For the years ended December 31, 1998, 1997 and 1996, proceeds from the sales of equity securities were $203.7 million, $413.7 million and $333.0 million, respectively. Gross gains of $15.5 million and gross losses of $64.9 million were realized on the sales of equity securities in 1998. For 1997, gross realized gains and gross realized losses on the sales of equity securities were $68.5 million and $6.5 million, respectively. In 1996, gross realized gains and gross realized losses on the sales of equity securities were $19.1 million and $2.5 million, respectively.

    Securities on loan under the Company's securities lending program are included in its cash and investment portfolio shown on the accompanying consolidated balance sheets. Under this program, broker/ dealers are required to deliver substantially the same security to the Company upon completion of the transaction. The balance of securities on loan as of December 31, 1998 and 1997 was $262.8 million and $499.3 million, respectively, and income earned on security lending transactions for the years ended December 31, 1998, 1997 and 1996 was $1.0 million, $2.0 million and $2.2 million, respectively.

    LONG-TERM INVESTMENTS

    The Company's long-term investments consist of the following (in thousands):

                                                                                          DECEMBER 31, 1998
                                                                           ------------------------------------------------
                                                                                           GROSS UNREALIZED
                                                                           AMORTIZED   ------------------------  ESTIMATED
                                                                              COST        GAINS       LOSSES     FAIR VALUE
                                                                           ----------  -----------  -----------  ----------
U.S. Treasury and agency securities......................................  $   94,131   $     408    $      29   $   94,510
Equity and other investments.............................................       8,743          --           --        8,743
                                                                           ----------       -----          ---   ----------
  Total long-term investments............................................  $  102,874   $     408    $      29   $  103,253
                                                                           ----------       -----          ---   ----------
                                                                           ----------       -----          ---   ----------

                         WELLPOINT HEALTH NETWORKS INC.

3. INVESTMENTS (CONTINUED)

                                                                                          DECEMBER 31, 1997
                                                                           ------------------------------------------------
                                                                                           GROSS UNREALIZED
                                                                           AMORTIZED   ------------------------  ESTIMATED
                                                                              COST        GAINS       LOSSES     FAIR VALUE
                                                                           ----------  -----------  -----------  ----------
U.S. Treasury and agency securities......................................  $   92,957   $     214    $      --   $   93,171
Equity and other investments.............................................       9,648          --           --        9,648
                                                                           ----------       -----          ---   ----------
  Total long-term investments............................................  $  102,605   $     214    $      --   $  102,819
                                                                           ----------       -----          ---   ----------
                                                                           ----------       -----          ---   ----------

    At December 31, 1998, the Company's debt securities had contractual maturity dates: due in one year or less, amortized cost of $94.1 million and market value of $94.5 million.

    In 1997, the Company owned an interest in the stock of Health Partners Inc. ("HPI") which was accounted for under the equity method. In October 1997, HPI entered into a business combination with FPA Medical Management Inc. ("FPA"), a publicly traded company, which was accounted for as a pooling of interests. As a result of the transaction, the Company exchanged its HPI stock for FPA stock and recognized a pre-tax gain of $30.3 million at the date of the transaction. At December 31, 1997, the Company's investment in FPA was held in its investment portfolio at estimated fair value.

    In 1998, the Company's investment in FPA experienced an "other than temporary" decline in market value. As a result, the Company recognized a pre-tax loss of $48.7 million. This investment was sold in 1998 for an amount that approximated its written down value.

4. RECEIVABLES, NET

    Receivables consist of the following (in thousands):

                                                                             DECEMBER 31,
                                                                        ----------------------
                                                                           1998        1997
                                                                        ----------  ----------
Premiums receivable...................................................  $  362,225  $  339,618
Investment income and other receivables...............................     168,614     193,720
                                                                        ----------  ----------
                                                                           530,839     533,338
Less allowance for doubtful accounts..................................      45,580      30,458
                                                                        ----------  ----------
Receivables, net......................................................  $  485,259  $  502,880
                                                                        ----------  ----------
                                                                        ----------  ----------

                         WELLPOINT HEALTH NETWORKS INC.

5. PROPERTY AND EQUIPMENT, NET

    Property and equipment, at cost, consist of the following (in thousands):

                                                                             DECEMBER 31,
                                                                        ----------------------
                                                                           1998        1997
                                                                        ----------  ----------
Furniture and fixtures................................................  $   50,412  $   44,079
Software..............................................................      44,747      21,934
Equipment.............................................................     117,762     128,123
Leasehold improvements................................................      41,543      32,125
                                                                        ----------  ----------
                                                                           254,464     226,261
Less accumulated depreciation and amortization........................     123,005     113,735
                                                                        ----------  ----------
Property and equipment, net...........................................  $  131,459  $  112,526
                                                                        ----------  ----------
                                                                        ----------  ----------

    Depreciation and amortization expense for the years ended December 31, 1998, 1997 and 1996 was $36.8 million, $32.6 million and $19.5 million, respectively.

6. INTANGIBLE ASSETS AND GOODWILL

    The intangible asset balance consists of the following components (in thousands):

                                                                             DECEMBER 31,
                                                                        ----------------------
                                                                           1998        1997
                                                                        ----------  ----------
Tradename and service mark............................................  $       --  $  206,683
Employer group relationships..........................................      77,991      77,991
Self-developed software...............................................       7,280       7,280
Provider contracts....................................................       9,208       9,208
Miscellaneous intangible assets.......................................       5,728       5,728
                                                                        ----------  ----------
                                                                           100,207     306,890
Less accumulated amortization.........................................       6,270      11,210
                                                                        ----------  ----------
Intangible assets, net................................................  $   93,937  $  295,680
                                                                        ----------  ----------
                                                                        ----------  ----------

    The goodwill balance consists of the following components (in thousands):

                                                                             DECEMBER 31,
                                                                        ----------------------
                                                                           1998        1997
                                                                        ----------  ----------
Goodwill..............................................................  $  368,310  $  349,478
Less accumulated amortization.........................................      32,155      24,411
                                                                        ----------  ----------
Goodwill, net.........................................................  $  336,155  $  325,067
                                                                        ----------  ----------
                                                                        ----------  ----------

    During the fourth quarter of 1998, the Company re-evaluated the useful life of the intangible assets and goodwill related to its acquisitions of the GBO and MMHD and reduced such composite lives from 35 to 20 years.

                         WELLPOINT HEALTH NETWORKS INC.

6. INTANGIBLE ASSETS AND GOODWILL (CONTINUED)
    Amortization charged to operations was $19.9 million, $17.9 million and $9.8 million for the years ended December 31, 1998, 1997 and 1996, respectively.

    As discussed in Note 8, in 1998 the Company received from the Internal Revenue Service a favorable private letter ruling concerning the deductibility of an $800 million payment made during the Company's May 1996 Recapitalization. As a result of such private letter ruling in the third quarter of 1998, the Company reduced the remaining intangible assets of $194.5 million related to its acquisition of the BCC Commercial Operations to zero.

7. LONG-TERM DEBT

    NOTES PAYABLE

    In connection with the MMHD acquisition, the Company issued a Series A term note for $62.0 million on March 31, 1996. At December 31, 1998 and 1997, $20 million was outstanding under this note. The Series A note will mature on March 31, 1999 and is expected to be refinanced utilizing the Company's revolving credit facility. Interest is paid quarterly and the interest rate is equal to the Company's average cost on the revolving credit facility, as described below.

    REVOLVING CREDIT FACILITY

    In May 1996, the Company entered into an agreement with a consortium of financial institutions for a five-year revolving credit facility to provide a line of credit up to $1.25 billion. In May 1996, $775.0 million was drawn on this facility for the payment of a special dividend to the stockholders of Old WellPoint in connection with the Recapitalization. In April 1997, the Company amended this facility to decrease the maximum amount which could be borrowed to $1.0 billion. The facility expires as of May 15, 2002, although it may be extended for an additional one-year period under certain circumstances. At December 31, 1998 and 1997, $280.0 million and $368.0 million, respectively, was outstanding under this facility.

    The agreement provides for interest on committed advances at rates determined by reference to the bank's base rate or to the London Interbank Offered Rate ("LIBOR") plus a margin determined by reference to the Company's leverage ratio (as defined in the credit agreement) or the then-current rating of the Company's unsecured long-term debt by specified rating agencies. Interest is determined using whichever of these methods is the most favorable to the Company (5.6% at December 31, 1998). Borrowings under the credit facility are made on a committed basis or pursuant to an auction-bid process. A facility fee based on the facility amount, regardless of utilization, is payable quarterly. The facility fee rate is also determined by the unsecured debt ratings or the leverage ratio of the Company.

    SHELF REGISTRATION STATEMENT

    In July 1996, the Company filed a registration statement relating to the issuance of $1.0 billion of senior or subordinated unsecured indebtedness. As of December 31, 1998, no indebtedness had been issued pursuant to this registration statement.

    MATURITIES

    At December 31, 1998, the Company's long-term debt maturities are as follows: 1999--$20 million; 2000--zero; 2001--zero; 2002--$280 million.

                         WELLPOINT HEALTH NETWORKS INC.

7. LONG-TERM DEBT (CONTINUED)
    DEBT COVENANTS

    The Company's revolving credit facility requires the maintenance of certain financial ratios and contains other restrictive covenants, including restrictions on the occurrence of additional indebtedness and the granting of certain liens, limitations on acquisitions and investments and limitations on changes in control. As of December 31, 1998, the Company was in compliance with the requirements outlined in these agreements.

    INTEREST RATE SWAPS

    As described in Note 16, the Company is a party to three separate interest rate swap agreements which convert underlying variable-rate debt into fixed-rate debt.

    INTEREST PAID

    Interest paid on long-term debt for the years ended December 31, 1998, 1997 and 1996 was $25.9 million, $38.9 million and $30.3 million, respectively.

8. INCOME TAXES

    The components of the provision (benefit) for income taxes are as follows (in thousands):

                                                    YEAR ENDED DECEMBER 31,
                                                -------------------------------
                                                  1998       1997       1996
                                                ---------  ---------  ---------
Current:
  Federal.....................................  $  97,231  $ 107,695  $ 129,413
  State.......................................     30,929     28,523     30,566
                                                ---------  ---------  ---------
                                                  128,160    136,218    159,979
                                                ---------  ---------  ---------
Deferred:
  Federal.....................................    (51,398)    19,041    (16,733)
  State.......................................     (4,324)     1,658     (4,528)
                                                ---------  ---------  ---------
                                                  (55,722)    20,699    (21,261)
                                                ---------  ---------  ---------
Provision for income taxes from continuing
  operations..................................  $  72,438  $ 156,917  $ 138,718
                                                ---------  ---------  ---------
                                                ---------  ---------  ---------

                         WELLPOINT HEALTH NETWORKS INC.

8. INCOME TAXES (CONTINUED)
    The overall effective tax rate differs from the statutory federal tax rate as follows (percent of pretax income from continuing operations):

                                                              YEAR ENDED DECEMBER 31,
                                                          -------------------------------
                                                            1998       1997       1996
                                                          ---------  ---------  ---------
Tax provision based on the federal statutory rate.......       35.0%      35.0%      35.0%
State income taxes, net of federal benefit..............        4.4        5.1        5.0
Non-deductible expenses.................................        0.9        0.1        0.7
Tax benefit from IRS ruling in excess of noncurrent
  intangible assets related to business combination.....      (21.8)        --         --
Other, net..............................................         --        0.4        0.4
                                                          ---------        ---        ---
Effective tax rate......................................       18.5%      40.6%      41.1%
                                                          ---------        ---        ---
                                                          ---------        ---        ---

    Net deferred tax assets are comprised of the following (in thousands):

                                                              DECEMBER 31,
                                                          --------------------
                                                            1998       1997
                                                          ---------  ---------
Gross deferred tax assets:
  Market valuation on investment securities.............  $      --  $   5,530
  Vacation and holiday accruals.........................      8,521      7,388
  Incurred claim reserve discounting....................     10,726     11,451
  Provision for doubtful accounts.......................     16,619     14,987
  Unearned premium reserve..............................     15,852     13,499
  State income taxes....................................     10,707      9,904
  Postretirement benefits...............................     27,332     26,033
  Deferred gain on building.............................      7,063      8,867
  Deferred compensation.................................     11,349      8,553
  Expenses not currently deductible.....................     44,791     44,615
  Intangible asset impairment...........................      7,940      8,189
  Capital loss carryover................................     11,247         --
  Alternative Minimum Tax credit carryover..............     46,616         --
  Other, net............................................      8,599      6,119
                                                          ---------  ---------
    Total gross deferred tax assets.....................    227,362    165,135
                                                          ---------  ---------
Gross deferred tax liabilities:
  Market valuation on investment securities.............     (5,757)        --
  Depreciation and amortization.........................    (11,313)   (11,267)
  Bond discount and basis differences...................     (6,682)   (21,240)
  Other, net............................................     (1,753)    (3,271)
                                                          ---------  ---------
    Total gross deferred tax liabilities................    (25,505)   (35,778)
                                                          ---------  ---------
Net deferred tax assets.................................  $ 201,857  $ 129,357
                                                          ---------  ---------
                                                          ---------  ---------

                         WELLPOINT HEALTH NETWORKS INC.

8. INCOME TAXES (CONTINUED)
    Management believes that the deferred tax assets listed above are fully recoverable and, accordingly, no valuation allowance has been recorded. Expenses not currently deductible include various financial statement charges and expenses that will be deductible for income tax purposes in future periods.

    Income taxes paid for the years ended December 31, 1998, 1997 and 1996 were $103.0 million, $121.2 million and $90.0 million, respectively.

    INCOME TAXES

    In September 1998, the Company received a private letter ruling from the Internal Revenue Service with respect to the treatment of certain payments made at the time of WellPoint's 1996 Recapitalization and acquisition of the BCC Commercial Operations. The ruling allows the Company to deduct as an ordinary and necessary business expense an $800 million cash payment made by BCC in May 1996 to one of two newly formed charitable foundations. As a result of the ruling in 1998, the Company reduced the remaining intangible asset of $194.5 million arising from the acquisition of certain assets and liabilities of BCC Commercial Operations at the time of the Recapitalization and recognized a reduction in its income tax expense of $85.5 million. As a result, the Company filed amended tax returns for prior years requesting a refund of approximately $200 million and anticipates that current and future income tax payments will be reduced by approximately $80 million and has, therefore, recognized an income tax recoverable and a deferred tax asset, respectively, in its financial statements for the year ended December 31, 1998.

    As the result of the sale of its workers' compensation segment and its investment in FPA, the Company has a Federal capital loss carryforward of $14.0 million and a California capital loss carryforward of $111.2 million. The carryforward amounts expire on December 31, 2003. The federal alternative minimum tax credit is available to offset future regular tax payments, on an indefinite basis.

9. PENSION AND POSTRETIREMENT BENEFITS

    The BCC pension and postretirement plans were assumed by the Company as a result of the Recapitalization in 1996.

    In 1998, the Company adopted SFAS No. 132, "Employers Disclosures about Pensions and Other Postretirement Benefits." This statement requires the disclosure of reconciliations of beginning and ending balances of plan benefit obligations as well as the fair value of plan assets. It also requires the disclosure of the effect a one percentage-point change (increase and decrease) in the rate change of health care costs on the service and interest costs components of net periodic postretirement health care benefit costs and on the accumulated postretirement benefit obligation for health care benefits. It eliminates the disclosures for plan descriptions, types of benefit formulas and funding policies. The Company has restated prior period information to conform to the required disclosures.

    PENSION BENEFITS

    The Company covers substantially all employees through two non-contributory defined benefit pension plans. One plan covers employees of a bargaining unit, bargaining unit employees, while the second plan, which was established on January 1, 1987, covers all other eligible exempt and administrative employees meeting certain age and employment requirements. Plan assets are invested primarily in pooled income funds. The Company's policy is to fund its plans according to the applicable Employee Retirement Income Security Act of 1974 and income tax regulations. The Company uses the unit credit method of cost determination.

                         WELLPOINT HEALTH NETWORKS INC.

9. PENSION AND POSTRETIREMENT BENEFITS (CONTINUED)

    The funded status of the plans is as follows:

                                                                            DECEMBER 31,
                                                                       ----------------------
                                                                          1998        1997
                                                                       ----------  ----------
CHANGE IN BENEFIT OBLIGATION
Benefit obligation at beginning of year..............................  $   63,554  $   48,632
Service cost.........................................................       8,045       6,510
Interest cost........................................................       5,183       4,353
Amendments...........................................................          --         714
Actuarial loss.......................................................       4,736       5,742
Benefits paid........................................................      (4,015)     (2,397)
                                                                       ----------  ----------
Benefit obligation at end of year....................................  $   77,503  $   63,554
                                                                       ----------  ----------
                                                                       ----------  ----------

CHANGE IN PLAN ASSETS
Fair value at beginning of year......................................  $   55,173  $   45,239
Actual return on fair value..........................................       5,024       7,681
Employer contributions...............................................       9,617       4,650
Benefits paid........................................................      (4,015)     (2,397)
                                                                       ----------  ----------
Fair value at end of year............................................  $   65,799  $   55,173
                                                                       ----------  ----------
                                                                       ----------  ----------

Funded status........................................................  $  (11,703) $   (8,381)
Unrecognized prior service cost......................................         401         410
Unrecognized actuarial loss..........................................      11,668       7,244
                                                                       ----------  ----------
Net amount recognized................................................  $      366  $     (727)
                                                                       ----------  ----------
                                                                       ----------  ----------
Amounts recognized in the Balance Sheet consist of:
  Prepaid benefit cost...............................................  $    1,146  $    1,240
  Accrued benefit liability..........................................        (780)     (1,967)
                                                                       ----------  ----------
Net amount recognized................................................  $      366  $     (727)
                                                                       ----------  ----------
                                                                       ----------  ----------

WEIGHTED AVERAGE ASSUMPTIONS
Discount rate........................................................        7.00%       7.25%
Expected return on plan assets.......................................        8.50%       8.50%
Rate of compensation increases.......................................        5.00%       5.50%

                         WELLPOINT HEALTH NETWORKS INC.

9. PENSION AND POSTRETIREMENT BENEFITS (CONTINUED)
    Net periodic pension expense for the Company's defined benefit pension plans includes the following components:

                                                        YEAR ENDED DECEMBER 31,
                                                    -------------------------------
(IN THOUSANDS)                                        1998       1997       1996
                                                    ---------  ---------  ---------
Service cost--benefits earned during the year.....  $   8,045  $   6,510  $   4,251
Interest cost on projected benefits obligations...      5,183      4,353      3,538
Expected return on plan assets....................     (4,908)    (3,992)    (3,255)
Amortization of prior service cost................          9          9        (62)
Amortization of transition obligation.............         --        (15)       (26)
Recognized net actuarial loss.....................        196        191        684
                                                    ---------  ---------  ---------
Net periodic pension expense......................  $   8,525  $   7,056  $   5,130
                                                    ---------  ---------  ---------
                                                    ---------  ---------  ---------

    For the years ended December 31, 1998 and 1997, the pension expense was $8.5 million and $7.1 million, respectively. Prior to the Recapitalization in 1996, BCC allocated pension expense to Old WellPoint based on the number of employees. Management believed this to be a reasonable and appropriate method of allocation. For the year ended December 31, 1996, the pension expense was $5.1 million.

    The Company sponsors The WellPoint (401(k)) Retirement Savings Plan (the "401(k) Plan"). Employees over 18 years of age are eligible to participate in the Plan if they meet certain length of service requirements. Under this plan, employees may contribute a percentage of their pre-tax earnings to the 401(k) Plan. After one year of service, employee contributions up to 6% are matched by an employer contribution equal to 75% on the employee's contribution. Matching contributions are immediately vested. Effective January 1, 1998, 33.3% of the employer contribution was in the Company's common stock for all plan participants. The employer contribution is 85% for only those employees with ten to nineteen years of service as of January 1, 1997 and 100% for only those employees with twenty years or more of service as of such date. Company expense related to the 401(k) Plan totaled $13.0 million, $11.8 million and $8.2 million for the years ended December 31, 1998, 1997 and 1996, respectively.

    POSTRETIREMENT BENEFITS

    The Company provides certain health care and life insurance benefits to eligible retirees and their dependents. Certain employees acquired as a result of the MMHD acquisition and all employees hired after January 1, 1997 are not covered under the Company's postretirement benefit plan. All other Company employees are fully eligible for retiree benefits upon attaining 10 years of service and a minimum age of 55. The plan in effect for those retiring prior to September 1, 1994 provides for Company-paid life insurance for all retirees based on age and a percent of salary. In addition, the majority of retirees from age 62 or greater currently receive fully paid health benefit coverage for themselves and their dependents. For employees retiring on or after September 1, 1994, the Company currently subsidizes health benefit coverage based on the retiree's years of service at retirement and date of hire. Life insurance benefits for retirees hired on or after May 1, 1992 are set at $10,000 upon retirement and are reduced to $5,000 at age 70.

                         WELLPOINT HEALTH NETWORKS INC.

9. PENSION AND POSTRETIREMENT BENEFITS (CONTINUED)
    The accumulated postretirement benefit obligation ("APBO") and the accrued postretirement benefits as of December 31, 1998 and 1997 are as follows (in thousands):

                                                                DECEMBER 31,
                                                            --------------------
                                                              1998       1997
                                                            ---------  ---------
Benefit obligation at the beginning of the year...........  $  54,687  $  47,866
Service cost..............................................      1,780      1,980
Interest cost.............................................      3,843      3,783
Actuarial loss (gain).....................................     (2,080)     3,395
Benefits paid.............................................     (1,906)    (2,337)
                                                            ---------  ---------
Accumulated postretirement benefits obligation............     56,324     54,687
Unrecognized net gain from accrued postretirement benefit
  cost....................................................     10,734      9,204
                                                            ---------  ---------
Accrued postretirement benefits...........................  $  67,058  $  63,891
                                                            ---------  ---------
                                                            ---------  ---------

    The Company currently pays for its postretirement benefit obligations as they are incurred. As such, there are no plan assets.

    The above actuarially determined APBO was calculated using discount rates of 7.00% and 7.25% as of December 31, 1998 and 1997, respectively. The medical trend rate is assumed to decline gradually from 11% (under age 65) and 9% (age 65 and over) to 6% by the year 2002. These estimated trend rates are subject to change in the future. The medical trend rate assumption has a significant effect on the amounts reported. For example, an increase in the assumed health care trend rates of one percent in each year would increase the APBO as of December 31, 1998 by $8.3 million and would increase service and interest costs by $1.0 million. Conversely, a decrease in the assumed health care trend rate of one percent in each year would decrease the APBO as of December 31, 1998 by $7.2 million and would decrease service and interest costs by $0.9 million. For life insurance benefit calculations, a compensation increase of 5.0% was assumed.

    Net periodic postretirement benefit cost includes the following components (in thousands):

                                                          YEAR ENDED DECEMBER 31,
                                                      -------------------------------
                                                        1998       1997       1996
                                                      ---------  ---------  ---------
Service cost........................................  $   1,780  $   1,980  $   2,047
Interest cost.......................................      3,843      3,783      3,490
Net amortization and deferral.......................       (550)      (621)      (438)
                                                      ---------  ---------  ---------
Net periodic postretirement benefit cost............  $   5,073  $   5,142  $   5,099
                                                      ---------  ---------  ---------
                                                      ---------  ---------  ---------

10. COMMON STOCK

    STOCK OPTION PLANS

    In 1996, the Company adopted an Employee Stock Option Plan (the "Employee Option Plan"). In May 1996, all eligible employees were granted options to purchase common stock under the Employee Option Plan. The exercise price of options granted under the Employee Option Plan is the fair market value of the Common Stock on the date of the grant. Each option granted has a maximum term of

                         WELLPOINT HEALTH NETWORKS INC.

10. COMMON STOCK (CONTINUED)
10 years. The options granted in 1998, 1997 and 1996 vest ratably over a three-year period. The maximum number of shares of Common Stock issuable under the Employee Option Plan is 2.3 million shares, subject to adjustment for certain changes in the Company's capital structure.

    In 1996, the Company also implemented a Stock Option/Award Plan (the "Stock Option/Award Plan") for key employees, officers and directors. The exercise price per share is fixed by the committee appointed by the Board of Directors to administer the Stock Option/Award Plan, but for any incentive stock option, the exercise price will not be less than the fair market value on the date of grant. The number of shares that may be issued under the Stock Option/Award Plan will not exceed 5.0 million shares, subject to adjustment in accordance with the terms of the plan. The maximum term for an option is ten years. Options granted will vest in accordance with the terms of each grant. The Stock Option/Award Plan also allows the grant or award of restricted stock, performance units and phantom stock.

    The following summarizes activity in the Company's stock option plans for the years ended December 31, 1998, 1997 and 1996:

                                                                             WEIGHTED AVERAGE
                                                                              EXERCISE PRICE
                                                                   SHARES        PER SHARE
                                                                 ----------  -----------------
Outstanding at January 1, 1996.................................          --      $      --
Granted........................................................   3,273,089          39.27
Canceled.......................................................    (108,093)         39.68
Exercised......................................................          --             --
                                                                 ----------
Outstanding at December 31, 1996...............................   3,164,996          39.26
                                                                 ----------
Granted........................................................   1,698,327          36.13
Canceled.......................................................    (572,511)         37.76
Exercised......................................................    (192,089)         39.61
                                                                 ----------
Outstanding at December 31, 1997...............................   4,098,723          38.12
                                                                 ----------
Granted........................................................   1,533,908          56.86
Canceled.......................................................    (296,993)         43.66
Exercised......................................................    (836,400)         37.67
                                                                 ----------
Outstanding at December 31, 1998...............................   4,499,238          44.23
                                                                 ----------
                                                                 ----------

Exercisable at:
December 31, 1996..............................................     135,548          39.68
December 31, 1997..............................................   1,077,221          39.32
December 31, 1998..............................................   1,801,311          40.65

                         WELLPOINT HEALTH NETWORKS INC.

10. COMMON STOCK (CONTINUED)
    The options outstanding at December 31, 1998 have exercise prices ranging from $26.85 to $82.25 per share.

                                             OPTIONS OUTSTANDING                  OPTIONS EXERCISABLE
                                ---------------------------------------------  --------------------------
                                                                  WEIGHTED                    WEIGHTED
                                  NUMBER     WEIGHTED AVERAGE      AVERAGE       NUMBER        AVERAGE
ACTUAL RANGE                    OUTSTANDING      REMAINING        EXERCISE     OUTSTANDING    EXERCISE
OF EXERCISE PRICES              AT 12/31/98  CONTRACTUAL LIFE       PRICE      AT 12/31/98      PRICE
------------------------------  -----------  -----------------  -------------  -----------  -------------
$26.85-39.68..................   2,810,612             7.3        $   37.17     1,603,718     $   38.61
$42.31-62.19..................   1,630,908             9.0        $   55.28       159,415     $   52.28
$65.00-82.25..................      57,718             8.7        $   75.51        38,178     $   77.53
                                -----------                                    -----------
                                 4,499,238             7.9        $   44.23     1,801,311     $   40.65
                                -----------                                    -----------
                                -----------                                    -----------

    STOCK PURCHASE PLAN

    On May 18, 1996, the Company's stockholders approved the Company's Employee Stock Purchase Plan (the "ESPP"). The ESPP allows eligible employees to purchase Common Stock at the lower of 85% of the market price of the stock at the beginning or end of each offering period. The aggregate amount of common stock that may be issued pursuant to the ESPP shall not exceed 400,000 shares, subject to adjustment pursuant to the terms of the ESPP. During the years ended December 31, 1998, 1997 and 1996, approximately 99,300, 50,700 and 43,000 shares of common stock were purchased under the ESPP. Beginning in 1998, there are two offering periods for the first half and second half of the year, and accordingly, two purchase prices of $35.91 and $57.35 per share. For the years ended December 31, 1997 and 1996, purchase prices totaled $29.22 and $22.53 per share, respectively.

    SFAS 123 DISCLOSURE

    In accordance with the provisions of SFAS No. 123, the Company applies APB Opinion No. 25 and related interpretations in accounting for its stock option plans and, accordingly, does not recognize compensation cost. If the Company had elected to recognize the compensation cost based on the fair value of the options granted at grant date as prescribed by SFAS No. 123, net income and earnings per share for the years ended December 31, 1998, 1997 and 1996 would have been reduced to the pro forma amounts indicated in the table which follows:

(IN MILLIONS, EXCEPT PER SHARE AMOUNTS)                                                  1998       1997       1996
                                                                                       ---------  ---------  ---------
Net income--as reported..............................................................  $   231.3  $   227.4  $   202.0
Net income--pro forma................................................................  $   218.6  $   218.2  $   190.9
Earnings per share--as reported......................................................  $    3.35  $    3.30  $    3.04
Earnings per share--pro forma........................................................  $    3.16  $    3.17  $    2.87
Earnings per share assuming full dilution--as reported...............................  $    3.29  $    3.27  $    3.04
Earnings per share assuming full dilution--pro forma.................................  $    3.11  $    3.14  $    2.87

                         WELLPOINT HEALTH NETWORKS INC.

10. COMMON STOCK (CONTINUED)

1998
ASSUMPTIONS                                 OFFICERS     EMPLOYEES
                                          ------------  ------------
Expected dividend yield.................       --            --
Risk-free interest rate.................     5.38%         5.35%
Expected stock price volatility.........     37.00%        37.00%
Expected life of options................   four years   three years


1997
ASSUMPTIONS                                 OFFICERS     EMPLOYEES
                                          ------------  ------------
Expected dividend yield.................       --            --
Risk-free interest rate.................     6.26%         6.13%
Expected stock price volatility.........     37.00%        37.00%
Expected life of options................   five years   three years

1996
ASSUMPTIONS                                 OFFICERS     EMPLOYEES
                                          ------------  ------------
Expected dividend yield.................       --            --
Risk-free interest rate.................     6.40%         6.21%
Expected stock price volatility.........     35.68%        37.16%
Expected life of options................   five years   three years

    The above pro forma disclosures may not be representative of the effects on reported pro forma net income for future years. The weighted average fair value of options granted during 1998, 1997 and 1996 is $18.72, $13.72 and $15.74 per share, respectively.

    During the year ended December 31, 1998, the Company was authorized to repurchase eight million shares of its common stock. This treasury stock acquisition was executed in anticipation of the pending Cerulean transaction in which Cerulean stockholders will receive cash and WellPoint Common Stock with an aggregate market value of $500 million. As of December 31, 1998, 3.5 million shares of common stock were repurchased pursuant to this authorization.

11. DISCONTINUED OPERATIONS

    During 1998, the Company discontinued its workers' compensation business segment. On July 29, 1998, the Company entered into an agreement to sell its workers' compensation business to Fremont Indemnity Company for approximately $110.0 million. The Company received proceeds of $101.4 million as of the closing date, representing the initial purchase price as defined in the agreement. The transaction closed on September 1, 1998. Accordingly, the consolidated financial statements for all periods presented have been restated.

    Revenues for the workers' compensation segment totaled $24.0 million for the period beginning July 1, 1998, the measurement date, through the date of sale, and $94.6 million for the period beginning January 1, 1998 through the date of sale. Revenues totaled $184.2 million and $199.0 million for the years ended December 31, 1997, and 1996, respectively.

                         WELLPOINT HEALTH NETWORKS INC.

12. EARNINGS PER SHARE

    In accordance with Statement of Financial Accounting Standards No. 128, the following is an illustration of the dilutive effect of the Company's common stock equivalents on earning per share ("EPS"). There were no antidilutive securities in any of the three periods presented.

                                                                                    YEAR ENDED DECEMBER 31,
                                                                               ----------------------------------
(IN THOUSANDS, EXCEPT EARNINGS PER SHARE)                                         1998        1997        1996
                                                                               ----------  ----------  ----------
Income from continuing operations............................................  $  319,548  $  229,437  $  198,518
Income (loss) from discontinued operations...................................     (88,268)     (2,028)      3,484
                                                                               ----------  ----------  ----------
Net Income...................................................................  $  231,280  $  227,409  $  202,002
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------
Weighted average shares outstanding..........................................      69,099      68,811      66,433
Net effect of dilutive stock options.........................................       1,160         651          --
                                                                               ----------  ----------  ----------
Fully diluted weighted average shares outstanding............................      70,259      69,462      66,433
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------

EARNINGS PER SHARE:
Income from continuing operations............................................  $     4.63  $     3.33  $     2.99
Income (loss) from discontinued operations...................................       (1.28)      (0.03)       0.05
                                                                               ----------  ----------  ----------
Net Income...................................................................  $     3.35  $     3.30  $     3.04
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------

EARNINGS PER SHARE ASSUMING FULL DILUTION:
Income from continuing operations............................................  $     4.55  $     3.30  $     2.99
Income (loss) from discontinued operations...................................       (1.26)      (0.03)       0.05
                                                                               ----------  ----------  ----------
Net Income...................................................................  $     3.29  $     3.27  $     3.04
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------

    The number of shares outstanding for the year ended December 31, 1996 has been calculated using 66.4 million shares, the number of shares outstanding immediately following the Recapitalization, to give effect to the two-for-three share exchange that occurred as part of the Recapitalization, plus the weighted average number of shares issued during 1996 after completion of the Recapitalization.

13. LEASES

    Effective January 1, 1996, the Company entered into a new lease agreement for a 24-year period for Blue Cross of California's Woodland Hills, California Headquarters facility, expiring in December 2019, with two options to extend the term for up to two additional five-year terms. In addition to base rent, beginning in January 1997, the Company must pay a contingent amount based upon annual changes in the consumer price index. In 1996, the Company paid $30 million to the owner of the building in connection with the new lease agreement. This prepayment is being amortized on a straight-line basis over the life of the new lease.

    The Company's other lease terms range from one to 22 years with certain options to renew. Certain lease agreements provide for escalation of payments which are based on fluctuations in certain published cost-of-living indices. Future minimum rental payments under operating leases utilized by the Company

                         WELLPOINT HEALTH NETWORKS INC.

13. LEASES (CONTINUED)
having initial or remaining noncancellable lease terms in excess of one year at December 31, 1998 are as follows:

(IN THOUSANDS)
YEAR ENDING DECEMBER 31,
----------------------------------------------------------------------------------
1999..............................................................................  $   42,528
2000..............................................................................      39,891
2001..............................................................................      33,953
2002..............................................................................      18,803
2003..............................................................................      14,615
Thereafter........................................................................     240,347
                                                                                    ----------
  Total payments required.........................................................  $  390,137
                                                                                    ----------
                                                                                    ----------

    Rental expense for the years ended December 31, 1998, 1997 and 1996 for all operating leases was $43.4 million, $33.3 million and $16.1 million, respectively. Contingent rentals included in the above rental expense for the years ended December 31, 1998 and 1997 were $0.6 million and $0.3 million, respectively. There were no contingent rentals for the year ended December 31, 1996.

14. RELATED PARTY TRANSACTIONS

    Prior to the Recapitalization in May 1996, and pursuant to the Administrative Services and Product Marketing Agreement between BCC and Old WellPoint, BCC provided office space and certain administrative and support services, including computerized data processing and management information systems, telecommunications systems and other management services to the Company. These expenses were allocated to and paid by the Company in an amount equal to the direct and indirect costs and expenses incurred in furnishing these services. In addition, the Company provided services to BCC which included health plan services, claims processing related to such plans, other financial management services and provider contracting (excluding hospitals and other institutional health care providers) which were reimbursed on a basis that approximated cost. Management of both the Company and BCC considered the allocation methodologies and cost approximations reasonable and appropriate.

    Intercompany charges between the Company and BCC for the respective period prior to the Recapitalization were as follows:

                                                                                   JANUARY 1,
                                                                                       TO
(IN THOUSANDS)                                                                    MAY 20, 1996
                                                                                  ------------
Services provided by BCC........................................................   $   13,601
Services provided to BCC........................................................       (3,931)
                                                                                  ------------
Net intercompany charges included in general and administrative expense.........   $    9,670
                                                                                  ------------
                                                                                  ------------

    As required by the DOC prior to the Recapitalization, non-contract provider services under the Company and BCC's jointly marketed Prudent Buyer and Medicare supplement products were required to be provided by BCC, and revenues attributable to such non-contract provider services were, therefore, not included in the Company's consolidated financial statements prior to May 20, 1996. BCC recorded a

                         WELLPOINT HEALTH NETWORKS INC.

14. RELATED PARTY TRANSACTIONS (CONTINUED) portion of premium revenue for these products based on the estimated cost of providing these non-contract provider health care services, plus an underwriting margin equal to the greater of 2.0% or the average percentage of underwriting gain among member plans of the Blue Cross Blue Shield Association ("BCBSA") (which included BCC). For the period January 1, 1996 through May 20, 1996, the underwriting margin was estimated at 2.0%. Such aggregate premium revenue recognized by BCC related to the non-contract provider services for these products for the period from January 1, 1996 through May 20, 1996 was $59.3 million.

    Operating income recognized by BCC on such non-contract provider services for the period from January 1, 1996 through May 20, 1996 was $1.2 million. In conjunction with the Recapitalization of May 20, 1996, the DOC approved the Company to offer non-contract provider services and, therefore, revenues attributable to such services are included in the Company's 1998, 1997 and 1996 consolidated financial statements subsequent to the Recapitalization date.

15. FAIR VALUE OF FINANCIAL INSTRUMENTS

    The following methods and assumptions were used to estimate the fair value of each class of financial instrument:

        CASH AND CASH EQUIVALENTS. The carrying amount approximates fair value, based on the short-term maturities of these instruments.

        INVESTMENT SECURITIES. The carrying amount approximates fair value, based on quoted market prices for the same or similar instruments.

        LONG-TERM INVESTMENTS. The carrying amount approximates fair value, based on quoted market prices for the same or similar instruments and at cost for certain equity investments.

        LONG-TERM DEBT. The carrying amount for long-term debt approximates fair value as the underlying instruments have variable interest rates at market value.

        INTEREST RATE SWAPS. The fair value of the interest rate swaps is based on quoted market prices by the financial institutions which are the counterparties to the swaps.

        FOREIGN CURRENCY CONTRACTS. The fair value of the foreign currency contracts is based on quoted market prices by the financial institutions which are the counterparties to the contracts.

    The carrying amounts and estimated fair values of the Company's financial instruments as of December 31, 1998 are summarized below:

                                                                      CARRYING     ESTIMATED
(IN THOUSANDS)                                                         AMOUNT      FAIR VALUE
                                                                    ------------  ------------
Cash and cash equivalents.........................................  $    410,875  $    410,875
Investment securities.............................................     2,250,174     2,250,174
Long-term investments.............................................       103,253       103,253
Long-term debt....................................................       300,000       300,000
Interest rate swaps...............................................        (4,477)      (29,128)
Foreign currency contracts........................................         1,052         1,052

                         WELLPOINT HEALTH NETWORKS INC.

16. HEDGING ACTIVITIES

    The Company utilizes interest rate swap agreements and foreign currency contracts to manage interest rate and foreign currency exposures. The principal objective of such contracts is to minimize the risks and/or costs associated with financial and investing activities. The Company does not utilize financial instruments for trading or speculative purposes. The counterparties to these contractual arrangements are major financial institutions with which the Company also has other financial relationships. These counterparties expose the Company to credit loss in the event of non-performance. However, the Company does not anticipate non-performance by the other parties.

    INTEREST RATE SWAP AGREEMENTS: In 1996, the Company entered into three interest rate swap agreements to reduce the impact of changes in interest rates on its floating rate debt under its revolving credit facility. The swap agreements are contracts to exchange variable-rate (weighted average rate for 1998 of 5.8%) for fixed-rate interest payments (weighted average rate for 1998 of 7.1%) without the exchange of the underlying notional amounts. The agreements mature at various dates through 2006.

    The notional amounts of the interest rate swap agreements are used to measure interest to be paid and do not represent the amount of exposure to credit loss. For interest rate instruments that effectively hedge interest rate exposures, the net cash amounts paid on the agreements are accrued and recognized as an adjustment to interest expense. If an agreement no longer qualifies as a hedge instrument, then it is marked to market and carried on the balance sheet at fair value. For the year ended December 31, 1998, the Company recognized a charge of $4.5 million for the market value decrease on the interest rate swap agreements not serving as a hedge. As of December 31, 1998, the notional amount of such contracts was $100 million.

    As of December 31, 1998 the Company had the following interest rate swap agreements in effect (notional amount in thousands):

NOTIONAL AMOUNT                                                                    STRIKE RATE     EXPIRATION DATE
--------------------------------------------------------------------------------  -------------  -------------------
$100,000........................................................................         6.45%     August 17, 1999
$150,000........................................................................         6.99%    October 17, 2003
$150,000........................................................................         7.05%    October 17, 2006

    FOREIGN EXCHANGE CONTRACTS: As part of the Company's investment strategy to diversify and obtain a higher rate of return on its investment portfolio, the Company has invested in certain fixed maturity securities denominated in foreign currencies. In order to mitigate the foreign currency risk, the Company has entered into two types of foreign currency derivative instruments. The first type of instrument is a forward exchange contract which is entered into to hedge the currency risk of a foreign currency investment transaction between the trade date and the settlement date. Gains and losses related to such instruments are recognized in the Company's income statement. For the year ended December 31, 1998, recognized a gain from such hedging activities of $0.5 million. No such hedging activity occurred during the years ended December 31, 1997 and 1996.

    The Company has also entered into foreign currency contracts for each of the fixed maturity securities owned as of December 31, 1998 to hedge asset positions denominated in other currencies. As of

                         WELLPOINT HEALTH NETWORKS INC.

16. HEDGING ACTIVITIES (CONTINUED)
December 31, 1998, the Company had the following foreign currency contracts in effect (notional amount in thousands of U. S. dollars):

                                                      NOTIONAL AMOUNT       SETTLEMENT DATE
                                                    --------------------  --------------------
CURRENCY                                               BUY       SELL        BUY       SELL
--------------------------------------------------  ---------  ---------  ---------  ---------
British pound.....................................             $   3,843             02/01/99
German mark.......................................  $   8,130  $  37,904  02/22/99   02/22/99
Danish kroner.....................................             $   7,932             02/19/99
French franc......................................  $     108  $  15,879  02/19/99   02/19/99

    The unrealized gains and losses from effective forward exchange contracts are reflected in other comprehensive income. As of December 31, 1998, the unrealized losses arising from the above forward exchange contracts amounted to $1.7 million. As of December 31, 1997, the Company had no such hedges outstanding. The unrealized gains and losses from ineffective foreign currency contracts are reflected in the Company's income statement. For the year ended December 31, 1998, the Company recognized a gain from such hedging activities of $2.7 million. No such hedging activity occurred during the years ended December 31, 1997 and 1996.

17. CONTINGENCIES

    From time to time, the Company and certain of its subsidiaries are parties to various legal proceedings, many of which involve claims for coverage encountered in the ordinary course of business. The Company, like HMOs and health insurers generally, excludes certain health care services from coverage under its HMO, PPO and other plans. The Company is, in its ordinary course of business, subject to the claims of its enrollees arising out of decisions to restrict treatment or reimbursement for certain services. The loss of even one such claim, if it results in a significant punitive damage award, could have a material adverse effect on the Company. In addition, the risk of potential liability under punitive damage theories may increase significantly the difficulty of obtaining reasonable settlements of coverage claims. However, the financial and operational impact that such evolving theories of recovery will have on the managed care industry generally, or the Company in particular, is at present unknown.

    Certain of such legal proceedings are or may be covered under insurance policies or indemnification agreements. Based upon information presently available, management of the Company believes that the final outcome of all such proceedings should not have a material adverse effect on the Company's results of operations, cash flows or financial condition.

18. NONRECURRING COSTS

    The Company recorded $14.5 million of nonrecurring costs for the year ended December 31, 1997, of which $8.0 million recorded in the second quarter of 1997 related primarily to the write-down related to the Company's dental practice management operations and discontinuance of the Company's medical practice management operations in Santa Barbara and San Luis Obispo. In addition, $6.5 million incurred in the first quarter of 1997 consisted of severance and retention payments associated with the GBO acquisition.

                         WELLPOINT HEALTH NETWORKS INC.

19. REGULATORY REQUIREMENTS

    Certain of the Company's regulated subsidiaries must comply with certain minimum capital or tangible net equity requirements in each of the states in which they operate. As of December 31, 1998, the Company and its regulated subsidiaries were in compliance with these requirements.

    The ability of the Company's licensed insurance company subsidiaries to pay dividends is limited by the department of insurance in their respective states of domicile. Generally, dividends in any 12-month period are limited to the greater of the prior year's statutory net income or 10% of statutory surplus. Larger dividends, classified as extraordinary, require a special request of the respective department of insurance. The maximum dividend payable in 1999 without prior approval by WellPoint's licensed insurance company subsidiaries is $74.9 million.

20. FISCAL INTERMEDIARY FUNCTION

    Under an agreement with the BCBSA, the Company has contracted to administer Part A of Title XVIII of the Social Security Act (Medicare) in certain regions or for certain health care providers. The agreement is renewable annually unless terminated by the parties involved. As fiscal intermediary under the agreement, the Company makes disbursements to providers for medical care from funds provided by the Federal Government and is reimbursed for these expenses incurred under the agreement. The Company disbursed approximately $8.5 billion, $8.4 billion and $4.6 billion and received administrative fees of approximately $34.3 million, $29.9 million and $16.4 million for the years ended December 31, 1998, 1997 and 1996, respectively. The reimbursement is treated as a direct recovery of general and administrative expenses.

21. BUSINESS SEGMENT INFORMATION

    The Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" in the fourth quarter of 1998.

    The Company has two reportable segments: the California business segment and the National business segment. The California and National business segments both provide a broad spectrum of network-based health plans, including health maintenance organizations, preferred provider organizations, point of service plans, other hybrid plans and traditional indemnity products to large and small employers, individuals and seniors.

    The accounting policies of the segments are the same as those described in the summary of significant accounting policies and are consistent with generally accepted accounting principles with the exception of the exclusion of allocated corporate overhead to the reportable segments.

    The Company's management identified its reportable segments based upon the following factors: (1) The Company's organizational structure contains Division Presidents that oversee each of these segments, (2) The Company's Chief Operating Decision Maker (Chief Executive Officer) reviews the results of operations for each of the following segments and holds each Division President accountable for results, and (3) A Division President's overall compensation is based upon the related segment's results.

                         WELLPOINT HEALTH NETWORKS INC.

21. BUSINESS SEGMENT INFORMATION (CONTINUED)
    The following tables present segment information for the California and National Divisions as of and for the years ended December 31, 1998, 1997 and 1996:

1998
                                                                            CORPORATE &
(IN THOUSANDS)                             CALIFORNIA       NATIONAL           OTHER            CONSOLIDATED
                                          -------------   -------------   ----------------   ------------------
Premium revenue.........................  $   4,832,704   $   1,102,108     $           --      $  5,934,812
Managment services revenue..............        113,204         293,020             27,736           433,960
                                          -------------   -------------   ----------------   ------------------
Total revenue from external customers...      4,945,908       1,395,128             27,736         6,368,772
Intercompany revenue....................         13,922              --            (13,922)               --
Investment income.......................         76,451          65,913            (32,786)          109,578
Interest expense........................             --          26,838                 65            26,903
Depreciation and amortization expense...         25,451          23,876              7,354            56,681
Income tax expense (benefit)............        209,481          15,531           (152,574)           72,438
Loss from discontinued operations.......        (83,410)           (942)            (3,916)          (88,268)
Segment net income (loss)...............        229,588          19,369            (17,677)          231,280
                                          -------------   -------------   ----------------   ------------------
                                          -------------   -------------   ----------------   ------------------
Segment assets..........................  $   1,663,343   $   1,563,318     $      999,173      $  4,225,834
                                          -------------   -------------   ----------------   ------------------
                                          -------------   -------------   ----------------   ------------------


1997
                                                                            CORPORATE &
(IN THOUSANDS)                             CALIFORNIA       NATIONAL           OTHER            CONSOLIDATED
                                          -------------   -------------   ----------------   ------------------
Premium revenue.........................  $   4,000,241   $   1,068,706     $           --      $  5,068,947
Managment services revenue..............         75,779         277,308             24,051           377,138
                                          -------------   -------------   ----------------   ------------------
Total revenue from external customers...      4,076,020       1,346,014             24,051         5,446,085
Intercompany revenue....................         39,510              --            (39,510)               --
Investment income.......................         70,259          59,254             66,640           196,153
Interest expense........................          1,099          34,322              1,237            36,658
Depreciation and amortization expense...         22,843          21,568              6,199            50,610
Income tax expense (benefit)............        181,918           4,918            (29,919)          156,917
Income (loss) on discontinued
  operations............................         (8,203)         (2,414)             8,589            (2,028)
Segment net income (loss)...............        255,969           8,485            (37,045)          227,409
                                          -------------   -------------   ----------------   ------------------
                                          -------------   -------------   ----------------   ------------------
Segment assets..........................  $   1,473,811   $   1,708,038     $    1,052,275      $  4,234,124
                                          -------------   -------------   ----------------   ------------------
                                          -------------   -------------   ----------------   ------------------

                         WELLPOINT HEALTH NETWORKS INC.

21. BUSINESS SEGMENT INFORMATION (CONTINUED)

1996
                                                                            CORPORATE &
(IN THOUSANDS)                             CALIFORNIA       NATIONAL           OTHER            CONSOLIDATED
                                          -------------   -------------   ----------------   ------------------
Premium revenue.........................  $   3,169,662   $     529,675     $           --      $  3,699,337
Managment services revenue..............         54,724          93,187                 --           147,911
                                          -------------   -------------   ----------------   ------------------
Total revenue from external customers...      3,224,386         622,862                 --         3,847,248
Intercompany revenue....................         16,894              --            (16,894)               --
Investment income.......................         66,322          24,251             33,011           123,584
Interest expense........................             --          19,407             17,221            36,628
Depreciation and amortization expense...         17,410           9,688              2,223            29,321
Income tax expense (benefit)............        168,437             908            (30,627)          138,718
Income (loss) on discontinued
  operations............................         (9,493)         (1,677)            14,654             3,484
Segment net income (loss)...............        191,803             499              9,700           202,002
                                          -------------   -------------   ----------------   ------------------
                                          -------------   -------------   ----------------   ------------------

    RECONCILIATIONS
    (IN THOUSANDS)

                                                                               DECEMBER 31,
                                                                        --------------------------
ASSETS (1)                                                                  1998          1997
----------------------------------------------------------------------  ------------  ------------
Total assets from reportable segments.................................  $  3,226,661  $  3,181,849
Corporate and other assets............................................       999,173       853,863
Goodwill not allocated to segments (corporate)........................            --       198,412
                                                                        ------------  ------------
  Consolidated total..................................................  $  4,225,834  $  4,234,124
                                                                        ------------  ------------
                                                                        ------------  ------------

------------------------

(1) Segment balance sheet data for 1996 is not presented as it is impracticable to do so.

22. COMPREHENSIVE INCOME

    The following summarizes comprehensive income reclassification adjustments included in the statements of changes in stockholders' equity:

                                                                                           DECEMBER 31,
                                                                                ----------------------------------
                                                                                   1998        1997        1996
                                                                                ----------  ----------  ----------
Holding gain (loss) on investment securities arising during the period (net of tax expense of $24,218, and tax benefit of $20,581, and $14,519,
  respectively)...............................................................  $   35,579  $  (30,236) $  (21,330)
Add: reclassification adjustment for realized gains (losses) on investment securities (net of tax benefit of $14,237, and tax expense of $23,942 and
  $6,478, respectively).......................................................     (20,916)     35,174       9,516
                                                                                ----------  ----------  ----------
Net gain recognized in other comprehensive income (net of tax expense of
  $9,981, $3,361, and a tax benefit of $8,041, respectively)..................  $   14,663  $    4,938  $  (11,814)
                                                                                ----------  ----------  ----------
                                                                                ----------  ----------  ----------

                         WELLPOINT HEALTH NETWORKS INC.

23. PENDING TRANSACTIONS

    On July 9, 1998, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with Cerulean Companies, Inc. ("Cerulean"). Upon completion of this transaction (the "Merger"), Cerulean will become a wholly owned subsidiary of WellPoint. Cerulean currently holds the exclusive license to use the Blue Cross and Blue Shield names and marks in the state of Georgia. Cerulean is the parent company of Blue Cross and Blue Shield of Georgia, Inc., which serves approximately 1.6 million members in the State of Georgia as of December 31, 1998. At the effective time of the Merger, the shareholders of Cerulean will receive WellPoint Common Stock with a market value of $500 million (subject to certain adjustments provided in the merger agreement). Certain shareholders of Cerulean will have the option to receive cash in lieu of WellPoint Common Stock in the Merger, subject to a maximum aggregate limit of $225 million. The transaction is intended to qualify as a tax-free reorganization for Cerulean shareholders that elect to receive WellPoint Common Stock.

                                                                         ANNEX I

                         WELLPOINT HEALTH NETWORKS INC.

                           1999 STOCK INCENTIVE PLAN

                                  ARTICLE ONE
                               GENERAL PROVISIONS

1.1 ELIGIBILITY

    This WellPoint Health Networks Inc. 1999 Stock Incentive Plan ("PLAN"), adopted effective May 11, 1999 ("EFFECTIVE DATE"), is intended to enable WellPoint Health Networks Inc. ("COMPANY") to offer options, restricted stock, performance shares, performance units, phantom stock and stock appreciation rights to the following eligible individuals ("ELIGIBLE INDIVIDUALS"): Key employees and officers and directors of the Company or of an affiliate ("AFFILIATE") linked to the Company by a 50% or greater chain of ownership or in which the Company has a significant ownership interest, directly or indirectly (as determined by the Committee, as defined below), and consultants and independent contractors providing services to the Company or an Affiliate. In addition to the aforementioned discretionary grants, this Plan provides for automatic stock and option grants to non-employee members of the Board of Directors of the Company ("BOARD").

    This Plan will serve as the successor to the Company's existing Stock Option/Award Plan and Employee Stock Option Plan ("PREDECESSOR PLANS"), and no further awards will be made under the Predecessor Plans from and after the adoption of this Plan by the Company's stockholders on the Effective Date. All outstanding awards under the Predecessor Plans on the Effective Date will be incorporated into this Plan and will accordingly be treated as outstanding awards under this Plan. However, each outstanding award so incorporated will continue to be governed solely by the express terms and conditions of the agreements evidencing such award, and no provision of this Plan shall be deemed to affect or otherwise modify the rights or obligations of the holders of such incorporated awards with respect to their acquisition of shares of the Company's Common Stock ("COMMON STOCK") thereunder.

1.2 ADMINISTRATION OF THE PLAN

A. COMMITTEE. The Plan will be administered by a committee or committees appointed by the Board and consisting of two or more members of the Board. The Board may delegate responsibility for administration of the Plan with respect to designated grant and award recipients to different committees, subject to such limitations as the Board deems appropriate. Members of a committee will serve for such term as the Board may determine, and may be removed by the Board at any time. The term "COMMITTEE," when used in this Plan, refers to the committee that has been delegated authority with respect to a matter.

    In determining the composition of any committee or subcommittee, the Board or committee, as the case may be, shall consider the desirability of compliance with the compositional requirements of (i) Rule 16b-3 of the Securities and Exchange Commission with respect to award holders who are subject to the trading restrictions of Section 16(b) of the Securities and Exchange Act of 1934 ("1934 ACT") with respect to securities of the Company and (ii) Section 162(m) of the Internal Revenue Code ("CODE"), but shall not be bound by such compliance.

B. AUTHORITY. Each Committee has full authority to administer the Plan within the scope of its delegated responsibilities, including authority to interpret and construe any relevant provision of the Plan, to adopt rules and regulations that it deems necessary, to determine which individuals are Eligible Individuals and which Eligible Individuals are to receive grants and/or awards under the Plan, to determine the amount and/or number of shares subject to such a grant or award, and to determine the terms of such a grant or award made under the Plan (which terms need not be identical). Decisions of a Committee made within the discretion delegated to it by the Board are final and binding on all persons.

1.3 STOCK SUBJECT TO THE PLAN

A. NUMBER OF SHARES. Shares of the Company's Common Stock available for issuance under the Plan will be drawn from the Company's authorized but unissued shares of Common Stock or from reacquired shares of Common Stock, including shares repurchased by the Company on the open market. Subject to adjustment in accordance with the terms of the Plan, the number of shares of Common Stock that may be issued under the Plan will not exceed 3,200,000 shares plus the number of shares of Common Stock remaining for issuance on the Effective Date under the Predecessor Plans (whether or not subject to outstanding awards under the Predecessor Plans) Not more than 1,000,000 shares subject to adjustment as provided in Paragraph 1.3.C., may be subject to awards for which the Company shall receive no consideration.

B. SHARE COUNTING. In determining whether the number of shares issued under the Plan exceeds the maximum number set forth in Paragraph 1.3.A., only the net number of shares actually issued under an award shall count against the limit. Thus, if any outstanding grant or award under the Plan (including awards under the Predecessor Plans) expires, is terminated, is cancelled or is forfeited for any reason after the Effective Date but before the full number of shares governed by the grant or award are issued, those remaining shares will not be charged against the limit in Paragraph 1.3.A. above and will be available for subsequent grants and awards under the Plan. Shares issued under the Plan (or the Predecessor Plans) and subsequently forfeited to or repurchased by the Company pursuant to its forfeiture and repurchase rights under the Plan (or the Predecessor Plans) after the Effective Date will be available for subsequent grants and awards under this Plan. If shares held by an awardholder are delivered to the Company, or are withheld from shares otherwise issuable under the award, in payment of all or a portion of the exercise price or tax withholding obligations under the award (including awards incorporated into this Plan from the Predecessor Plans), only the net number of shares issued by the Company (i.e., the gross number less the shares delivered or withheld) shall be counted toward the limit of Paragraph 1.3.A. Similarly, shares for which a cash payment is made in lieu of payment in stock will be available for subsequent grants and awards under this Plan. Any shares issued or grants settled by the Company pursuant to the assumption or substitution of outstanding grants or grant commitments from an acquired company or other entity (whether acquired through the acquisition of stock, assets or otherwise) shall not be counted against the limitations set forth in Paragraph 1.3.A.

    Similarly, any shares of Common Stock that are repurchased by the Company after May 11, 1999 (the "REPURCHASED SHARES") on the open market or in private transactions in which the Company, may be added to the aggregate number of shares available for issuance, so long as the aggregate price paid for the Repurchased Shares does not exceed the cumulative amount received in cash by the Company after May 11, 1999, for the exercise of options or issuance of awards granted under the Plan. In no event shall the number of additional shares issuable by reason of the adjustments described in the preceding sentence exceed 15,000,000 shares.

C. ADJUSTMENTS. If any change is made to the Common Stock issuable under the Plan by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without receipt of consideration, then appropriate adjustments will be made to (i) the maximum number and/or class of securities issuable under the Plan, (ii) the number and/or class of securities and, if applicable, price per share in effect under automatic option and stock grants to directors and each outstanding grant and award under the Plan, (iii) the maximum number of shares issuable to one individual pursuant to Paragraph 1.3.D., (iv) the maximum number of shares issuable without consideration pursuant to Paragraph 1.3.A. and (v) the maximum number of shares which may be added to the Plan upon repurchase pursuant to Paragraph 1.3.B. The purpose of these adjustments will be to preclude the enlargement or dilution of rights and benefits under the grants and awards.

D. INDIVIDUAL LIMIT. No Eligible Individual will receive options, restricted stock, performance shares, performance units, phantom stock, stock appreciation rights or any combination of each under this Plan for more than 1,000,000 shares (subject in each case to adjustment as provided in Paragraph 1.3.C.) plus 5,000,000 shares issuable under options granted pursuant to Paragraph 2.1.D. during any consecutive twelve-month period.

                                  ARTICLE TWO
                                    OPTIONS

2.1 TERMS AND CONDITIONS OF OPTIONS

A. TYPE AND TERM. The Committee has full authority to determine whether options are to be incentive stock options ("INCENTIVE OPTIONS") that satisfy the requirements of Section 422 of the Internal Revenue Code or non-qualified options not intended to satisfy those requirements ("NON-QUALIFIED OPTIONS"), the time or times at which grants become exercisable, the maximum term for which grants remain outstanding and the remaining terms of options, subject to the remaining provisions of the Plan.

B. PRICE. The option price per share will be fixed by the Committee; provided, however, that in no event will the option price per share (other than with respect to an option granted in lieu of other compensation pursuant to Paragraph 5.9) be less than 100% of the Fair Market Value of a share of Common Stock on the date of the grant.

C. EXERCISE AND PAYMENT. After any option granted under the Plan becomes exercisable, it may be exercised by notice to the Company, in such form as the Committee shall authorize, at any time before termination of the option. The option price will be payable in full in cash or check made payable to the Company; provided, however, that the Committee may, either at the time the option is granted or at any subsequent time, and subject to such limitations as it may determine, authorize payment of all or a portion of the option price in one or more of the following alternative forms:

        (1) a promissory note authorized pursuant to Paragraph 5.3;

        (2) in shares of Common Stock valued as of the Exercise Date (defined below) and held for the requisite period to avoid a charge to earnings; or

        (3) through a sale and remittance procedure under which the option holder delivers, in such form as the Committee shall authorize, an exercise notice and irrevocable instructions to a broker to promptly deliver to the Company the amount of sale proceeds to pay the option price.

    For purposes of Subparagraph (2) immediately above, the "EXERCISE DATE" is the date on which notice, in such form as the Committee shall authorize, of the exercise of the option is delivered to the Company. In all other cases, the Exercise Date is the date on which notice and actual payment is received by the Company.

D. An option may provide, to the extent subject to such terms as the Committee authorizes, that upon the exercise of the option, the holder will automatically be granted a new option covering that number of shares equal to (i) the number of shares delivered to the Company by the holder, or withheld from shares otherwise issuable to the holder upon exercise, in payment of the exercise price of the option or the tax withholding obligations attributable thereto and\or (ii) that number of shares with a then Fair Market Value equal to the amount of the withholding obligations paid in cash by the holder.

E. STOCKHOLDER RIGHTS. An option holder will have no stockholder rights with respect to any shares covered by an option before the Exercise Date of the option, as defined in the immediately preceding Paragraph.

F. SEPARATION FROM SERVICE. The Committee will determine and set forth in each option whether the option will continue to be exercisable, and the terms of such exercise, on and after the date that an optionee ceases to be employed by or to provide services to the Company or an Affiliate. The date of termination of an optionee's employment or services will be determined by the Committee, which determination will be final.

G. INCENTIVE OPTIONS. Options granted under the Plan that are intended to be Incentive Options will be subject to the following additional terms:

        (1) DOLLAR LIMIT. To the extent that the aggregate fair market value (determined as of the respective date or dates of grant) of shares with respect to which options that would otherwise be Incentive Options are exercisable for the first time by any individual during any calendar year under the Plan (or any other plan of the Company, a parent or subsidiary corporation or predecessor thereof) exceeds the sum of $100,000 (or a greater amount permitted under the Internal Revenue Code), whether by reason of acceleration or otherwise, those options will not be treated as Incentive Options. In making this determination, options will be taken into account in the order in which they were granted.

        (2) 10% STOCKHOLDER. If any employee to whom an Incentive Option is to be granted is, on the date of grant, the owner of stock (determined using the attribution rules of Section 424(d) of the Internal Revenue Code) possessing more than 10% of the total combined voting power of all classes of stock of his or her employer corporation or of its parent or subsidiary ("10% STOCKHOLDER"), then the following special provisions will apply to the option granted to that individual:

            (i) The option price per share of the stock subject to that Incentive Option will not be less than 110% of the Fair Market Value of the option shares on the date of grant; and

            (ii) The option will not have a term in excess of 5 years from the date of grant.

        (3) TERM. In no event will an Incentive Option be exercisable after the expiration of ten (10) years from the date of grant of such option.

        (4) EMPLOYEES. Incentive Options may only be granted to employees of the Company or of a parent or subsidiary.

        (5) PARENT AND SUBSIDIARY. For purposes of this Paragraph, "parent" and "subsidiary" will have the meaning attributed to those terms, as they are used in Section 422(b) of the Internal Revenue Code.

H. TRANSFERABILITY. During the lifetime of the optionee, options will be exercisable only by the optionee and will not be assignable or transferable by the optionee otherwise than by will or by the laws of descent and distribution following the optionee's death. However, if and to the extent that the Committee so authorizes at the time an award is granted or amended, an option or other award may, in connection with a gift or a domestic relations order, be assigned in whole or in part during the grantee's lifetime to one or more members of the grantee's family or to a trust, foundation or other entity in which one or more such family members has more than fifty percent (50%) of the beneficial interest. Rights under the assigned portion may only be exercised by the person or persons who acquire a proprietary interest in the award pursuant to the assignment. The terms applicable to the assigned portion shall be the same as those in effect for the award immediately prior to such assignment and shall be set forth in such documents issued to the assignee as the Committee may deem appropriate.

2.2 REPURCHASE RIGHTS

    The Committee may in its discretion determine that it shall be a term and condition of one or more options exercised under the Plan that the Company or its assigns will have the right, exercisable upon the optionee's separation from service with the Company and/or its Affiliates, to repurchase any or all of the shares of Common Stock previously acquired by the optionee upon the exercise of that option. Any such repurchase right will be exercisable on such terms and conditions (including the establishment of the appropriate vesting schedule and other provisions for the expiration of the repurchase right in one or more installments) as the Committee may specify in the instrument evidencing the right. The Committee will also have full power and authority to provide for the automatic termination of repurchase rights, in whole or in part, thereby accelerating the vesting of any or all of the purchased shares.

                                 ARTICLE THREE
               RESTRICTED STOCK, PERFORMANCE SHARES, PERFORMANCE
               UNITS, PHANTOM STOCK AND STOCK APPRECIATION RIGHTS

3.1 RESTRICTED STOCK

    Restricted stock granted under the Plan consists of shares of Common Stock (together with cash dividend equivalents if so determined by the Committee), the retention and transfer of which is subject to such terms, conditions and restrictions (whether based on performance standards or periods of service or otherwise and including repurchase and/or forfeiture rights in favor of the Company) as the Committee shall determine. The terms, conditions and restrictions to which restricted stock is subject will be evidenced by such instruments as the Committee may from time to time approve and may vary from grant to grant. The Committee has the absolute discretion to determine whether any consideration (other than the services of the potential award holder) is to be received by the Company or its Affiliates as a condition precedent to the issuance of restricted stock.

3.2 PERFORMANCE SHARES

    Performance shares granted under the Plan consist of the right, subject to such terms, conditions and restrictions as the Committee may determine (including, but not limited to continued employment and/or performance standards), to receive a share of Common Stock. Performance shares will be evidenced by such instruments as the Committee may from time to time approve. The Committee has the absolute discretion to determine whether any consideration (other than the services of the potential award holder) is to be received by the Company or its Affiliates as a condition precedent to the issuance of shares pursuant to performance shares. The terms, conditions and restrictions to which performance shares are subject may vary from grant to grant.

3.3 PHANTOM STOCK

    Phantom stock granted under the Plan consists of the right to receive an amount in cash equal to the Fair Market Value of one share of Common Stock on the date of valuation of the phantom stock (together with cash dividend equivalents if so determined by the Committee) less such amount, if any, as the Committee shall specify. Phantom stock will be evidenced by such instruments as the Committee may from time to time approve. The date of valuation and payment of cash under phantom stock and the conditions, if any, to which such payment will be subject (whether based on performance standards or periods of service or otherwise) will be determined by the Committee.

3.4 PERFORMANCE UNITS

    Performance units granted under the Plan consist of the right to receive cash, subject to such terms, conditions and restrictions (including, but not limited to performance standards) as the Committee may determine. Performance units will be evidenced by such instruments as the Committee may from time to time approve. The terms, conditions and restrictions to which performance units are subject may vary from grant to grant.

3.5 CASH PAYMENTS

    The Committee may provide award holders with an election, or require a holder, to receive a portion of the total value of the Common Stock subject to restricted stock or performance shares in the form of a cash payment, subject to such terms, conditions and restrictions as the Committee may specify.

3.6 STOCK APPRECIATION RIGHTS

    The Committee may provide option holders, upon such terms and conditions as the Committee may establish at the time of an option grant or at any time thereafter, the right to surrender all or part of an unexercised option in exchange for a distribution equal in amount to the difference between (i) the Fair Market Value (at the date of surrender) of the shares for which the surrendered option or portion thereof is at the time exercisable and (ii) the aggregate option price payable for such shares. The distribution to which an option holder becomes entitled under this Paragraph 3.6 may be made in shares of Common Stock or restricted stock, valued at Fair Market Value at the date of surrender, in cash, or partly in shares and partly in cash, as the Committee, in its sole discretion, deems appropriate.

                                  ARTICLE FOUR
                   AUTOMATIC GRANTS TO NON-EMPLOYEE DIRECTORS

4.1 AUTOMATIC STOCK GRANTS

    On June 30, 1999 and each date thereafter on which annual grants are made to officers of the Company subject to the short-swing profit liabilities of Section 16 of the 1934 Act ("AUTOMATIC GRANT DATE"), each individual who is then serving as a non-employee member of the Board ("ELIGIBLE INDEPENDENT DIRECTOR") and has so served for at least six full calendar months will, in consideration of his or her past services, automatically be granted 800 shares of Common Stock ("AUTOMATIC STOCK GRANTS"), subject to adjustment under Paragraph 1.3.C. of this Plan.

4.2 AUTOMATIC STOCK OPTION GRANTS

A.  GRANT DATES.  Option grants shall be made on the dates specified below:

        (1) On June 30, 1999, each individual then serving as an Eligible Independent Director will receive an option to purchase 8000 shares of Common Stock (an "AUTOMATIC OPTION"), subject to adjustment under Paragraph 1.3.C. of this Plan.

        (2) Each individual who is first elected or appointed as an Eligible Independent Director at any time after June 30, 1999 will receive, on the date of such initial election or appointment, an Automatic Option to purchase 8000 shares of Common Stock, subject to adjustment under Paragraph 1.3.C. of this Plan.

        (3) On each Automatic Grant Date after June 30, 1999, each individual who then serves as an Eligible Independent Director will receive an Automatic Option to purchase 2000 shares of Common Stock, subject to adjustment under Paragraph 1.3.C. of this Plan. There shall be no limit on the number of such 2000-share Automatic Option Grants any one Eligible Independent Director may receive over his or her period of Board service.

B. TERMS AND CONDITIONS. The terms and conditions applicable to each Automatic Option will be as follows:

        (1) PRICE. The option price per share will be equal to one hundred percent (100%) of the Fair Market Value of one share of Common Stock on the date of grant.

        (2) TERMS. Each Automatic Option will have a term of ten (10) years, measured from the date of grant.

        (3) EXERCISE OF OPTIONS. Each initial 8000-share Automatic Option will be immediately exercisable with respect to 2000 shares and shall become exercisable with respect to 2000 additional shares on each of the first three anniversaries of the date of grant (unless sooner exercisable pursuant to the terms hereof). Each annual 2000-share Automatic Option will become exercisable upon the optionee's completion of three (3) consecutive years of Board service measured from the date of grant.

        (4) PAYMENT. Upon exercise of the Automatic Option, the option price for the purchased shares will become payable immediately in cash or in shares of Common Stock that the optionee has held for at least six (6) months. Payment may also be made through a sale and remittance procedure under which the option holder delivers, in such form as the Committee shall authorize, an exercise notice and irrevocable instructions to a broker to promptly deliver to the Company the amount of sale proceeds to pay the option price. To the extent that the exercise price of an Automatic Option (or any tax obligations attributable thereto) is paid in shares of Common Stock (whether delivered to the Company by the holder or withheld from shares otherwise issuable upon exercise), the holder will automatically be granted a new Automatic Option covering the number of shares so delivered or withheld; the terms of the new Automatic Option shall be the same as the Automatic Option so exercised, except that the per share exercise price of the new Automatic Option shall be the fair market value of one share of Common Stock on the date of grant of the new Automatic Option and the term of the New Automatic Option shall be equal to the remaining term of the Automatic Option so exercised.

        (5) CESSATION. In the event the optionee ceases to provide services to the Company or its subsidiaries as a director, an employee, a consultant or an independent contractor, for any reason other than death or disability or the retirement of the optionee from the Board, the Automatic Option may be exercised for the number of shares for which the Automatic Option is exercisable at the time of the optionee's cessation of Board service, within the term of the Automatic Option, for a period of twelve (12) months after the date of such cessation. In the event the optionee ceases to provide services to the Company or its subsidiaries as a director, an employee, a consultant or an independent contractor by reason of the optionee's death or disability or retirement from the Board, the Automatic Option may be exercised for any or all of the shares at the time subject to the Automatic Option as fully-vested shares of Common Stock, within the term of the Automatic Option. For purposes of the Automatic Option, "retirement" shall mean the optionee ceasing to serve as a director of the Company, for any reason other than the optionee's removal for cause, after having served as a director of the Company for an aggregate of at least five (5) full years. In the case of death, the Automatic Option may be exercised within such period by the estate or heirs of the optionee.

        (6)  SPECIAL ACCELERATION AND TERMINATION OF OPTION.

           (a) CORPORATE TRANSACTION. In the event of the disposition of all or substantially all of the assets or outstanding capital stock of the issuer of Common Stock by means of a sale, merger, reorganization or liquidation (each, a "CORPORATE TRANSACTION"), the Automatic Option shall, immediately prior to the effective date of such Corporate Transaction, become immediately exercisable with respect to all of the shares at the time subject to the Automatic Option. However, if such Corporate Transaction does not also constitute a Change in Control (as defined below), an outstanding Automatic Option shall not so accelerate if and to the extent that such Automatic Option is assumed or replaced by a comparable option pursuant to a written agreement by the successor corporation or parent or subsidiary thereof. Each such Automatic Option shall terminate upon consummation of the Corporate Transaction, except to the extent assumed or replaced. Each Automatic Option which is assumed in connection with a Corporate Transaction, shall be appropriately adjusted to apply to the number and class of securities which would have been issuable to the optionee in consummation of such Change in Control had the Automatic Option been exercised immediately prior to such Corporate Transaction. Appropriate adjustments shall also be made to the exercise price payable per share, provided the aggregate exercise price shall remain the same.

           (b) CHANGE IN CONTROL. Each Automatic Option shall become immediately exercisable with respect to all of the shares at the time subject to the Automatic Option upon a Change in Control.

    For purposes of the Automatic Options issued under this Plan, a "CHANGE IN CONTROL" shall mean one or more of the following:

        (i) The acquisition, directly or indirectly by any person or related group of persons (as such term is used in Sections 13(d) and 14(d) of the 1934 Act), but other than the Company or a person that directly or indirectly controls, is controlled by, or is under, control with the Company, of beneficial ownership (as defined in Rule 13d-3 of the 1934 Act) of securities of the Company that result in such person or related group of persons beneficially owning securities representing 40% or more of the combined voting power of the Company's then-outstanding securities; provided that this provision shall not apply to an acquisition by the California HealthCare Foundation that either:

            (I) Is on or before May 20, 1996, or

           (II) Is both (X) after May 20, 1996 but before the first day thereafter, if any, that the California Healthcare Foundation's beneficial ownership is less than 35% and (Y) involves securities representing less than 50% (or, if lower, the lowest percentage of beneficial ownership by the California HealthCare Foundation on or after May 20, 1996 plus 10%) of the combined voting power of the Company's then-outstanding securities;

        (ii) A merger or consolidation to which the Company is a party, if (I) the beneficial owners of the Company's securities immediately before the transaction, do not, immediately after the transaction, have beneficial ownership of securities of the surviving entity or parent thereof representing at least 50% of the combined voting power of the then-outstanding securities of the surviving entity or parent, and (II) the directors of the Company immediately prior to consummation of the transaction do not constitute at least a majority of the board of directors of the surviving entity or parent upon consummation of the transaction;

       (iii) A change in the composition of the Board over a period of thirty-six (36) consecutive months or less such that a majority of the Board members ceases by reason of one or more contested elections for Board membership, to be comprised of individuals who either (I) have been Board members since the beginning of such period or (II) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (I) who were still in office at the time the Board approved such election or nomination; or

        (iv) The sale, transfer or other disposition of all or substantially all of the Company's assets in complete liquidation or dissolution of the Company unless (I) the beneficial owners of the Company's securities immediately before the transaction have, immediately after the transaction , beneficial ownership of securities representing at least 50% of the combined voting power of the then-outstanding securities of the entity acquiring the Company's assets, and (II) the directors of the Company immediately prior to consummation of the transaction constitute a majority of the board of directors of the entity acquiring the Company's assets upon consummation of the transaction.

4.3 NO DISCRETION; EFFECT ON OTHER AWARDS

    No person will have any discretion to select which Eligible Independent Directors will be granted automatic awards under this Article Four or to determine the number of shares of Common Stock subject thereto. However, nothing in this Plan will be construed to prevent an Eligible Independent Director from either declining to receive an award under this
Article 4 or to receive a discretionary award under the Plan or any other compensatory plan or arrangement. This Article 4 and the terms of awards granted thereunder may be amended at any time by action of the Board of Directors, subject only to the limitations of Paragraph 5.1

                                  ARTICLE FIVE
                                 MISCELLANEOUS

5.1 AMENDMENT

A. BOARD ACTION. The Board may amend, suspend or discontinue the Plan in whole or in part at any time; provided, however, that (1) except to the extent necessary to qualify as Incentive Options any or all options granted under the Plan that are intended to so qualify, such action shall not adversely affect a holder's rights and obligations with respect to grants and awards at the time outstanding under the Plan and (2) certain amendments may, as determined by the Board in its sole discretion, require stockholder approval pursuant to applicable laws or regulations.

B. MODIFICATION OF GRANTS AND AWARDS. The Committee has full power and authority to modify or waive any or all of the terms, conditions or restrictions applicable to any outstanding grant or award under the Plan, to the extent not inconsistent with the Plan; provided, however, that no such modification or waiver shall, without the consent of the holder of the grant or award, adversely affect the holder's rights thereunder; and provided, further, subject to the provisions of Paragraph 1.3.C hereof, the Committee shall have no authority to reprice outstanding options, whether through amendment, cancellation or replacement grants.

C. OTHER PROGRAMS. Nothing in this Plan shall prevent the Company from adopting any other compensation program, including programs involving equity compensation, for employees, directors or consultants. The adoption or amendment of any such program shall not be considered an amendment to this Plan.

5.2 TAX WITHHOLDING

A. OBLIGATION. The Company's obligation to deliver shares or cash upon the exercise of grants and awards under the Plan is subject to the satisfaction of all applicable Federal, state and local income and employment tax withholding requirements.

B. STOCK WITHHOLDING. The Committee may require or permit, in its discretion and upon such terms and conditions as it may deem appropriate (including the applicable safe-harbor provisions of SEC Rule 16b-3) any or all holders of outstanding grants or awards under the Plan to elect to have the Company withhold, from the shares of Common Stock otherwise issuable pursuant to such grant or award, one or more of such shares with an aggregate Fair Market Value equal to the Federal, State and local employment and income taxes ("TAXES") incurred in connection with the acquisition of such shares. Holders of grants or awards under the Plan may also be granted the right to deliver previously acquired shares of Common Stock held for the requisite period to avoid a charge to earnings in satisfaction of such Taxes. The withheld or delivered shares will be valued at Fair Market Value on the applicable determination date for such Taxes.

5.3 FINANCING

    In order to assist an award holder (including an employee who is an officer or director of the Company) in the acquisition of shares of Common Stock pursuant to an award granted under the Plan, the Committee may authorize, at either the time of the grant of an award or the time of the acquisition of Common Stock pursuant to the award (i) the extension of a loan to the award holder by the Company, (ii) the payment by the award holder of the purchase price, if any, of the Common Stock in installments or (iii) the guarantee by the Company of a loan obtained by the award holder from a third party. The terms of any loans, guarantees or installment payments, including the interest rate and terms of repayment, will be subject to the discretion of the Committee. Loans, installment payments and guarantees may be granted without security, the maximum credit available being the purchase price, if any, of the Common Stock acquired plus the maximum Federal and state income and employment tax liability that may be incurred in connection with the acquisition.

5.4 VALUATION

    For all purposes under this Plan, the fair market value per share of Common Stock on any relevant date under the Plan ("FAIR MARKET VALUE") will be determined as follows:

        (1) NATIONAL EXCHANGE. If the Common Stock is at the time listed or admitted to trading on any national stock exchange, then the Fair Market Value will be the closing selling price per share of Common Stock on the day before the date in question on the stock exchange determined by the Committee to be the primary market for the Common Stock, as such price is officially quoted in the composite tape of transactions on such exchange. If there is no reported sale of Common Stock on such exchange on the day before the date in question, then the Fair Market Value will be the closing selling price on the exchange on the last preceding date for which such quotation exists.

        (2) NASDAQ. If the Common Stock is not at the time listed or admitted to trading on any national stock exchange but is traded in the over-the-counter market, the fair market value will be the mean between the highest bid and lowest asked prices (or, if such information is available, the closing selling price) per share of Common Stock on the date in question in the over-the-counter market, as such prices are reported by the National Association of Securities Dealers through its NASDAQ system or any successor system. If there are no reported bid and asked prices (or closing selling price) for the Common Stock on the date in question, then the mean between the highest bid price and lowest asked price (or the closing selling price) on the last preceding date for which such quotations exist will be determinative of Fair Market Value.

        (3) COMMITTEE. Notwithstanding the foregoing, if the Committee determines that, as a result of circumstances existing on any date, the use of the above rules is not a reasonable method of determining Fair Market Value on that date or if Common Stock is not at the time listed or admitted to trading as outlined above, the Committee may use such other method as, in its judgment, is reasonable.

5.5 EFFECTIVE DATE AND TERM OF PLAN

A.  EFFECTIVE DATE.  This Plan became effective on the Effective Date.

B. TERM. No options or other awards may be granted under the Plan after May 10, 2009 ("TERMINATION DATE"), the date ten years following approval of the Plan by the shareholders of the Company. Subject to this limit, the Committee may make grants and awards under the Plan at any time after the Effective Date of the Plan and before the Termination Date.

C.  APPROVALS.  The Plan was approved by shareholders on May 11, 1999.

5.6 USE OF PROCEEDS

    Any cash proceeds received by the Company from the sale of shares pursuant to grants and awards under the Plan will be used for general corporate purposes.

5.7 NO EMPLOYMENT/SERVICE RIGHTS

    Neither the establishment of this Plan, nor any action taken under the terms of this Plan, nor any provision of this Plan will be construed to grant any individual the right to remain in the employ or service of the Company (or any subsidiary or parent of the Company) for any period of specific duration, and the Company (or any subsidiary or parent of the Company retaining the services of such individual) may terminate such individual's employment or service at any time and for any reason, with or without cause. Nothing contained in this Plan or in any grant or award under this Plan will affect any contractual rights of an employee or other service provider pursuant to a written employment or service agreement executed by both parties.

5.8 DEFERRAL OF AWARDS

    The Committee may, subject to such terms as it shall determine, permit the holder of an award under the Plan to elect to defer receipt of shares or cash otherwise payable under the award.

5.9 ELECTIVE AND TANDEM AWARDS

    The Committee may award stock options, restricted stock, performance shares, phantom stock, performance units and stock appreciation rights independently of other compensation or in lieu of other compensation whether at the election of the potential award holder or otherwise. The number of shares subject to options or shares of restricted stock, phantom stock, performance shares, performance units or stock appreciation rights to be awarded in lieu of other compensation will be determined by the Committee in its sole discretion and need not be equal to the foregone compensation in Fair Market Value. In addition, stock options, restricted stock, performance shares, phantom stock, performance units and stock appreciation rights may be awarded in tandem, so that a portion of that award becomes payable or becomes free of restrictions only if and to the extent that the tandem award is not exercised or is forfeited, subject to such terms and conditions as the Committee may specify.

5.10 CORPORATE TRANSACTIONS

    The Committee may determine and set forth in each award, either at the time of grant or by amendment thereafter, the effect, if any, that any sale of stock or assets, merger, combination, spinoff, reorganization, or liquidation of the Company will have upon the term, exercisability and/or vesting of outstanding awards, provided that any awards that are continued, assumed or replaced with comparable awards in connection with any transaction will be adjusted as provided in Paragraph 1.3.C. The grant of awards under this Plan will in no way affect the right of the issuer of Common Stock to adjust, reclassify, reorganize, or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

                                                                        ANNEX II

                         WELLPOINT HEALTH NETWORKS INC.

                  1999 EXECUTIVE OFFICER ANNUAL INCENTIVE PLAN

1. PURPOSE

    The purpose of the 1999 WellPoint Health Networks Inc. Executive Officer Annual Incentive Plan (the "Plan") is to motivate and reward for performance with tax deductible payments certain executive officers of WellPoint Health Networks Inc. (the "Company") who may be subject to Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").

2. EFFECTIVE DATE

    The Plan shall be effective for the Company's 2000 fiscal year and for each of the subsequent four fiscal years, unless earlier terminated by the Board of Directors (the "Board"), provided that the Plan is approved by the Company's stockholders at the Company's 1999 Annual Meeting of Stockholders.

3. PARTICIPANTS

    The individuals who may receive payments under the Plan based on performance for any fiscal year while the Plan is in effect shall be those officers of the Company who are selected for participation by the committee described in Section 4 from among the following officers: the Company's chief executive officer and any other officers subject to the short-swing profit restrictions of Section 16(b) of the Securities Exchange Act of 1934, other than an officer who is designated as such solely by reason of his or her position as Controller. The selection of participants for any fiscal year shall be made within the first ninety (90) days of such fiscal year (or, in the case of a short fiscal year within the first one-quarter of such fiscal year).

4. COMMITTEE ADMINISTRATION

    The Plan shall be administered by a committee consisting of at least two non-employee directors, each of whom satisfies the requirements for an "outside director" as that term is defined under Code Section 162(m). The Committee shall have the sole authority and discretion to administer and interpret the Plan in good faith to satisfy the requirements for tax deductibility of payments in accordance with Section 162(m). Such authority includes selection of participants and the performance criterion or criteria for any applicable fiscal year pursuant to Section 5 and the determination of the amount, if any, payable to each participant in accordance with the terms of this Plan. Decisions of the Committee shall be final, conclusive and binding on all parties including the Company, its stockholders and participants, and their beneficiaries and heirs.

5. PERFORMANCE CRITERIA

    Within the first ninety (90) days of each fiscal year (or, in the case of a short fiscal year within the first one-quarter of such fiscal year), the Committee shall select the performance criterion or criteria for any individual position for such fiscal year and the formula or formulas for determining the amount of payment that the Committee may award for performance during such year. The performance criteria which the Committee may use are: operating profits (including EBITDA), net profits, earnings per share, profit returns and margins, revenues, stockholder return and/or value (including economic value added or stockholder value added), stock price and working capital. Performance criteria may be measured solely on a corporate, subsidiary or business unit basis, or a combination thereof. Further, performance criteria may reflect absolute entity performance or a relative comparison of entity performance to the performance of a peer group of entities or other external measure of the selected performance criteria. Profit, earnings and revenues used for any performance criteria measurements shall exclude: gains or losses on operating asset sales or dispositions; asset write-downs; litigation or claim judgments or settlements; accruals for historic environmental obligations; effect of changes in tax law or rate on deferred tax liabilities; accruals for reorganization and restructuring programs; uninsured catastrophic property losses; the cumulative effect of changes in accounting principles; and any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management's discussion and analysis of financial performance appearing in the Company's Annual Report on Form 10-K or annual report to stockholders for the applicable year.

6. PERFORMANCE GOALS

    Prior to the end of the first quarter of each fiscal year during which the Plan is in effect, the Committee shall establish in writing the performance goals, based on one or more of the performance criteria set forth in Section 5, and payment schedules or formulas tied to such goals for the individuals described in Section 3.

7. PAYMENTS

    The Committee must certify in writing the attainment of the applicable performance goals before making any payments for the applicable performance year. The Committee, at its sole discretion, may reduce the amount of payment below that determined using the applicable payment schedule(s) or formula(s) for a given participant. No participant may receive an aggregate payment for performance relating to any consecutive three fiscal year period in excess of $5,000,000. Payments may be made in cash, shares of common stock of the Company or a combination.

8. PAYMENT DEFERRALS

    The Committee may mandate and/or provide for the deferral of all or a portion of any payment earned under the Plan. Deferred payment accounts may be denominated in cash amounts with the crediting of interest; phantom mutual fund accounts; or Company common stock unit accounts, provided that any crediting of interest or dividend equivalents shall not be permitted if it would cause the eventual payment to be nondeductible under Code Section 162(m) as determined in good faith by the Committee at the time of such crediting.

9. PLAN AMENDMENT

    The Board may amend or otherwise modify the Plan from time to time as it deems appropriate to serve the Plan's purposes. However, the Board shall not amend the Plan, without the appropriate approval of stockholders of the Company, if such amendment would otherwise result in payments not qualifying for deductibility under Code Section 162(m) as determined by the Board in good faith.

10. OTHER INCENTIVE PLANS

    The Board may provide that persons specified in Section 3 may participate in and receive payments under other incentive compensation plans, programs and arrangements maintained by the Company as it deems appropriate and necessary.

11. GOVERNING LAW

    The validity, construction and effect of the Plan and any agreements or other instruments issued under it shall be determined in accordance with the laws of the state of California without reference to the principles of conflict of laws.

                                      II-2
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PROXY/VOTING INSTRUCTION CARD

                         WELLPOINT HEALTH NETWORKS INC.
                         ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY/VOTING INSTRUCTION CARD IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     Leonard D. Schaeffer and Thomas C. Geiser, or either of them, are hereby constituted and appointed as lawful attorneys and proxies of the undersigned, each with full power of substitution to vote and act as proxy with respect to all shares of Common Stock of WellPoint Health Networks Inc. ("WellPoint") standing in the name of the undersigned on the books of WellPoint at the close of business on March 19, 1999, at the Annual Meeting of Stockholders to be held at 10:00 A.M. on May 11, 1999, at the Hyatt Westlake Plaza, 880 South Westlake Boulevard, Westlake Village, CA 91361, or at any adjournment or postponement thereof (1) as hereinafter specified upon the proposals listed below and as more particularly described in WellPoint's Proxy Statement, receipt of which is hereby acknowledged, and (2) in their discretion upon such other matters as may properly come before the meeting.

     The powers hereby granted may be exercised by both of said attorneys or proxies or their substitutes present and acting at the Annual Meeting of Stockholders or any adjournment or postponement thereof or, if only one be present and acting, then by that one. The undersigned hereby revokes any and all proxies heretofore given by the undersigned to vote at said meeting.

     THIS PROXY/VOTING INSTRUCTION CARD WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREBY BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY/VOTING INSTRUCTION CARD WILL BE VOTED FOR THE NOMINEES LISTED ON THE REVERSE, FOR PROPOSAL 2, PROPOSAL 3 AND PROPOSAL 4. IF YOU HAVE A BENEFICIAL INTEREST IN SHARES HELD BY ANY WELLPOINT BENEFIT PLAN, SUCH AS THE WELLPOINT 401(K) RETIREMENT SAVINGS PLAN OR THE WELLPOINT COMPREHENSIVE EXECUTIVE NON-QUALIFIED RETIREMENT PLAN, AND IF YOU DO NOT SIGN AND RETURN THIS CARD OR ATTEND THE MEETING AND VOTE BY BALLOT, SUCH SHARES WILL BE VOTED IN ACCORDANCE WITH THE DIRECTION OF THE APPLICABLE PLAN'S TRUSTEE.

                 (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

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                          ^  FOLD AND DETACH HERE  ^

                               ADMISSION TICKET


                        WELLPOINT HEALTH NETWORKS INC.
                     1999 ANNUAL MEETING OF STOCKHOLDERS

                            TUESDAY, MAY 11, 1999
                                  10:00 A.M.


                             HYATT WESTLAKE PLAZA
                          880 SOUTH WESTLAKE BOULEVARD
                           WESTLAKE VILLAGE, CA 91361



PLEASE ADMIT                                                    NON-TRANSFERABLE


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A VOTE FOR THE FOLLOWING PROPOSALS IS RECOMMENDED BY THE BOARD OF DIRECTORS:                                   Please mark
                                                                                                               vote in the
                                                                                                                following   /X/
                                                                                                               manner using
                                                                                                              dark ink only

                                             FOR all         WITHHOLD
                                         nominees listed     AUTHORITY
                                            (except as      to vote for
                                         indicated below)  all nominees
                                                           listed below
1. Election of the three (3) Class III        / /               / /      2. Approve the Company's 1999 Stock     FOR AGAINST ABSTAIN
   directors proposed in the accompanying                                   Incentive Plan.                      / /   / /     / /
   Proxy Statement to serve until the
   2002 Annual Meeting.

                                                                         3. Approve the Company's 1999 Executive FOR AGAINST ABSTAIN
   Nominees: Leonard D. Schaeffer, W. Toliver Besson, Julie A. Hill         Officer Annual Incentive Plan.       / /   / /     / /



   (INSTRUCTION: TO WITHHOLD AUTHORITY TO                                4. Ratification of the appointment of   FOR AGAINST ABSTAIN
   VOTE FOR ANY INDIVIDUAL, CROSS HIS OR HER NAME OUT ABOVE.)               PricewaterhouseCoopers LLP as the    / /   / /     / /
                                                                            Company's independent public
                                                                            accountants for the fiscal year
                                                                            ending December 31, 1999.









     Signature(s) ____________________________________________________________________________    Dated _________________, 1999

SIGN EXACTLY AS YOUR NAME(S) APPEARS ON YOUR STOCK CERTIFICATE. IF SHARES OF STOCK STAND OF RECORD IN THE NAMES OF TWO OR MORE
PERSONS, OR IN THE NAME OF HUSBAND AND WIFE, WHETHER AS JOINT TENANTS OR OTHERWISE, BOTH OR ALL OF SUCH PERSONS SHOULD SIGN THE
PROXY. IF SHARES OF STOCK ARE HELD OF RECORD BY A CORPORATION, THE PROXY SHOULD BE EXECUTED BY THE PRESIDENT OR VICE PRESIDENT
AND THE SECRETARY OR ASSISTANT SECRETARY, AND THE CORPORATE SEAL SHOULD BE AFFIXED THERETO. EXECUTORS OR ADMINISTRATORS OR OTHER
FIDUCIARIES WHO EXECUTE TO ABOVE PROXY FOR A DECEASED SHAREHOLDER SHOULD GIVE THEIR FULL TITLE. PLEASE DATE THE PROXY .

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